Exhibit 4.9

EXECUTION VERSION

BUSINESS COMBINATION AGREEMENT

by and among

VEON AMSTERDAM B.V.,
VEON HOLDINGS B.V.,

KYIVSTAR GROUP LTD.
VARNA MERGER SUB CORP.,
and

COHEN CIRCLE ACQUISITION CORP. I

dated as of March 18, 2025

1.1.    Defined Terms    4
ARTICLE II
THE SALE AND THE MERGER
2.1.    Sale    23
2.2.    Merger    23
2.3.    Closing; Effective Times    23
2.4.    Effect of Merger    24
2.5.    Governing Documents    24
2.6.    Directors and Officers    24
ARTICLE III
CLOSING TRANSACTIONS
3.1.    Sale    24
3.2.    Merger    25
3.3.    Exchange Procedures    26
3.4.    Issuance of the Seller Consideration and the SPAC Shareholder Consideration    26
3.5.    SPAC Financing Certificate    27
3.6.    Seller Financing Certificate    27
3.7.    Withholding Taxes    28
3.8.    Taking of Necessary Action; Further Action    28
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE SELLER, THE COMPANY, NEW PUBCO, AND MERGER SUB
4.1.    Organization, Good Standing and Qualification    29
4.2.    New PubCo and Merger Sub    29
4.3.    Capitalization    30
4.4.    Authority; Approval    31
4.5.    Governmental Filings; No Violations.    31
4.6.    Financial Statements.    31
4.7.    Absence of Certain Changes or Events    32
4.8.    Data Privacy and Security    32
4.9.    Real Property; Title to Property    33
4.10.    Assets    34
4.11.    Employees.    34
4.12.    Compliance and Governmental Authorizations.    35
4.13.    Sanctions; Anti-Corruption; Anti-Money Laundering Laws and Export Control Laws    36
4.14.    Environmental Matters    37
4.15.    Litigation.    37
4.16.    Taxes    38
4.17.    Unique Suppliers    38
4.18.    Material Suppliers    38
4.19.    Insurance    39
4.20.    Group Company Material Contracts.    39
4.21.    Brokers and Finders    40
i

4.22.    Affiliate Agreements    40
4.23.    DISCLAIMER OF WARRANTIES    41
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE SPAC
5.1.    Organization, Good Standing and Qualification    42
5.2.    Capitalization    42
5.3.    Authority; Approval    43
5.4.    Governmental Filings; No Violations    43
5.5.    Compliance; Approvals    43
5.6.    SPAC SEC Reports and Financial Statements    44
5.7.    Absence of Certain Changes or Events    45
5.8.    Litigation    46
5.9.    Business Activities    46
5.10.    SPAC Material Contracts    46
5.11.    Title to Property    47
5.12.    SPAC Listing    47
5.13.    Trust Account    47
5.14.    Taxes    48
5.15.    Employees; Benefit Plans    49
5.16.    Board Approval; Shareholder Vote    49
5.17.    Affiliate Transactions    49
5.18.    Brokers    49
5.19.    The SPAC’s Investigation and Reliance    49
5.20.    Disclaimer of Other Warranties    50
ARTICLE VI
CONDUCT PRIOR TO THE CLOSING DATE
6.1.    Conduct of Business by the Seller, the Group Companies, New PubCo, and Merger Sub    51
6.2.    Conduct of Business by the SPAC    54
6.3.    Requests for Consent    56
ARTICLE VII
ADDITIONAL AGREEMENTS
7.1.    Registration Statement / Proxy Statement; Special Meeting; SPAC Shareholder Approval    56
7.2.    Certain Regulatory Matters    59
7.3.    Other Filings; Press Release    60
7.4.    Confidentiality; Communications Plan; Access to Information    61
7.5.    Commercially Reasonable Efforts    62
7.6.    Information Supplied    63
7.7.    No Securities Transactions    63
7.8.    No Claim Against Trust Account    63
7.9.    Disclosure of Certain Matters    64
7.10.    Securities Listings    64

7.11.    No Solicitation    64
7.12.    Trust Account    65
7.13.    Director and Officer Matters    65
7.14.    Tax Matters    67
7.15.    New PubCo Board    68
7.16.    New PubCo Equity Plan    68
7.17.    Financial Statements; Other Financial Information    69
7.18.    Transaction Litigation    69
7.19.    PIPE Investment    69
7.20.    Old Bonds Repayment    69
7.21.    New Bonds    70
7.22.    Closing Documents    71
7.23.    Sanctions Event    71
7.24.    Financial Advisors    71
7.25.    Demerger    71
ARTICLE VIII
CONDITIONS TO THE TRANSACTION
8.1.    Conditions to Each Party’s Obligations    71
8.2.    Additional Conditions to the Obligations of the Seller and the Company Parties    72
8.3.    Additional Conditions to the Obligations of the SPAC    73
8.4.    Frustration of Conditions    74
ARTICLE IX
TERMINATION
9.1.    Termination    74
9.2.    Outside Date    76
9.3.    Notice of Termination; Effect of Termination    76
ARTICLE X
NO SURVIVAL
10.1.    No Survival    76
ARTICLE XI
GENERAL PROVISIONS
11.1.    Notices    77
11.2.    Interpretation    77
11.3.    Counterparts; Electronic Delivery    78
11.4.    Entire Agreement; Third-Party Beneficiaries    78
11.5.    Severability    78
11.6.    Other Remedies; Specific Performance    78
11.7.    Governing Law    79
11.8.    Consent to Jurisdiction; Waiver of Jury Trial    79
11.9.    Rules of Construction    80
11.10.    Expenses    80
11.11.    Assignment    80

11.12.    Amendment    80
11.13.    Extension; Waiver    80
11.14.    Non-Recourse    81
11.15.    Company Legal Representation    81
11.16.    Disclosure Schedules    81
SCHEDULES AND EXHIBITS

Schedule I    Adjusted Cash
Schedule II    Seller Share Consideration Number Actions
Schedule III    Notices
Exhibit A    Form of Seller Loan Note
Exhibit B    Pro Forma Capitalization Table

BUSINESS COMBINATION AGREEMENT
This BUSINESS COMBINATION AGREEMENT is made and entered into as of March 18, 2025 (this “Agreement”), by and among (1) VEON AMSTERDAM B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under Dutch law and registered with the Dutch Chamber of Commerce (Kamer van Koophandel) under number 34378904 (the “Seller”), (2) VEON HOLDINGS B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under Dutch law and registered with the Dutch Chamber of Commerce (Kamer van Koophandel) under number 34345993 (the “Company”), (3) KYIVSTAR GROUP LTD., an exempted company with limited liability, incorporated and existing under the laws of Bermuda with registration number 202504557, with its registered office at Victoria Place, 31 Victoria Street, Hamilton, HM10, Bermuda, and its principal business address at Index Tower (East Tower), Unit 1703, DIFC (Dubai International Financial Center), United Arab Emirates (“New PubCo”), (4) VARNA MERGER SUB CORP., an exempted company incorporated with limited liability in the Cayman Islands with registration number 419635 (the “Merger Sub” and, together with the Company and New PubCo, the “Company Parties”), and (5) COHEN CIRCLE ACQUISITION CORP. I, a Cayman Islands exempted company (company number 382528) (the “SPAC”). Each Company Party and the SPAC will individually be referred to herein as a “Party” and, collectively, as the “Parties”. Capitalized terms used herein without definition have the meanings set forth in Article I.
RECITALS
WHEREAS, as at the date hereof, the Company, a direct Subsidiary of the Seller, holds the Ukrainian Group Companies, along with other subsidiaries, assets and liabilities of the VEON Group.
WHEREAS, in anticipation of the Transactions, following the date hereof, the Seller and the Company will effect a series of transactions to implement the Demerger, which will result in the Company holding only the Retained Assets and Liabilities, which include the Ukrainian Group Companies, and the Closing shall be conditional upon the implementation of the Demerger.
WHEREAS, as at the date hereof, the following bonds of the Company are outstanding: (a) the Old April 2025 Bonds; (b) the Old June 2025 Bonds; (c) the Old 2027 Bonds; (d) the April 2025 Bonds; (e) the June 2025 Bonds; and (f) the 2027 Bonds.
WHEREAS, pursuant to the Old Bonds Consent Solicitations, as at the date hereof, the Company is obligated (a) to pay certain amounts of the principal and/or interest to the respective holders of the Old Bonds and (b) to the extent the corresponding series of New Bonds remains outstanding, exchange the relevant series of Old Bonds for the corresponding series of New Bonds in accordance with the terms and conditions of the Old Bonds Consent Solicitations, each upon request of the respective eligible bondholders and subject to certain conditions.
WHEREAS, to the extent permissible under applicable Laws and Orders and the terms of the applicable bonds, the April 2025 Bonds and the June 2025 Bonds will be repaid as a part of the New Bonds Repayment, and the Closing shall be conditional upon the implementation of the New Bonds Repayment.
WHEREAS, the 2027 Bonds shall be transferred from the Company outside of the Group Companies perimeter to VEON MidCo pursuant to the 2027 Bonds Consent Solicitation, as a part of the Demerger and upon the execution of a supplemental trust and agency deed relating to the 2027 Bonds, to the extent permissible under applicable Laws and Orders and the terms of the applicable bonds, and the Closing shall be conditional upon the implementation of the 2027 Bonds Transfer.
WHEREAS, in anticipation of the Transactions: (a) the Seller has caused New PubCo to be incorporated as a direct wholly-owned subsidiary of the Seller; and (b) New PubCo has caused Merger Sub to be incorporated as a direct wholly-owned subsidiary of New PubCo.
WHEREAS, the board of directors of the SPAC has unanimously: (a) approved and resolved it is advisable for the SPAC to enter into this Agreement and each of the Transaction Documents to which it will be a party; (b) approved the execution and delivery by the SPAC of, this Agreement and each of the Transaction Documents, to which it will be a party; and (c) recommended that the shareholders of the SPAC (the “SPAC Shareholders”) vote to (1) adopt this Agreement and (2) approve the Transactions, including the Merger (the “SPAC Recommendation”).
WHEREAS, the board of directors of VEON Ltd. has unanimously determined that it is in the best interests of VEON Ltd. for the Seller to enter into this Agreement and the other Transaction Documents to which the Seller is or will be a party.
WHEREAS, the board of directors of the Seller has unanimously: (a) approved and resolved that it is in the best interests of the Seller to enter into this Agreement and each of the other Transaction Documents to which it is or will be a party; and (b) resolved to recommend the adoption and approval of this Agreement and each of the other Transaction Documents, to which the Seller is or will be a party, and the Transactions, including the Sale, in each case, by VEON Ltd., as the sole shareholder of the Seller.
WHEREAS, VEON Ltd., as the sole shareholder of the Seller, has approved the Seller’s entering into the Agreement and each of the other Transaction Documents, to which the Seller is or will be a party, and the Transactions, including the Sale.
WHEREAS, the board of directors of the Company has unanimously: (a) approved and resolved that it is in the best interests of the Company to enter into this Agreement and each of the other Transaction Documents, to which it is or will be a party; and (b) resolved to recommend the adoption and approval of this Agreement and each of the other Transaction Documents, to which the Company is or will be a party, and the Transactions, including the Sale, in each case, by the Seller, as the sole shareholder of the Company.
WHEREAS, the Seller, as the sole shareholder of the Company, has approved the Company’s entering into the Agreement and each of the other Transaction Documents, to which the Company is or will be a party, and the Transactions, including the Sale.
    WHEREAS, the sole director of New PubCo has unanimously: (a) determined, approved, and declared that the Transactions and the Transaction Documents, to which New PubCo is or will be a party, are advisable and in the best commercial interests of New PubCo; and (b) resolved to recommend that the Seller, as the sole shareholder of New PubCo, approve and authorize the Transaction Documents, to which New PubCo is or will be a party, and the Transactions, in each case, by the Seller, as the sole shareholder of New PubCo.
WHEREAS, the Seller, as the sole shareholder of New PubCo, has approved entering into the Agreement and each of the other Transaction Documents, to which New PubCo is or will be a party, and the Transactions.

WHEREAS, the sole director of Merger Sub has unanimously: (a) resolved that the Transaction Documents to which Merger Sub is or will be a party, are approved, advisable and are in the interests of the Merger Sub; and (b) resolved to recommend that New PubCo, as the sole shareholder of Merger Sub, approve and authorize the Transaction Documents, to which Merger Sub is or will be a party, and the Transactions, in each case, by New PubCo, as the sole shareholder of Merger Sub.
WHEREAS, New PubCo, as the sole shareholder of Merger Sub, has approved entering into the Agreement and the other Transaction Documents, to which Merger Sub is or will be a party, and the Transactions (including the Merger).
WHEREAS, concurrently with the execution and delivery of this Agreement, and as an inducement to the Company Parties’ willingness to enter into this Agreement, the SPAC, the Sponsor, and the other Persons named therein and party thereto, have entered into a SPAC Support Agreement (the “SPAC Support Agreement”), pursuant to which, on the terms and subject to the conditions set forth therein, the Sponsor has agreed, among other things, to: (a) not redeem any Voting Shares (as defined therein) in connection with the vote to approve the SPAC Shareholder Matters, vote in favor of the Merger and the other Transactions and against any alternative transaction and, prior to the Closing, not to transfer any shares of SPAC Class B Ordinary Shares except as permitted thereby; and (b) contingent upon the Closing, waive certain anti-dilution provisions contained in the SPAC Governing Documents in connection with the Merger.
WHEREAS, concurrently with the execution and delivery of this Agreement, the SPAC, the Sponsor, the Seller and New PubCo have entered into a sponsor agreement (the “Sponsor Agreement”), which provides for the surrender of certain Equity Interests in the SPAC prior to the Closing and for the certain restrictions on the transfer of New PubCo Common Shares by the Sponsor following the Closing as set forth therein.
WHEREAS, concurrently with the execution and delivery of this Agreement, the Seller, the Sponsor and New PubCo have entered into a lock-up agreement (the “Seller Lock-up Agreement”), which, among other things, provides for certain restrictions on the transfer of New PubCo Common Shares by the Seller following the Closing as set forth therein.
WHEREAS, in connection with the Closing, New PubCo, the Seller and the Sponsor shall enter into a Registration Rights Agreement, which, among other things, effective as of the Closing, terminates and replaces the Current Registration Rights Agreement.
WHEREAS, for U.S. federal income tax purposes, it is intended that, taken together, the Sale, the Merger and, to the extent relevant, the PIPE Investments, will qualify as an exchange under Section 351 of the Code (the “Intended Tax Treatment”).
WHEREAS, the Seller, as the sole shareholder of the Company, and New PubCo shall execute the Transfer Deed, pursuant to which at the Sale Effective Time, the Seller will sell to New PubCo all of the issued and outstanding equity of the Company in exchange for newly issued New PubCo Common Shares and the Seller Loan Note (the “Sale”) and, after giving effect to the Sale by means of the execution of the Transfer Deed, the Company will become a direct wholly-owned subsidiary of New PubCo.
WHEREAS, on the first Business Day following the Sale, the Parties intend to effect the Merger upon the terms and subject to the conditions of this Agreement and in accordance with the Companies Act and the Plan of Merger, whereby on the Closing Date, Merger Sub shall be merged with and into the SPAC (the “Merger”), with the SPAC continuing as the surviving company of the Merger and a direct, wholly-owned subsidiary of New PubCo and certain shares of the SPAC being converted into New PubCo Common Shares in accordance with the terms and conditions of this Agreement.
WHEREAS, as of immediately following the consummation of the Transactions, the Parties anticipate that New PubCo will qualify as a “foreign private issuer” pursuant to Rule 3b-4 of the Exchange Act.
NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
Article I
DEFINITIONS
1.1.Defined Terms. For purposes of this Agreement, the following capitalized terms have the following meanings:
“2027 Bonds” shall mean the outstanding bonds issued by the Company due November 2027 (Regulation S ISIN: XS2824764521; Regulation S Common Code: 282476452; Rule 144A ISIN: XS2824766146; Rule 144A Common Code: 282476614; and Rule 144A CUSIP: N/A).
“2027 Bonds Consent Solicitation” means the consent solicitation launched in respect of the 2027 Bonds as further described in and subject to the terms set out in the Consent Solicitation Memorandum dated 13 January 2025.
“2027 Bonds Transfer” shall have the meaning set forth in Section 7.21(b).
“Adjusted Cash” shall have the meaning set forth in Schedule I.
“Affiliate” shall mean, as applied to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person; for purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
“Aggregate SPAC Shareholder Redemption Payments Amount” shall mean the aggregate amount of all payments required to be made by the SPAC to redeeming SPAC Shareholders in connection with the SPAC Shareholder Redemption.
“Agreed Regulatory Approvals” shall have the meaning set forth in Section 7.2(a).
“Agreement” shall have the meaning set forth in the Preamble hereto.
“Amended and Restated New PubCo Governing Documents” shall mean the amended and restated version of the New PubCo Governing Documents, in form and substance that is reasonably acceptable to the SPAC, New PubCo and the Seller, which shall be adopted at the Closing.
“Anti-Corruption Laws” with respect to any Person, shall mean, to the extent applicable, the requirements of the Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, any other applicable anti-bribery or anti-corruption laws and regulations of the United States of America, the United

Kingdom, the European Union, the Netherlands, the Cayman Islands, Bermuda, Ukraine and any related anti-bribery or anti-corruption rules, regulations or Orders issued, administered or enforced by any competent Governmental Entities of those jurisdictions.
“Anti-Money Laundering Laws” with respect to any Person, shall mean, to the extent applicable, the financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970 and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, the applicable anti-money laundering and countering the financing of terrorism laws and regulations (including any licensing or registration requirements applicable to money services businesses) of the United States of America, the United Kingdom, the European Union, the Netherlands, the Cayman Islands, Bermuda, Ukraine and any related anti-money laundering or terrorist financing rules, regulations or Orders issued, administered or enforced by any competent Governmental Entities of those jurisdictions.
“Applicable Exchange Rate” shall mean the exchange rate between the two currencies in question published in the Wall Street Journal or, if not reported thereby, another authoritative source on the Business Day immediately preceding the relevant date or, if no such rate is quoted on that date, on the preceding date on which such rate is quoted, provided that for the purposes of this definition, the “relevant date” shall mean the date on which a relevant payment or assessment is to be made.
“April 2025 Bonds” shall mean the outstanding bonds issued by the Company due April 2025 with Regulation S ISIN: XS2824765098; Regulation S Common Code:282476509; Rule 144A ISIN: XS2824765767; Rule 144A Common Code: 282476576; and Rule 144A CUSIP: N/A).
“Bankruptcy and Equity Exception” shall have the meaning set forth in Section 4.4.
“Business Day” shall mean any day other than a Saturday, a Sunday or other day on which commercial banks in New York, the United States of America; Hamilton, Bermuda; George Town, the Cayman Islands; and Amsterdam, the Netherlands are authorized or required by applicable Law to close.
“Cancelled Treasury Shares” shall have the meaning set forth in Section 3.2(b).
“Cash Adjustment Excess” shall have the meaning set forth in Schedule I.
“Cash Adjustment Shortfall” shall have the meaning set forth in Schedule I.
“Cash Investment Amount” shall mean the sum of (a) the PIPE Investments, plus (b) the aggregate amount of cash contained in the Trust Account immediately prior to the Closing (prior to giving effect to the SPAC Shareholder Redemption), less (c) the Aggregate SPAC Shareholder Redemption Payments Amount.
“Cayman Act” means the Companies Act (As Revised) of the Cayman Islands.
“Cayman Registrar” shall have the meaning set forth in Section 2.3(b).
“Certifications” shall have the meaning set forth in Section 5.6(a).
“Closing” shall mean the closing of the Merger.
“Closing Date” shall have the meaning set forth in Section 2.3(a).

“Closing Equity Value” shall mean an amount equal to (a) USD 2,210,000,000 plus (b) the Cash Adjustment Excess less (c) the Cash Adjustment Shortfall.
“Closing Form 6-K” shall have the meaning set forth in Section 7.3(c).
“Closing Press Release” shall have the meaning set forth in Section 7.3(c).
“Code” shall mean the Internal Revenue Code of 1986, as amended.
“Communications Laws” with respect to any Person, shall mean, to the extent applicable, the Laws governing electronic communications, telecommunications services, equipment, and/or facilities in Ukraine or any other applicable jurisdiction as of the date of this Agreement.
“Companies Act” shall mean the Companies Act (As Revised) of the Cayman Islands.
“Company” shall have the meaning set forth in the Preamble hereto.
“Company Bank Account” shall have the meaning set forth in Section 7.20(b).
“Company Business Combination” shall have the meaning set forth in Section 7.11(a).
“Company Governing Documents” shall mean the articles of association of the Company, as may be amended from time to time.
“Company Material Lease” shall have the meaning set forth in Section 4.9(b).
“Company Material Leased Properties” shall have the meaning set forth in Section 4.9(b).
“Company Parties” shall have the meaning set forth in the Preamble hereto.
“Company Party Privileged Communications” shall have the meaning set forth in Section 11.15.
“Company Shares” shall mean all issued and outstanding shares in the capital of the Company, with a nominal value of EUR 1.00 per share.
“Confidentiality Agreement” shall mean the mutual confidentiality agreement, dated October 29, 2024, by and between the SPAC and the Seller, as amended from time to time.
“Continental Trust” shall have the meaning set forth in Section 5.13(a).
“Contract” shall mean any legally binding contract, subcontract, agreement (not including purchase orders), indenture, note, bond, loan or credit agreement, instrument, lease, mortgage, deed of trust, license, sublicense, commitment, power of attorney, guaranty or other legally binding arrangement, or obligation, whether written or oral, in each case, as amended and supplemented from time to time and including all schedules, annexes and exhibits thereto.
“Copyrights” shall mean any and all copyrights and copyrightable subject matter under applicable Laws, whether registered or unregistered and regardless of the medium of fixation or means of expression, including any of the foregoing that protect original works of authorship fixed in any tangible medium of expression, including literary works (including all forms and types of Software), pictorial and graphic works.
“Current Registration Rights Agreement” shall mean the Registration Rights Agreement, dated as of October 10, 2024, by and among the SPAC, the Sponsor and the other parties thereto.
“Data Protection Requirements” shall mean all (a) Privacy Laws, and (b) contractual obligations of the Group Companies regulating the privacy or security of Personal Information in the control or possession of the Group Companies, to the extent applicable.
“DCIT Fiscal Unity” shall have the meaning set forth in Section 7.14(e).
“Demerger” shall mean the partial demerger (juridische afsplitsing) within the meaning of article 2:334a paragraph 3 Dutch Civil Code, by and among the Company, VEON Intermediate Holdings and VEON MidCo, which shall be completed after the date hereof, but prior to the Closing, in accordance with the material terms of the Demerger Proposal.
“Demerger Proposal” shall mean the proposal for a partial demerger, by and among the Company, VEON Intermediate Holdings and VEON MidCo, dated January 13, 2025, including all schedules thereto, as may be amended from time to time.
“Effect” shall have the meaning set forth in the definition of Group Material Adverse Effect in this Section 1.1.
“Effective Times” shall have the meaning set forth in Section 2.3(b).
“Environmental Laws” with respect to any Person, shall mean, to the extent applicable, any Laws relating to: (a) the protection, investigation or restoration of the environment or natural resources or the protection of human health and safety; or (b) any similar Laws and other requirements having the force or effect of law, and all Orders issued or promulgated thereunder.
“Environmental Permits” shall have the meaning set forth in Section 4.14(b).
“Equity Interests” shall mean all shares, interests, participations, equity or other equivalents (however designated) of capital stock of a corporation, or in the share capital of a company, and any ownership interests in a Person (other than a corporation or a company), including membership interests, partnership interests, joint venture interests, and beneficial interests, and any and all warrants, options, convertible or exchangeable securities, or other rights to purchase or otherwise acquire any of the foregoing.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and any rules or regulations promulgated thereunder.
“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Exchange Agent” shall have the meaning set forth in Section 3.3.
“Exchange Agent Agreement” shall have the meaning set forth in Section 3.3.

“Exchange New Bonds” shall have the meaning set forth in Section 7.20(a).
“Executive Employees” shall mean the top ten executive officers or comparable level employees of the Group Companies based on annual base compensation.
“Executive Employment Contract” shall mean the employment agreements with the Executive Employees.
“Export Control Laws” with respect to any Person, shall mean, to the extent applicable, the Export Administration Regulations of the United States, the International Traffic in Arms Regulations, and any other Laws and Orders concerning export controls and international trade in relation to the export, re-export, transfer, or provision of commodities, hardware, software or technology, in all jurisdictions in which such Person conducts business or has operations.
(a)“Financial Advisors” shall have the meaning set forth in Section 7.24.
“Forfeited Sponsor Shares” shall have the meaning set forth in Section 3.2(b).
(b)“Fully Diluted Share Count” shall mean the number of New PubCo Common Shares in issue immediately following Closing plus the number of New PubCo Common Shares which would be issued (i) upon the exercise of the New PubCo Public Warrants and (ii) pursuant to the New PubCo Equity Plan (in the case of (i) and (ii), if such exercise and issuances took place immediately prior to the Closing).
“Governmental Authorization” shall mean any permit, license, registration, certificate, franchise, qualification, waiver, authorization or similar right issued, granted or obtained by or from any Governmental Entity.
“Governmental Entity” shall mean: (a) any federal, provincial, state, local, municipal, foreign, national or international court, governmental commission, government or governmental authority, department, regulatory or administrative agency, board, bureau, agency or instrumentality, tribunal, arbitrator or arbitral body (public or private), or similar body; (b) any self-regulatory organization; or (c) any political subdivision of any of the foregoing.
“Group Business” shall mean the business of the Group Companies as of the date hereof, namely as an operator of mobile and fixed-line connectivity and digital businesses in Ukraine.
“Group Companies” shall mean the Company and the Ukrainian Group Companies.
“Group Companies Governing Documents” shall mean with respect to (a) the Company, the Company Governing Documents, and (b) the Ukrainian Group Companies, their respective charters, in each case, as may be amended from time to time.
“Group Company Material Contract” shall have the meaning set forth in Section 4.20(a).
“Group Employee Benefit Plan” shall mean each material written employee benefit plan and each other retirement, supplemental retirement, deferred compensation, bonus, transaction bonus, incentive compensation, share purchase, stock purchase, employee stock ownership, employee share ownership, equity-based, phantom-equity, profit-sharing, severance, termination protection, change in control, retention, employee loan, retiree medical or life insurance, educational, employee assistance, collective bargaining, fringe benefit plan, policy, agreement, program or arrangement and all other plans, policies, agreements, programs or arrangements providing for any compensation or employee benefits, whether oral or written, (a) which any Group Company sponsors, maintains, contributes to (or is required to contribute to), administers or has entered into for the current or future benefit of any current or former officer, employee, natural individual independent contractor or director of any Group Company, or (b) with respect to which any Group Company has or may have any direct or indirect liability.
“Group IT Assets” shall mean all computer hardware, including peripherals and ancillary equipment and network and telecommunications equipment, and all computer software, including associated proprietary materials, user manuals and other related documentation used by any Group Company, in each case solely to the extent material to the operation of the Group Business.
“Group Material Adverse Effect” shall mean any event, change, development, state of fact, circumstance, occurrence or effect (any such item, an “Effect”), that, individually or in the aggregate, has, or would reasonably be expected to have, a material adverse effect on (a) the assets and liabilities, business conditions (financial or otherwise) or results of operations of the Group Companies, New PubCo, and Merger Sub, taken as a whole; or (b) the ability of any Company Party to consummate the Transactions by the Outside Date; provided, however, that in no event will any Effect resulting from, arising out of or relating to the following, alone or in combination, be taken into account in determining whether a Group Material Adverse Effect pursuant to clause (a) has occurred or would reasonably be expected to occur: (i) acts of war (whether declared or not), sabotage, cyberattacks or terrorism, or any escalation, continuing or worsening of any such acts or changes in global, national, regional, state or local political or social conditions, including the Ukraine Invasion or any Ukraine Invasion Measures; (ii) earthquakes, hurricanes, tornados, tsunamis, volcanic activities, mudslides, flooding, wild fires or other natural disasters, epidemics, pandemics or other public health emergencies or other natural or man-made disasters, in each case, where the Group Companies’ business, taken as a whole, has a material presence; (iii) solely to the extent related to the identity of the SPAC, changes or effects attributable to the execution of this Agreement and other Transaction Documents, including public announcement, consummation, performance or pendency of the Transactions (including the loss of customers, financing sources, joint venture partners, licensors, licensees, suppliers, employees or other third parties having business relationships with the Group Companies), provided that this clause (iii) shall not apply to the representations and warranties (or related conditions) that, by their terms, specifically address the consequences arising out of the public announcement, performance or pendency of the Transactions to the extent applicable; (iv) changes or proposed changes in applicable Laws or enforcement or interpretations thereof, Orders or decisions by courts or any other Governmental Entity after the date of this Agreement; (v) changes or proposed changes in IFRS or other applicable accounting or auditing standards (or any interpretation thereof) after the date of this Agreement; (vi) changes in the national, regional, local, international or worldwide political, economic, regulatory or tax conditions, including changes in the credit, debt, capital, currency, securities or financial markets (including changes in interest or exchange rates); (vii) Effects generally affecting the industries and markets in which any Group Company operates; (viii) any failure in and of itself of any Group Company to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (viii) shall not prevent or otherwise affect a determination that the Effect underlying such failure has, or would reasonably be expected to have, resulted in a Group Material Adverse Effect (except to the extent otherwise excluded under this definition); or (ix) any actions (A) expressly required to be taken, or expressly required not to be taken, pursuant to the terms of this Agreement or the other Transaction Documents or (B) taken at the prior written request or with the prior written consent of the SPAC; provided, that in the case of each of clauses (i), (ii), (iv), (iv) and (vi), any such Effect to the extent it disproportionately affects the Group Companies, taken as a whole, relative to other participants in the industries or geographical areas in which the Group Companies operate shall not be excluded from the determination of whether there has been, or could reasonably be expected to be, a Group Material Adverse Effect.
“Helsi Minority Shares” shall mean the shares in Helsi Ukraine LLC held by the persons listed in Section 1.1(a) of the VEON Disclosure Schedule.
“IFRS” shall mean the “International Financial Reporting Standards”, as issued by the International Accounting Standards Board.
“Inbound License” shall have the meaning set forth in Section 4.20(a)(ix).
“Incidental Inbound License” shall mean any (a) non-disclosure/confidentiality agreement (or other Contract that includes confidentiality provisions) entered into in the ordinary course of business that provides any of the Group Companies a limited, non-exclusive right to access or use Trade Secrets; (b) Contract that authorizes any of the Group Companies to identify another Person as a customer, vendor, supplier or partner of such Group Company; (c) non-exclusive license for Software that is in the nature of a “shrink-wrap” or “click-wrap” license agreement for off-the-shelf Software that is generally commercially available; and (d) license to Open Source Software.
“Indebtedness” shall mean, with respect to a Person, without duplication, all of the following: (a) any indebtedness for borrowed money and any premiums, fees and expenses related to the paydown of such indebtedness for borrowed money outstanding as of the Closing; (b) any obligations evidenced by bonds, debentures, notes or other similar instruments; (c) any obligations to pay the deferred purchase price of property, shares, stock or services including any earn-out payments (in the case of the Group Companies, other than trade payables or similar obligations incurred in the ordinary course of business which shall be included in working capital); (d) any obligations as lessee under finance leases reflected, or required to be reflected in accordance with IFRS or U.S. GAAP, as applicable, on a Person’s balance sheet; (e) any obligations, contingent or otherwise, under acceptance, letters of credit or similar facilities to the extent drawn; (f) any guaranty of any of the foregoing; (g) any accrued interest, fees and charges in respect of any of the foregoing; (h) any prepayment premiums and penalties actually due and payable, and any other fees, expenses, indemnities and other amounts actually due and payable as a result of the prepayment or discharge of any of the foregoing; (i) all obligations under any pension, retirement or deferred compensation plan of such Person in each case, that relate to pre-Closing service but are unpaid as of the Closing and are not otherwise accrued on the Financial Statements or separately funded; and (j) any of the obligations of any other Person of the type referred to in clauses (a) through (i) above directly or indirectly guaranteed by such Person or secured by the assets of such Person, whether or not such Indebtedness has been assumed by such Person.
“Insider” has the meaning set forth in Section 4.22.
“Insurance Policies” shall have the meaning set forth in Section 4.19.
“Intellectual Property” shall mean all intellectual property rights throughout the world, whether protected, created or arising under the laws of Ukraine or any other jurisdiction, including: (a) all Patents; (b) all Copyrights; (c) all Trademarks; (d) all internet domain names registrations and social media identifiers and accounts; (e) all Trade Secrets; (f) all moral and economic rights of authors and inventors, however denominated, rights of publicity and privacy, and database rights; and (g) all applications, registrations and issuances, and any renewals, extensions and reversions, of any of the foregoing.

“Intended Tax Treatment” shall have the meaning set forth in the Recitals hereto.
“Intentional Fraud” shall mean with respect to a Party, actual and intentional common law fraud of such Party with respect to the representations or warranties made by such Party contained in this Agreement or in the certificate delivered by such Party pursuant to Section 8.2(d) or Section 8.3(d), as applicable.
“Interim Period” shall have the meaning set forth in Section 6.1.
“Investment Company Act” shall mean the U.S. Investment Company Act of 1940, as amended.
“June 2025 Bonds” shall mean the outstanding bonds issued by the Company due June 2025 with Regulation S ISIN: XS2834471976; Regulation S Common Code: 283447197; Rule 144A ISIN: XS2834472198; Rule 144A Common Code: 283447219; and Rule 144A CUSIP: N/A.
“Knowledge of the SPAC” shall mean the actual knowledge or awareness, after reasonable inquiry of direct reports of the individuals listed on Section 1.1(a) of the SPAC Disclosure Schedule.
“Knowledge of VEON” shall mean the actual knowledge or awareness, after reasonable inquiry of direct reports of the individuals listed on Section 1.1(b) of the VEON Disclosure Schedule, and “direct reports” shall include the individuals listed in Section 1.1(c) of the VEON Disclosure Schedule.
“Kyivstar Minority Shares” shall mean the shares in Kyivstar JSC held by VEON Ltd., as listed in Section 1.1(a) of the VEON Disclosure Schedule.
“Laws” shall mean any federal, state, provincial, local, municipal, foreign or other law, statute, constitution, treaty, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling, injunction, judgment, Order, assessment, writ or other legal requirement, administrative policy or guidance or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.
“Liabilities” shall mean all debts, liabilities, fines, penalties, commitments and obligations of any kind, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, asserted or not asserted, known or unknown, determined, determinable or otherwise, whenever or however arising (including, whether arising out of any contract or tort based on negligence or strict liability) and whether or not the same would be required by U.S. GAAP, IFRS or other applicable accounting or auditing standards to be reflected in financial statements or disclosed in the notes thereto.
“Lien” shall mean any mortgage, pledge, security interest, bond, encumbrance, lien, license, grant, guarantee, options, priority rights, preemptive rights, right of first offer or refusal, hypothecation, assignment, claim, easement, deed of trust, usufruct, covenant, servitude, put or call right, voting right, shareholders’ agreement, retention rights, restriction or charge of any kind (including, any conditional sale or other title retention agreement or lease in the nature thereof, any agreement to give any security interest and any restriction relating to use, quiet enjoyment, voting, transfer, receipt of income or exercise of any other attribute of ownership).
“Malware” shall mean any virus, Trojan horse, time bomb, key-lock, spyware, worm, malicious code or other Software designed or able to, without the knowledge or authorization of a Group Company, disrupt, disable, harm, exfiltrate, interfere with the operation of or install within or on any Software, computer data, network memory or hardware.

“Material Suppliers” shall have the meaning set forth in Section 4.20(a)(ii).
“Maximum Cash Investment Amount” shall be an amount equal to $266,690,515.
“Merger” shall have the meaning set forth in the Recitals hereto.
“Merger Effective Time” shall have the meaning set forth in Section 2.3(b).
“Merger Sub” shall have the meaning set forth in the Preamble hereto.
“Merger Sub Governing Documents” shall mean the memorandum and articles of association of Merger Sub, as may be amended from time to time.
“Merger Sub Ordinary Shares” shall mean the ordinary shares of the Merger Sub, par value $0.0001 per share.
“Minimum Cash Amount” shall mean $50,000,000.
“Nasdaq” shall mean the Nasdaq Stock Market LLC.
“Net Cash” has the meaning given to it in Schedule I.
“New Bonds” means the April 2025 Bonds and/or the June 2025 Bonds.
“New Bonds Repayment” shall have the meaning set forth in Section 7.21(a).
“New PubCo” shall have the meaning set forth in the Preamble hereto.
“New PubCo Board” shall mean the board of directors of New PubCo.
“New PubCo Common Shares” shall mean common shares of New PubCo, par value $0.001 per share.
“New PubCo Equity Plan” shall have the meaning set forth in Section 7.16(a).
“New PubCo Equity Plan Amount” shall mean a number equal to 3% of the Fully Diluted Share Count.
“New PubCo Governing Documents” shall mean the bye-laws of New PubCo, as may be amended from time to time.
“New PubCo Public Warrant” shall mean one warrant to subscribe for one New PubCo Common Share resulting from the automatic adjustment of a SPAC Public Warrant at the Merger Effective Time.
“OFAC” shall mean the Office of Foreign Assets Control of the U.S. Department of the Treasury.
“Old 2027 Bonds” shall mean the outstanding bonds issued by the Company due November 2027 with Regulation S ISIN: XS2252958751; Regulation S Common Code: 225295875; Rule 144A ISIN: US91823N2A05; Rule 144A Common Code: 226227318; and Rule 144A CUSIP: 91823N2A0.

“Old April 2025 Bonds” shall mean the outstanding bonds issued by the Company due April 2025 with Regulation S ISIN: XS2058691663; Regulation S Common Code: 205869166; Rule 144A ISIN: US92334VAA35; Rule 144A Common Code: 206069716; and Rule 144A CUSIP: 92334VAA3.
“Old Bond Holders” shall have the meaning set forth in Section 7.20(a).
“Old Bonds” shall mean the Old April 2025 Bonds, the Old June 2025 Bonds and the Old 2027 Bonds.
“Old Bonds Consent Solicitations” shall have the meaning set forth in Section 7.20(a).
“Old June 2025 Bonds” shall mean the outstanding bonds issued by the Company due June 2025 with Regulation S ISIN: XS2184900186; Regulation S Common Code: 218490018; Rule 144A ISIN: XS2184900269; Rule 144A Common Code: 218490026; and Rule 144A CUSIP: N/A.
“Open Source Software” shall mean any Software that is distributed (a) as “free software” (as defined by the Free Software Foundation); (b) as “open source software” or pursuant to any license identified as an “open source license” by the Open Source Initiative (www.opensource.org/licenses) or other license that substantially conforms to the Open Source Definition (opensource.org/osd); or (c) under a license that requires disclosure of source code or requires derivative works based on such Software to be made publicly available under the same license.
“Order” shall mean any award, injunction, judgment, regulatory or supervisory mandate, order, writ, decree or ruling entered, issued, made, or rendered by any Governmental Entity that possesses competent jurisdiction.
“ordinary course” or “ordinary course of business” shall mean with respect to an action taken by a Person, that such action is consistent with the past practices of such Person or is taken in the ordinary course of the normal operations of such Person.
“Outside Date” shall have the meaning set forth in Section 9.1(b).
“Outstanding Seller Transaction Expenses” shall mean the Seller Transaction Expenses, solely to the extent such Seller Transaction Expenses are incurred and expected to remain unpaid as of the close of business on the Business Day immediately preceding the Closing Date.
“Outstanding SPAC Transaction Expenses” shall mean the SPAC Transaction Expenses, solely to the extent such SPAC Transaction Expenses are incurred and expected to remain unpaid as of the close of business on the Business Day immediately preceding the Closing Date.
“Owned Intellectual Property” shall mean Intellectual Property owned by any of the Group Companies.
“Parties” shall have the meaning set forth in the Preamble hereto.
“Party” shall have the meaning set forth in the Preamble hereto.
“Patents” shall mean any and all patents and patent applications, provisional patent applications, patent cooperation treaty applications and similar filings and any and all substitutions, divisions, continuations, continuations-in-part, reissues, renewals, extensions, reexaminations, patents of addition, supplementary protection certificates, utility models, inventors’ certificates, or the like and any foreign equivalents of the foregoing (including certificates of invention and any applications therefor).
“PCAOB” shall mean the Public Company Accounting Oversight Board.
“PCAOB Audited Financials” shall mean (a) the audited combined statement of financial position of the Group Companies as of December 31, 2023 and December 31, 2024, and the audited combined statements of income, comprehensive income, changes in net investment, and cash flows, for the years ended December 31, 2023 and December 31, 2024 audited by the Company’s independent auditors in accordance with (i) all applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable) and (ii) PCAOB auditing standards, together with the auditor’s report of the independent auditors thereon, and (b) to the extent provided by the Company or New PubCo pursuant to Section 7.16, any other audited financial statements of the Group Companies that are included in the Registration Statement / Proxy Statement.
“Permit” shall mean any consent, license, permit, franchise, waiver, approval, authorization, certificate, registration or filing issued by, obtained from or made with a Governmental Entity.
“Permitted Lien” shall mean (a) Liens for Taxes (i) not yet delinquent or for Taxes that are being contested in good faith by appropriate proceedings and (ii) that are sufficiently reserved for on the financial statements in accordance with IFRS or U.S. GAAP, as applicable; (b) statutory and contractual Liens of landlords with respect to leased real property that do not interfere in any material respect with the value or the present or intended use of or occupancy of the affected leased real property by any of the Group Companies; (c) Liens of carriers, warehousemen, mechanics, materialmen and repairmen and the like incurred in the ordinary course of business and: (i) not yet delinquent or that are being contested in good faith through appropriate proceedings and (ii) that are sufficiently reserved for on the financial statements in accordance with IFRS or U.S. GAAP, as applicable; (d) in the case of real property, zoning, building, or other restrictions, variances, covenants, rights of way, encumbrances, easements and other irregularities in title, to the extent they do not interfere with the value or the present use of or occupancy of the affected parcel by any of the Group Companies; (e) non-exclusive licenses (or sublicenses) entered into in the ordinary course of business; (f) all exceptions, restrictions, easements, imperfections of title, charges, rights-of-way and other Liens of record, in each case, arising in the ordinary course that do not, individually or in the aggregate, materially interfere with the value or present or intended use or occupancy of the assets and real properties of the Group Companies and the rights under the real property leases which are material to the Group Business, taken as a whole and do not result in a material liability to the Group Companies; (g) Liens securing any Group Company’s existing credit facilities; and (h) transfer restrictions arising under applicable securities Laws.
“Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.
“Personal Information” shall mean (a) any information that relates to, identifies or is reasonably capable of being associated with a natural person; and (b) information that constitutes “personal information”, “personally identifiable information”, “personal data” or other similar terms under applicable Privacy Law.

“PIPE Investments” shall have the meaning set forth in Section 7.19.
“PIPE Investors” shall have the meaning set forth in Section 7.19.
“PIPE Shares” shall mean the number of New PubCo Common Shares issued to the PIPE Investors in accordance with the PIPE Subscription Agreements.
“PIPE Subscription Agreements” shall have the meaning set forth in Section 7.19.
“Plan of Merger” shall have the meaning set forth in Section 2.3(b).
“Privacy Laws” with respect to any Person, shall mean, to the extent applicable, the Laws that regulate data privacy, data security, data protection or cybersecurity, in each case with respect to the collection, storage, use, disclosure, destruction or other processing, and transfer of Personal Information.
“Proceeding” shall mean any action, suit, hearing, claim, charge, audit, lawsuit, demand, dispute, notice, investigation, prosecution, litigation, inquiry, arbitration, alternative dispute resolution, or other proceedings (in each case, whether civil, criminal, regulatory or administrative or at law or in equity) by or before a Governmental Entity.
“Proxy Clearance Date” shall have the meaning set forth in Section 7.1(a)(ii).
“Proxy Statement” shall have the meaning set forth in Section 7.1(a)(i).
“Reference Date” shall mean (a) with respect to representations and warranties relating to each of New PubCo and Merger Sub, the date of incorporation of New PubCo and Merger Sub, respectively, and (b) with respect to the Group Companies, the date which is two years prior to the date hereof.
“Registration Rights Agreement” shall mean an agreement among New PubCo, the Seller and the Sponsor, in form and substance reasonably acceptable to the parties thereto, pursuant to which New PubCo grants the holders certain registration rights with respect to certain securities of New PubCo.
“Registration Shares” shall have the meaning set forth in Section 7.1(a)(i).
“Registration Statement / Proxy Statement” shall have the meaning set forth in Section 7.1(a)(i).
“Regulation S-K” shall mean Regulation S-K promulgated under the Securities Act.
“Regulation S-X” shall mean Regulation S-X promulgated under the Securities Act.
“Repayment Amounts” shall have the meaning set forth in Section 7.20(a).
“Repayment Date” shall have the meaning set forth in Section 7.20(b).
“Repayment Events” shall have the meaning set forth in Section 7.20(a).
“Representatives” shall mean, with respect to any Person, such Person’s controlling shareholders, controlling stockholders, directors, officers, managers, employees, agents, advisors and other representatives.
“Request for Funds” shall have the meaning set forth in Section 7.20(b).

“Retained Assets and Liabilities” shall mean the assets and liabilities retained by the Company following the Demerger as set forth on schedule IV of the Demerger Proposal.
“Sale” shall have the meaning set forth in the Recitals hereto.
“Sale Effective Time” shall mean the date and time specified in the Transfer Deed as the effective time of the Sale.
“Sanctioned Party List” shall mean the list of Specially Designated Nationals and Blocked Persons or ‘Foreign Sanctions Evaders’ maintained by the OFAC, the Entity List maintained by the Bureau of Industry and Security of the U.S. Department of Commerce, the Consolidated List of Persons, Groups and Entities subject to EU Financial Sanctions maintained by the European Commission, the UK Sanctions List maintained by the Office of Financial Sanctions Implementation within the UK’s HM Treasury, or any equivalent list maintained by a Sanctions Authority, as amended from time to time.
“Sanctioned Person” shall mean (a) any Person listed in any Sanctioned Party List; (b) any Person fifty per cent (50%) or more owned by (or, as applicable under the Sanctions Laws administered by the United Kingdom and/or the European Union and its Member States, controlled by) any Person listed in any Sanctioned Party List or a sanctioned Governmental Entity (e.g., the government of Venezuela); (c) any Governmental Entity of a Sanctioned Territory or any Person otherwise operating, organized, or resident in a Sanctioned Territory; and (d) any Person acting on behalf of a party described under (a) through (c).
“Sanctioned Territory” shall mean any country or other territory subject to a comprehensive export, import, financial or investment embargo under any Sanctions Laws, which currently comprise Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, and those portions of the Donetsk People’s Republic, Luhansk People’s Republic, Kherson and Zaporizhzhia regions of Ukraine over which any Sanctions Authority imposes comprehensive Sanctions.
“Sanctions Authority” means: (a) the United States of America (including the U.S. Department of the Treasury, the United States Department of State, and any other U.S. government entity); (b) the United Nations (including its Security Council, and any United Nations Security Council Sanctions Committee); (c) the European Union, or any Member State thereof (including the Netherlands); (d) the United Kingdom; (e) the Cayman Islands; (f) Ukraine; and (g) any Governmental Entity of the foregoing.
“Sanctions” or “Sanctions Laws” shall mean means any law, regulation, order, or directive imposed, administered or enforced from time to time by any Sanctions Authority which imposes financial or trade sanctions (including, without limitation, asset blocking/freezing, trade embargoes, and other financial or trade restrictions) against countries, regions, locations, individuals, or entities on grounds of national or international security, human rights, or foreign policy.
“Sanctions Event” shall have the meaning set forth in Section 7.23.
“Sanctions License” shall have the meaning set forth in Section 7.23.
“SEC” shall mean the United States Securities and Exchange Commission.
“Securities Act” shall mean the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller Financing Certificate” shall have the meaning set forth in Section 3.6.
“Seller Governing Documents” shall mean the articles of association of the Seller, as may be amended from time to time.
“Seller Loan Note” shall mean the promissory note in the form attached as Exhibit A to this Agreement issued for the Seller Loan Note Consideration Amount.
“Seller Loan Note Consideration Amount” shall mean the amount of the Seller Loan Note which shall be dollar amount equal to the Cash Investment Amount.
“Seller Lock-up Agreement” shall have the meaning set forth in the Recitals hereto.
“Seller Share Consideration Number” shall mean the number of the New PubCo Common Shares equal to (a) the amount of (i) Closing Equity Value less (ii) the Seller Loan Note Consideration Amount, divided by (b) $10.35; provided that the resulting number shall be rounded down to the nearest whole number.
“Seller Transaction Expenses” shall mean (a) all documented third-party out-of-pocket fees, costs and expenses incurred in connection with, or otherwise related to, the Transactions, the negotiation, preparation and execution of this Agreement, the other Transaction Documents and the performance and compliance with all agreements and conditions contained herein to be performed or complied with at or before the Closing, including the fees, expenses and disbursements of counsel and accountants, due diligence expenses, advisory, brokerage, deal and consulting fees and expenses, and other third-party fees, in each case, of a member of the VEON Group or the Company Parties; (b) all bonuses, change in control payments, severance, retention, retirement or similar payments or success fees payable to any current or former officer, employee, natural individual independent contractor or director of any Group Company solely as a result of the consummation of the Transactions, and the employer portion of employment, payroll or similar Taxes payable as a result of the foregoing amounts; and (c) fifty percent (50%) of the filing fees paid with respect to any regulatory filings made pursuant to Section 7.2; provided that the estimated Seller Transaction Expenses are set forth on Section 1.1(d) of the VEON Disclosure Schedule.
“Software” shall mean any and all computer programs (whether in source code, object code, human readable form or other form), applications, algorithms, user interfaces, firmware, development tools, templates and menus, and all documentation, including user manuals and training materials, related to any of the foregoing.
“SPAC” shall have the meaning set forth in the Preamble hereto.
“SPAC Business Combination” shall have the meaning set forth in Section 7.11(b).
“SPAC Cash” shall mean an amount equal to (a) the aggregate amount of cash contained in the Trust Account immediately prior to the Closing (prior to giving effect to the SPAC Shareholder Redemption), less (b) the Aggregate SPAC Shareholder Redemption Payments Amount, less (c) the aggregate amount of any amounts payable from the Trust Account pursuant to Section 7.12(a)(ii)(B), plus (d) the net amount of proceeds actually contributed by the investors pursuant to the PIPE Investments in accordance with the terms and conditions of the PIPE Subscription Agreements, if any.
“SPAC Class A Ordinary Shares” shall mean the Class A Ordinary Shares of the SPAC, par value $0.0001 per share.

“SPAC Class B Ordinary Shares” shall mean the Class B Ordinary Shares of the SPAC, par value $0.0001 per share.
“SPAC Consolidated Group” shall have the meaning set forth in Section 5.14(b).
“SPAC Counsel” shall mean Morgan Lewis & Bockius LLP.
“SPAC D&O Indemnified Party” shall have the meaning set forth in Section 7.13(b)(i).
“SPAC D&O Tail” shall have the meaning set forth in Section 7.13(b)(ii).
“SPAC Disclosure Schedule” shall have the meaning set forth in the Preamble to Article V.
“SPAC Employee Benefit Plan” shall mean each “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and each other retirement, supplemental retirement, deferred compensation, bonus, transaction bonus, incentive compensation, share purchase, stock purchase, employee stock ownership, employee share ownership, equity-based, phantom-equity, profit-sharing, severance, termination protection, change in control, retention, employee loan, retiree medical or life insurance, educational, employee assistance, collective bargaining, fringe benefit plan, policy, agreement, program or arrangement and all other plans, policies, agreements, programs or arrangements providing for any compensation or employee benefits, in each case whether or not subject to ERISA, whether oral or written, (i) which the SPAC sponsors, maintains, contributes to (or is required to contribute to), administers or has entered into for the current or future benefit of any current or former officer, employee, natural individual independent contractor or director of the SPAC, or (ii) with respect to which the SPAC has or may have any direct or indirect liability.
“SPAC Financing Certificate” shall have the meaning set forth in Section 3.5.
“SPAC Fundamental Representations” shall mean the representations and warranties set forth in Sections 5.1 and 5.18.
“SPAC Governing Documents” shall mean the second amended and restated memorandum and articles of association of the SPAC adopted by special resolution dated October 10, 2024, and effective on October 10, 2024, as may be amended from time to time.
“SPAC Material Adverse Effect” shall mean any Effect that, individually or in the aggregate, has, or would reasonably be expected to have, a material adverse effect on (a) the assets and liabilities, business conditions (financial or otherwise) or results of operations of the SPAC; or (b) the ability of the SPAC to consummate the Transactions by the Outside Date; provided, however, that in no event will any Effect resulting from, arising out of or relating    to the following, alone or in combination, be taken into account in determining whether a SPAC Material Adverse Effect pursuant to clause (a) has occurred or would reasonably be expected to occur: (i) acts of war (whether declared or not), sabotage, cyberattacks or terrorism, or any escalation, continuing or worsening of any such acts or changes in global, national, regional, state or local political or social conditions; (ii) earthquakes, hurricanes, tornados, tsunamis, volcanic activities, mudslides, flooding, wild fires or other natural disasters, epidemics, pandemics or other public health emergencies or other natural or man-made disasters, in each case, where the SPAC’s business has a material presence; (iii) solely to the extent related to the identity of any Group Company, changes or effects attributable to the execution of this Agreement and other Transaction Documents, including public announcement, consummation, performance or pendency of the Transactions (including the loss of customers, financing sources, joint venture partners, licensors, licensees, suppliers, employees or other third parties having business relationships with the SPAC), provided that this clause (iii) shall not apply to the representations and warranties (or related conditions) that, by their terms, specifically address the consequences arising out of the public announcement, performance or pendency of the Transactions to the extent applicable; (iv) changes or proposed changes in applicable Laws or enforcement or interpretations thereof, Orders or decisions by courts or any other Governmental Entity after the date of this Agreement; (v) changes or proposed changes in U.S. GAAP or other applicable accounting or auditing standards (or any interpretation thereof) after the date of this Agreement; (vi) changes in the national, regional, local, international or worldwide political, economic, regulatory or tax conditions, including changes in the credit, debt, capital, currency, securities or financial markets( including changes in interest or exchange rates); (vii) Effects generally applicable to blank check companies or affecting the industries and markets in which blank check companies operate; (viii) any failure in and of itself of the SPAC to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (viii) shall not prevent or otherwise affect a determination that the Effect underlying such failure has resulted in a SPAC Material Adverse Effect (except to the extent otherwise excluded under this definition); or (ix) any actions (A) expressly required to be taken, or expressly required not to be taken, pursuant to the terms of this Agreement or the other Transaction Documents or (B) taken at the prior written request or with the prior written consent of New PubCo, Merger Sub, the Seller or the Company (including any breach of a PIPE Investor’s obligations to fund its commitment thereunder when required); provided, that in the case of each of clauses (i), (ii), (iv), (v) (vi) and (vii), any such Effect to the extent it disproportionately affects the SPAC relative to other participants in the industries or geographical areas in which the SPAC operates shall not be excluded from the determination of whether there has been, or could reasonably be expected to be, a SPAC Material Adverse Effect. Notwithstanding the foregoing, the amount of any SPAC Shareholder Redemption, or the failure to obtain the SPAC Shareholder Approval, shall not be deemed a SPAC Material Adverse Effect.
“SPAC Material Contracts” shall have the meaning set forth in Section 5.10(a).
“SPAC Ordinary Shares” shall mean the SPAC Class A Ordinary Shares and SPAC Class B Ordinary Shares.
“SPAC Placement Warrants” shall mean the private placement warrants to purchase SPAC Class A Ordinary Shares.
“SPAC Preference Shares” shall mean the preference shares of the SPAC, par value $0.0001.
“SPAC Public Warrants” shall mean the warrants to purchase SPAC Class A Ordinary Shares issued as a component of the units issued in the SPAC’s initial public offering, with each unit issued therein including one-third of such a warrant.
“SPAC Recommendation” shall have the meaning set forth the Recitals hereto.
“SPAC SEC Reports” shall have the meaning set forth in Section 5.6(a).
“SPAC Shareholder Approval” shall mean the approval of the SPAC Shareholder Matters as set out in Section 7.1(a)(i), in each case in accordance with the Proxy Statement and the SPAC Governing Documents.
“SPAC Shareholder Matters” shall have the meaning set forth in Section 7.1(a)(i).

“SPAC Shareholder Redemption” shall have the meaning set forth in Section 7.1(a)(i).
“SPAC Shareholders” shall have the meaning set forth in Recitals hereto.
“SPAC Support Agreement” shall have the meaning set forth in the Recitals hereto.
“SPAC Transaction Expenses” shall mean (a) all documented third-party out-of-pocket fees, costs and expenses incurred in connection with, or otherwise related to, the Transactions, the negotiation, preparation and execution of this Agreement, the other Transaction Documents and the performance and compliance with all agreements and conditions contained herein to be performed or complied with at or before the Closing, including the fees, expenses and disbursements of counsel and accountants (excluding any fees, expenses and disbursements in connection with the preparation of the PCAOB Audited Financials), due diligence expenses (including fees or reimbursement fees for the obtainment of any due diligence reports prepared by third parties), advisory, brokerage, deal and consulting fees and expenses, and other third-party fees, in each case, of the SPAC or any of its Affiliates as of the Closing (including deferred underwriting compensation paid to Cantor Fitzgerald & Co. in accordance with the SPAC Underwriting Agreement); (b) all bonuses, change in control payments, severance, retention, retirement or similar payments or success fees payable to any current or former officer, employee, natural individual independent contractor or director of the SPAC solely as a result of the consummation of the Transactions, and the employer portion of employment, payroll or similar Taxes payable as a result of the foregoing amounts; (c) fifty percent (50%) of the filing fees paid with respect to any regulatory filings made pursuant to Section 7.2; and (d) any Taxes required to be paid by the SPAC in respect of any redemptions, including the SPAC Shareholder Redemptions, pursuant to the Inflation Reduction Act of 2022; provided that the estimated SPAC Transaction Expenses are set forth on Section 1.1(b) of the SPAC Disclosure Schedule.
“SPAC Underwriting Agreement” shall mean that certain underwriting agreement between the SPAC and Cantor Fitzgerald & Co., dated as of October 10, 2024.
“SPAC Units” shall mean equity securities of the SPAC each consisting of (a) one SPAC Class A Ordinary Share and (b) one-third of one SPAC Public Warrant.
“SPAC Warrant Agreement” shall mean that certain warrant agreement by and between the SPAC and Continental Trust, dated October 10, 2024.
“SPAC Warrants” shall mean the SPAC Public Warrants and the SPAC Placement Warrants.
“Special Meeting” shall have the meaning set forth in Section 7.1(b).
“Special Meeting Form 8-K” shall have the meaning set forth in Section 7.3(c).
“Sponsor” shall mean (a) Cohen Circle Sponsor I, LLC, a Delaware limited liability company and/or (b) Cohen Circle Advisors I, LLC, a Delaware limited liability company, depending on the context.
“Sponsor Agreement” shall have the meaning set forth in the Recitals hereto.
“Subsidiary” shall mean, with respect to any Person, any partnership, limited liability company, corporation, company or other business entity of which: (a) if a corporation or a company, a majority of the total voting power of share capital or shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; (b) if a partnership, limited liability company or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof; or (c) in any case, such Person controls the management thereof.
“Surviving Company” shall have the meaning set forth in Section 2.2.
“Surviving Company Governing Documents” shall mean the memorandum and articles of association of the Surviving Company, as may be amended from time to time.
“Surviving Company Ordinary Shares” shall mean the ordinary shares of the Surviving Company, par value $0.0001 per share.
“Targeted Party” shall have the meaning set forth in Section 7.23.
“Tax” or “Taxes” shall mean all forms of taxation for any and all federal, state, local, municipal, governmental or other body or authority in any jurisdiction, including, without limitation, gross receipts, gross revenues, income, profits, gains, license, sales, use, estimated, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, social security, recapture, net worth, employment, escheat and unclaimed property obligations, excise and property taxes, assessments, stamp, environmental, registration, governmental charges, duties, levies, fees, charges, tariffs, contributions, social contributions, imposts and other similar charges, in each case, imposed by a Taxing Authority (whether disputed or not), together with all interest, penalties, surcharge, fine and additions imposed by a Taxing Authority with respect to any such amounts, including Tax unity obligations and Tax sharing agreements.
“Tax Return” shall mean any return, declaration, report, form, claim for refund, or information return or statement relating to Taxes that is filed or required to be filed with a Taxing Authority or other Governmental Entity, including any schedule or attachment thereto and any amendment thereof in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax.
“Taxing Authority” shall mean any Tax authority or other authority competent to impose, assess or enforce any liability to Tax in any jurisdiction.
“Telecommunications Regulatory Authorities” shall mean any Governmental Entities that regulate electronic communications, telecommunications facilities or telecommunications services in the jurisdictions in which the Company or its Subsidiaries have such facilities or conduct business as of the date of this Agreement.
“Third Party Indebtedness” means, with respect to a Person, the Indebtedness of such Person owed to any lenders or other creditors that are not Affiliates of such Person.
“Trade Secrets” shall mean any and all trade secrets and rights in technology, discoveries and improvements, inventions (whether or not patentable), know-how, proprietary rights, formulae, confidential and proprietary information, technical information, techniques, inventions (including conceptions and/or reductions to practice), databases and data, pricing and cost information, business and marketing plans and proposals, and customer and supplier lists (including lists of prospects) and related information, designs, drawings, procedures, processes, algorithms, models, formulations, manuals and systems, whether or not patentable or copyrightable, each to the extent owned or used by the Group Companies.
“Trademarks” shall mean any and all trademarks, service marks, trade names, business marks, service names, brand names, trade dress rights, logos, corporate names, trade styles, and other source or business identifiers and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, along with all applications, registrations, renewals and extensions thereof and any common law rights with respect thereto.
“Transaction Documents” shall mean this Agreement, the SPAC Support Agreement, the Sponsor Agreement, the Transfer Deed, the Seller Loan Note, the Plan of Merger, the Registration Rights Agreement, the Seller Lock-up Agreement, the Amended and Restated New PubCo Governing Documents and all the agreements documents, instruments and certificates entered into in connection herewith or therewith and any and all exhibits and schedules thereto.
“Transaction Litigation” shall have the meaning set forth in Section 7.18.
“Transactions” shall mean the transactions contemplated pursuant to this Agreement, including the Merger, the Sale, and the PIPE Investments.
“Transfer Deed” shall mean the notarial instrument for the transfer of the Company Shares from the Seller to New PubCo, which notarial instrument shall be executed by a civil-law notary practicing in the Netherlands and shall evidence such transfer.
“Transfer Taxes” shall have the meaning set forth in Section 7.14(b).
“Trust Account” shall have the meaning set forth in Section 5.13(a).
“Trust Agreement” shall have the meaning set forth in Section 5.13(a).
“Trust Termination Letter” shall have the meaning set forth in Section 7.5.
“U.S. GAAP” shall mean U.S. generally accepted accounting principles.
“Ukraine Invasion” shall mean the invasion of Ukraine by the military forces of the Russian Federation or otherwise related to the Russian Federation, including: (a) all related acts of war, military actions, hostilities, and conflicts; (b) any potential continuation, escalation, suspension, or resolution thereof in any form and on any terms; and (c) all actual or potential, direct or indirect effects or implications thereof on the economic, financial, geopolitical, regulatory, operational, legal, or reputational aspects of the business, assets, infrastructure, supply chains, customer base, or markets in which the Group Companies operate, both within the affected regions of Ukraine and globally.
“Ukraine Invasion Measures” shall mean (a) any Sanctions Laws, martial Laws or Orders, or any other similar Laws or Orders or (b) any measures, decisions, actions, activities, conduct, or omissions of third Persons directly or indirectly affecting the Group Companies, in each case in connection with or as a result of the Ukraine Invasion.
“Ukrainian Group Companies” shall mean Kyivstar JSC, Helsi Ukraine LLC, Kyivstar.Tech LLC and Lan Trace LLC and each of their Subsidiaries, from time to time.

“Ukrainian Group Companies Equity Interests” shall mean the Equity Interests of the Ukrainian Group Companies excluding the Kyivstar Minority Shares and the Helsi Minority Shares.
“Unit Separation” shall have the meaning set forth in Section 3.2(a).
“VEON D&O Indemnified Party” shall have the meaning set forth in Section 7.13(a)(i).
“VEON Disclosure Schedule” has the meaning set forth in the lead-in to Article IV.
“VEON Fundamental Representations” shall mean the representations and warranties set forth in Sections 4.1, 4.2, 4.3, 4.4, 4.5(b), 4.7 and 4.21.
“VEON Group” shall mean VEON Ltd. and its Affiliates from time to time, excluding the Company Parties and the Group Companies.
“VEON Intermediate Holdings” shall mean VEON Intermediate Holdings B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under Dutch law and registered with the Dutch Chamber of Commerce (Kamer van Koophandel) under number 95883479.
“VEON Ltd.” shall mean VEON Ltd., an exempted company with limited liability, incorporated and existing under the laws of Bermuda with registration number 43271, with its registered office at Victoria Place, 31 Victoria Street, Hamilton, HM10, Bermuda, and its principal business address at Index Tower (East Tower), Unit 1703, DIFC (Dubai International Financial Center), United Arab Emirates.
“VEON MidCo” shall mean VEON MidCo B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under Dutch law and registered with the Dutch Chamber of Commerce (Kamer van Koophandel) under number 95883657.
“VEON Pre-Closing Steps” shall mean (a) the Demerger; (b) the Old Bonds Repayment; (c) the New Bonds Repayment; (d) the 2027 Bonds Transfer; (e) completion of the exchange of any relevant Old Bonds for Exchange New Bonds to the extent the corresponding series of New Bonds remains outstanding when such exchange is requested by a relevant Old Bonds Holder, all in accordance with the terms and conditions of the Old Bonds Consent Solicitations; (f) payment by the Seller to the Company of any Repayment Amounts pursuant to Section 7.20 in respect of any Request for Funds received by the Seller.
“VEON SEC Reports” shall mean the forms, reports, schedules, statements and other documents required to be filed or furnished by VEON Ltd. with the SEC under the Exchange Act or the Securities Act since the Reference Date to the date of this Agreement, together with any amendments, restatements or supplements thereto (all of the foregoing filed prior to the date of this Agreement).
“Waiving Parties” shall have the meaning set forth in Section 11.15.
“Willful Breach” shall mean, with respect to any Person and any agreement to which such Person is a party, such Person’s material breach of any of its covenants or other agreements set forth in such agreement, which material breach constitutes, or is a consequence of, a purposeful act or failure to act by such Person with the knowledge that the taking of such act or failure to take such act would cause a material breach of such covenant or agreement.

“Working Hours” shall mean 9:30 a.m. to 5:30 p.m. (based on the time at the location of the address of the recipient of the relevant notice) on a Business Day.
Article II
THE SALE AND THE MERGER
2.1.Sale. At the Sale Effective Time, the Seller and New PubCo will consummate the Sale by means of the execution of the Transfer Deed. As a result, following the Sale, the Company shall become a direct, wholly-owned subsidiary of New PubCo.
2.2.Merger. On the first Business Day following the date that includes the Sale Effective Time, at the Merger Effective Time, Merger Sub will be merged with and into the SPAC upon the terms and subject to the conditions set forth in this Agreement, the Plan of Merger and in accordance with the Companies Act. As a result of the Merger, the separate corporate existence of Merger Sub will cease and the SPAC will continue as the surviving company of the Merger under the Companies Act (the SPAC, in its capacity as the surviving company of the Merger, is sometimes referred to as the “Surviving Company”). As a result, following the Merger, the shares of the Surviving Company will be directly and solely held by New PubCo, and the Surviving Company will become a wholly owned subsidiary of New PubCo.
2.3.Closing; Effective Times.
(a)Unless this Agreement has been terminated and the Transactions have been abandoned pursuant to Article IX of this Agreement, and subject to the satisfaction or waiver of the conditions set forth in Article VIII of this Agreement, the Closing will occur by electronic exchange of documents at a time and date to be specified in writing by the Parties which will be no later than three Business Days after satisfaction or waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each such conditions), or at such other time, date and place as the SPAC and the Seller may mutually agree in writing; provided that such day is not a Friday. The date on which the Merger actually takes place is referred to as the “Closing Date”.
(b)Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, the Parties shall cause the Merger to be consummated by entering into a plan of merger in form and substance that is reasonably acceptable to the Parties (the “Plan of Merger”) and filing the Plan of Merger with the Registrar of Companies of the Cayman Islands (the “Cayman Registrar”) in accordance with the Companies Act (the Merger becoming effective at such date the Plan of Merger is duly registered with the Cayman Registrar (or such later date as may be agreed by each of the Parties and specified in such Plan of Merger in accordance with the Companies Act) being the “Merger Effective Time” and, together with the Sale Effective Time, the “Effective Times”), together with any required related certificates or other documents as may be required in accordance with the relevant provisions of the Companies Act.
2.4.Effect of Merger. At the Merger Effective Time, the effect of the Merger shall be as provided in this Agreement, the Plan of Merger, and the applicable provisions of the Companies Act. Without limiting the generality of the foregoing, and subject thereto, at the Merger Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the SPAC and Merger Sub shall vest in and become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Company (including all rights and obligations with respect to the Trust Account), which shall include the assumption by the Surviving Company of any and all agreements, covenants, duties and obligations of the SPAC and Merger Sub set forth in this Agreement and the other Transaction Documents to which the SPAC or Merger Sub is a party, and following the Merger Effective Time, the Surviving Company shall thereafter exist as a wholly-owned subsidiary of New PubCo and the separate corporate existence of Merger Sub shall cease to exist.

2.5.Governing Documents.
(a)At the Merger Effective Time, the Merger Sub Governing Documents, as in effect immediately prior to the Merger Effective Time, shall be adopted by the Surviving Company as the Surviving Company Governing Documents from and after the Merger Effective Time, except such documents shall be amended to change the name of the Surviving Company to “Kyivstar Cayman Corp.”, until thereafter amended as provided by applicable Laws and such documents.
(b)On the Closing Date, effective as of immediately prior to the Merger Effective Time, the Amended and Restated New PubCo Governing Documents shall be adopted, until thereafter amended as provided by applicable Laws and such documents.
2.6.Directors and Officers.
(a)The Parties shall cause the initial directors and officers of the Surviving Company immediately following the Merger Effective Time to be comprised of the directors and officers (if any) of Merger Sub immediately prior to the Merger Effective Time, each to hold office in accordance with the Surviving Company Governing Documents.
(b)From and after the Merger Effective Time, until successors are duly elected or appointed, as applicable, and qualified in accordance with applicable Laws and the Amended and Restated New PubCo Governing Documents, the directors and officers of New PubCo shall be the directors and officers as designated by the Parties pursuant to Section 7.15.
Article III
CLOSING TRANSACTIONS
3.1.Sale. At the Sale Effective Time, by virtue of the Sale and the execution of the Transfer Deed, the Company Shares held by the Seller shall be sold and transferred to New PubCo, free and clear of all Liens (other than potential restrictions on resale under applicable securities laws), and the Seller shall (a) subscribe and be issued, in exchange for such Company Shares, the New PubCo Common Shares equal to the Seller Share Consideration Number and (b) be issued by New PubCo the Seller Loan Note in the amount equal to the Seller Loan Note Consideration Amount.
3.2.Merger. Upon the terms and subject to the conditions of this Agreement, the Plan of Merger, and the Companies Act, by virtue of the Merger and without any further action on the part of the Parties or any other Person, the following shall occur:
(a)Treatment of the SPAC Units. Each SPAC Unit, that is issued and outstanding immediately prior to the Merger Effective Time, shall be automatically detached and the holder thereof shall be deemed to hold one SPAC Class A Ordinary Share and one-third of a SPAC Public Warrant in accordance with the terms of the applicable SPAC Unit (the “Unit Separation”), provided that no fractional SPAC Public Warrant will be issued in connection with the Unit Separation such that if a holder of SPAC Units would be entitled to receive a fractional SPAC Public Warrant upon the Unit Separation, the number of SPAC Public Warrants to be issued to such holder upon the Unit Separation shall be rounded down to the nearest whole number of SPAC Public Warrants. The underlying securities of the SPAC held or deemed to be held following the Unit Separation shall be further converted in accordance with the applicable terms of this Section 3.2.
(b)Cancellation of Certain SPAC Ordinary Shares. As further described in, and pursuant to, the Sponsor Agreement, on the Closing Date, immediately prior to the Merger Effective Time: (i) 2,155,000 SPAC Class B Ordinary Shares held by the Sponsor shall be surrendered by the Sponsor to the SPAC and the SPAC shall cause such shares to be automatically cancelled and no longer outstanding without any conversion thereof or payment or other consideration therefor and no SPAC Class A Ordinary Shares, New PubCo Common Shares or other consideration shall be issued or issuable in exchange therefor (the “Forfeited Sponsor Shares”); and (ii) each SPAC Ordinary Share, that is issued and outstanding immediately prior to the Merger Effective Time, owned by the SPAC as a treasury share immediately prior to the Merger Effective Time, shall automatically be cancelled without any conversion thereof or payment or other consideration therefor and no SPAC Class A Ordinary Shares, New PubCo Common Shares or other consideration shall be issued or issuable in exchange therefor (the “Cancelled Treasury Shares”).
(c)Conversion of SPAC Class B Ordinary Shares. Each SPAC Class B Ordinary Share, that is issued and outstanding immediately prior to the Merger Effective Time (except for the Forfeited Sponsor Shares and the Cancelled Treasury Shares), shall be automatically converted into and shall represent only the right to be issued one validly issued, fully paid and non-assessable SPAC Class A Ordinary Share pursuant to and in accordance with the conversion mechanics set forth in Article 17.2 of the SPAC Governing Documents (without giving effect to the adjustments set forth in Article 17.3 thereof) and following such conversion, each SPAC Class B Ordinary Share shall no longer be outstanding, and each former holder of SPAC Class B Ordinary Shares shall thereafter cease to have any rights with respect to such securities.
(d)Conversion of SPAC Class A Ordinary Shares. As of the Merger Effective Time, each SPAC Class A Ordinary Share that is issued and outstanding immediately prior to the Merger Effective Time after giving effect to the SPAC Shareholder Redemptions, including (i) the SPAC Class A Ordinary Shares held as a result of the Unit Separation set forth in Section 3.2(a), and (ii) the SPAC Class A Ordinary Shares converted as a result of SPAC Class B Ordinary Share conversion set forth in Section 3.2(c), but excluding (x) the Forfeited Sponsor Shares and (y) the Cancelled Treasury Shares, shall be automatically cancelled in exchange for the right to be issued one validly issued, fully paid and non-assessable New PubCo Common Share.
(e)Cancellation of Merger Sub Ordinary Shares. Each Merger Sub Ordinary Share, that is issued and outstanding immediately prior to the Merger Effective Time, shall be automatically cancelled in exchange for one validly issued, fully paid and non-assessable Surviving Company Ordinary Share. The Surviving Company Ordinary Shares shall have the same rights, powers and privileges as the shares so converted and shall constitute the only issued and outstanding share capital of the Surviving Company.
(f)Treatment of SPAC Warrants.
(i)Each SPAC Public Warrant, that is outstanding and unexercised immediately prior to the Merger Effective Time, whether or not vested, including the SPAC Public Warrants held as a result of the Unit Separation pursuant to Section 3.2(a), shall remain outstanding but shall be automatically converted to become one New PubCo Public Warrant. All rights with respect to SPAC Class A Ordinary Shares under SPAC Public Warrants that will be converted into New PubCo Public Warrants shall thereupon be converted into rights with respect to New PubCo Common Shares. Accordingly, from and after the Merger Effective Time: (A) each SPAC Public Warrant converted into a New PubCo Public Warrant as a result of the Merger may be exercised solely for New PubCo Common Shares; (B) the number of New PubCo Common Shares subject to each such New PubCo Public Warrant shall be the number of SPAC Class A Ordinary Shares that were subject to such SPAC Public Warrant, as in effect immediately prior to the Merger Effective Time; (C) the per share exercise price for the New PubCo Common Shares issuable upon exercise of each such New PubCo Public Warrant shall be the per share exercise price of SPAC Class A Ordinary Shares subject to such SPAC Public Warrant, as in effect immediately prior to the Merger Effective Time; and (D) any restriction on the exercise of any such SPAC Public Warrant shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such SPAC Public Warrant shall otherwise remain unchanged; provided, however, that to the extent provided under the terms of a SPAC Public Warrant, such SPAC Public Warrant converted into a New PubCo Public Warrant in accordance with this Section 3.2(f) shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any share split, division or subdivision of shares, share dividend or distribution (including any dividend or distribution of securities convertible into New PubCo Common Shares), reorganization, combination, exchange of shares, reverse share split, consolidation of shares, reclassification, recapitalization or other like change with respect to New PubCo Common Shares subsequent to the Merger Effective Time.
(ii)As further described in, and pursuant to, the Sponsor Agreement, each SPAC Placement Warrant that is outstanding immediately prior to the Merger Effective Time shall automatically be cancelled and cease to exist and no New PubCo Public Warrant or other consideration shall be delivered or deliverable in exchange therefor.
(iii)The Parties shall take all lawful actions to effect the aforesaid provisions of this Section 3.2(f), including causing the SPAC Warrant Agreement to be amended or amended and restated to the extent necessary to give effect to this Section 3.2(f), including adding New PubCo as a party thereto.
3.3.Exchange Procedures. Following the date hereof and prior to the Merger Effective Time, New PubCo shall appoint an exchange agent reasonably acceptable to the SPAC, New PubCo and the Seller (the “Exchange Agent”) to act as the exchange agent in connection with the Sale and the Merger and, if required by the Exchange Agent, enter into an exchange agent agreement with the Exchange Agent (the “Exchange Agent Agreement”) in form and substance that is reasonably acceptable to the SPAC, New PubCo and the Seller; provided, however, that Continental Trust is deemed to be reasonably acceptable to the SPAC, New PubCo and the Seller.
3.4.Issuance of the Seller Consideration and the SPAC Shareholder Consideration.
(a)In accordance with the procedures to be agreed upon with the Exchange Agent, New PubCo shall issue (i) at the Sale Effective Time, to the Seller, the number of New PubCo Common Shares to which the Seller is entitled in respect of its Company Shares pursuant to Section 3.1; and (ii) at or after the Merger Effective Time, to each SPAC Shareholder, the number of New PubCo Common Shares to which such SPAC Shareholder is entitled in respect of its SPAC Ordinary Shares pursuant to Section 3.2. For illustrative purposes only, and assuming that (i) no SPAC Shareholder exercises its right to participate in the SPAC Shareholder Redemption and (ii) no New PubCo Common Shares are issued pursuant to any PIPE Subscription Agreements, immediately following the consummation of the Transactions, the capital structure of New PubCo will be substantially as set out in Exhibit B.
(b)No fractional New PubCo Common Share will be issued in connection with the Sale or the Merger such that if the Seller or a SPAC Shareholder would be entitled to receive a fractional New PubCo Common Share at the Sale Effective Time or the Merger Effective Time, respectively, the number of New PubCo Common Shares to be issued to such Person shall be rounded down to the nearest whole number of New PubCo Common Shares.
(c)The number of New PubCo Common Shares that each Person is entitled to receive as a result of the Sale, the Merger and as otherwise contemplated by this Agreement shall be adjusted to reflect appropriately the effect of any share split, share subdivision, split-up, reverse share split, share consolidation, share subdivision, share dividend or distribution (including any dividend or distribution of securities convertible into New PubCo Common Shares), extraordinary cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to New PubCo Common Shares occurring on or after the date hereof and prior to the Closing.
(d)If for any reason the Seller Share Consideration Number, as determined in accordance with this Agreement (i.e., calculated in accordance with the definition thereof) would result in the Seller owning, immediately after the Merger Effective Time, less than 80% of the Fully Diluted Share Count, then New PubCo, the Company and the SPAC will work together reasonably and in good faith in respect of the actions described on Schedule II attached hereto.
3.5.SPAC Financing Certificate. No later than two Business Days prior to the Closing Date, the SPAC shall deliver to the Seller notice (the “SPAC Financing Certificate”) setting forth: (a) the aggregate amount of cash proceeds that will be required to satisfy any exercise of the SPAC Shareholder Redemptions; (b) the amount of SPAC Cash as of immediately following the Closing, but prior to the release of the funds in the Trust Account pursuant to Section 7.12; (c) the aggregate amount, and a list, of SPAC Transaction Expenses, including the Outstanding SPAC Transaction Expenses, together with written invoices and wire transfer instructions for the payment of the Outstanding SPAC Transaction Expenses, as of the Closing; (d) the number and class of shares of SPAC Ordinary Shares to be outstanding as of immediately prior to the Closing after giving effect to the SPAC Shareholder

Redemptions; and (e) the number of New PubCo Common Shares to be issued pursuant to the PIPE Subscription Agreements, if any. The Seller and its Representatives shall have a reasonable opportunity to review and to discuss with the SPAC and its Representatives the documentation provided pursuant to this Section 3.5 and any relevant books and records of the SPAC. The SPAC and its Representatives shall reasonably assist and cooperate with the Seller and its Representatives in their review of the documentation and shall consider in good faith the comments of the Seller. The SPAC may update the SPAC Financing Certificate from time to time through the date of the Special Meeting to reflect changes in facts due to reversals of redemptions agreed to prior to the Special Meeting.
3.6.Seller Financing Certificate. No later than two Business Days prior to the Closing Date, the Seller shall deliver to the SPAC written notice (the “Seller Financing Certificate”) setting forth: (a) the aggregate amount, and a list, of Seller Transaction Expenses, including the Outstanding Seller Transaction Expenses, together with written invoices and wire transfer instructions for the payment of the Outstanding Seller Transaction Expenses and for the reimbursement of all other Seller Transaction Expenses; (b) the Adjusted Cash; (c) the Seller Loan Note Consideration Amount; and (d) the Seller Share Consideration Number. The SPAC and its Representatives shall have a reasonable opportunity to review and to discuss with the Seller and its Representatives the documentation provided pursuant to this Section 3.6 and any relevant books and records. The Seller and its Representatives shall reasonably assist and cooperate with the SPAC and its Representatives in their review of the documentation and shall consider in good faith the comments of the SPAC.
3.7.Withholding Taxes. Notwithstanding anything in this Agreement to the contrary, the Exchange Agent, the SPAC, the Seller, New PubCo and their respective Affiliates shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement any amount required to be deducted and withheld with respect to the making of such payment (and any other amounts treated as consideration for purposes of applicable Tax Laws) as required by applicable Laws (as determined in good faith and subject to the requirements of this Section 3.7). Each Party shall use commercially reasonable efforts to (a) avail itself of any available exemptions from, or any refunds, credits or other recovery of, any such Tax deductions and withholdings and shall cooperate with the other Parties in providing any information and documentation that may be necessary to obtain such exemptions, refunds, credits or other recovery and (b) eliminate or minimize the amount of any such Tax deductions and withholdings. To the extent that amounts are so deducted and withheld and paid over to the appropriate Taxing Authority in accordance with applicable Laws, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
3.8.Taking of Necessary Action; Further Action. If, at any time after the Merger Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company following the Merger with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Merger Sub, and to vest the Surviving Company following the Merger with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the SPAC, the officers and directors, (or their designees) of the Seller, New PubCo and Merger Sub, on the one hand, and the SPAC, on the other hand, are fully authorized in the name of their respective entities or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.
Article IV
REPRESENTATIONS AND WARRANTIES OF THE SELLER, THE COMPANY, NEW PUBCO, AND MERGER SUB
Except (a) as set forth in the disclosure schedules delivered by the Seller and the Company Parties to the SPAC concurrently with the execution and delivery of this Agreement (the “VEON Disclosure Schedules”) and (b) as disclosed in the VEON SEC Reports filed with or furnished to the SEC prior to the second business day (as defined by the SEC) prior to the date of this Agreement and publicly available on EDGAR (but excluding any redacted words, any disclosure contained under the heading “Risk Factors” or any disclosure of risks included in any “forward-looking statements” disclaimer and any other information, statement or other disclosure contained in the VEON SEC Reports that is similarly cautionary, predictive or forward-looking in nature (other than any historical or factual matters) and provided, that in the case of disclosure in any such VEON SEC Reports that such disclosure shall be deemed to relate to and qualify only those particular representations and warranties contained in this Article IV where it is reasonably apparent on its face from the substance of the matter disclosed that the information relates or is relevant to that representation or warranty), the Seller, the Company, New PubCo and Merger Sub hereby represents and warrants to the SPAC as of the date hereof and as of the Closing Date as follows:
4.1.Organization, Good Standing and Qualification. The Seller and each Group Company is a legal entity duly organized and validly existing and in good standing under the Laws of its respective jurisdiction of organization. The Seller and each Group Company (a) has all requisite corporate or similar power and authority to own, lease and operate its assets and properties and to carry on the Group Business and (b) is qualified to do business and is in good standing as a foreign corporation or other legal entity in each jurisdiction where it is conducting its business or the ownership, leasing or operation of its properties or conduct of the Group Business requires such qualification, except in the case of clauses (a) and (b) where the failure to be so qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, have a Group Material Adverse Effect. Neither the Seller (solely with respect to its ownership of the Group Companies) nor any Group Company is, in any material respect, in default or in violation of any provisions of its respective organizational documents. The organizational documents of each Group Company have been made available to the SPAC and are true and correct as amended through the date hereof and are in full force and effect.
4.2.New PubCo and Merger Sub.
(a)New PubCo is a company duly incorporated with limited liability, validly existing and in good standing under the laws of Bermuda. Merger Sub is an exempted company duly incorporated with limited liability, validly existing and in good standing under the laws of the Cayman Islands. Each of New PubCo and Merger Sub has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except as would not be material to New PubCo and Merger Sub, taken as a whole, or have a Group Material Adverse Effect. True, complete and correct copies of the New PubCo Governing Documents and Merger Sub Governing Documents as currently in effect as of the date of this Agreement have been made available to the SPAC. Neither New PubCo nor Merger Sub is in breach or violation of any of the provisions of the New PubCo Governing Documents or Merger Sub Governing Documents, respectively, in any material respect. Each of New PubCo and Merger Sub is duly qualified or licensed to do business as a foreign corporation or limited liability company in, and is in good standing under the Laws of, each jurisdiction in which it is conducting its business, or the operation, ownership or leasing of its properties, makes such qualification or licensing necessary other than in such jurisdictions where the failure to so qualify would not, individually or in the aggregate, have a Group Material Adverse Effect.
(b)Other than New PubCo’s ownership of Merger Sub Ordinary Shares, neither of New PubCo or Merger Sub (i) has any direct or indirect Subsidiaries or participates in joint ventures or other entities, nor owns, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person or (ii) has any assets or properties of any kind other than those incident to its formation and this Agreement. Neither of New PubCo or Merger Sub currently conducts, or has ever conducted, any business except as expressly contemplated by the Transaction Documents and the Transactions. New PubCo and Merger Sub are entities that have been incorporated solely for the purpose of engaging in the Transactions.
(c)As of the date hereof, all issued and outstanding equity interests of (i) New PubCo are directly owned by the Seller and (ii) securities of Merger Sub are directly owned by New PubCo, in each case free and clear of all Liens (other than Permitted Liens).
(d)Each of New PubCo and Merger Sub has the requisite power and authority to: (i) execute, deliver and perform this Agreement and the other Transaction Documents to which it is a party, and each ancillary document that it has executed or delivered or is to execute or deliver pursuant to this Agreement; and (ii) carry out its obligations under this Agreement and the other Transaction Documents and to consummate the Transactions (including the Merger). The execution and delivery by New PubCo and Merger Sub of this Agreement and the other Transaction Documents to which either of them is a party, and the consummation by New PubCo and Merger Sub of the Transactions (including the Merger) have been duly and validly authorized by all necessary corporate action on the part of each of New PubCo and Merger Sub, respectively, and no other proceedings on the part of New PubCo or Merger Sub are necessary to authorize this Agreement or the other Transaction Documents to which any of them is a party or to consummate the transactions contemplated thereby. This Agreement and the other Transaction Documents to which any of them is a party have been duly and validly executed and delivered by New PubCo and/or Merger Sub and, assuming the due authorization, execution and delivery thereof by the other parties thereto, constitute the legal and binding obligations of New PubCo and Merger Sub (as applicable), enforceable against New PubCo and Merger Sub (as applicable) in accordance with their terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally or by principles governing the availability of equitable remedies.
4.3.Capitalization.
(a)The issued and outstanding equity securities of the Company consist solely of the Company Shares, which are owned of record and beneficially by the Seller. All of the Company Shares have been duly authorized, and are validly issued, fully paid and non-assessable. None of the outstanding Equity Interests of any of the Group Companies were issued in violation of the Group Companies Governing Documents of such Group Company.
(b)The Seller owns, of record and beneficially, all of the Company Shares, free and clear of all Liens (other than any transfer restrictions imposed by federal and state securities laws). At the Closing, the Seller will convey and deliver to New PubCo good and valid title to and ownership of the Company Shares, free and clear of all Liens (other than any transfer restrictions imposed by federal and state securities laws).
(c)There are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments of any character under which any of the Group Companies is or may become obligated to issue or sell, or giving any Person a right to subscribe for or acquire, or in any way dispose of, any Equity Interests of such Group Company, or any securities or obligations exercisable or exchangeable for or convertible into, such Equity Interests, or any “tag-along,” “drag-along” or similar rights with respect to such Equity Interests, and no securities or obligations evidencing such rights are authorized, issued or outstanding. The Equity Interests of the Group Companies are not subject to any voting trust agreement or other Contract restricting or otherwise relating to the voting, dividend rights or disposition of such Equity Interests. There are no phantom stock or similar rights providing economic benefits based, directly or indirectly, on the value or price of the Equity Interests of any Group Company.
(d)Other than the Kyivstar Minority Shares and the Helsi Minority Shares, the Company beneficially owns, directly or indirectly, all of the Ukrainian Group Companies, free and clear of all Liens (other than any transfer restrictions imposed by federal and state securities and corporate laws). All of the Ukrainian Group Companies Equity Interests are duly authorized, and are validly issued, fully paid and non-assessable. Except in respect of any Excluded Assets and Excluded Liabilities (as each term is defined in the Demerger Proposal) which are and will held by the Company only until the consummation of the Demerger, the Company has no direct or indirect Subsidiaries other than the Ukrainian Group Companies.
4.4.Authority; Approval. Each of the Seller and the Company has all requisite corporate or other organizational power and authority to execute and deliver each of the Transaction Documents to which it is or shall be a party, to perform its obligations thereunder and to consummate the Transactions and the transactions contemplated by the other Transaction Documents. The execution, delivery and performance of this Agreement by the Seller and the Company have been duly and validly authorized by all necessary organizational action on the part of the Seller and the Company, as applicable. The execution, delivery and performance of each of the Transaction Documents to which the Seller or the Company is or will be a party has been, or at the Closing will be, duly and validly authorized by all necessary corporate or other action on the part of such Person. This Agreement has been, and each of the other Transaction Documents will be at Closing, duly executed and delivered by the Seller and the Company and, when executed and delivered by the SPAC, New PubCo and the other parties hereto and thereto, will constitute a valid and binding agreement of the Seller and the Company, enforceable against such party pursuant to its terms, subject to bankruptcy, insolvency, fraudulent conveyance, preferential transfer, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) (the “Bankruptcy and Equity Exception”).
4.5.Governmental Filings; No Violations.
(a)Other than the filing of the Plan of Merger, no notices, reports or other filings are required to be made by the Seller or the Company with, nor are any Permits required to be obtained by the Seller or the Company from, any Governmental Entity, in connection with the execution, delivery and performance of the Transaction Documents by the Seller or the Company or the consummation of the Transactions and the transactions contemplated by the Transaction Documents, except those that the failure to make or obtain would not, individually or in the aggregate, have a Group Material Adverse Effect.
(b)The execution, delivery and performance by the Seller and the Company of the Transaction Documents to which they are a party do not, and the consummation of the Transactions and the transactions contemplated by the Transaction Documents shall not, conflict with or result in any violation of or default (with or without notice, lapse of time, or both) under, or give rise to a right of termination, loss of rights, adverse modification of provisions, cancellation or acceleration of any obligation under, or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Group Companies, in each case, (i) under any provision of (A) the Seller Governing Documents or any of the Group Companies Governing Documents, as applicable, (B) any (1) Group Company Material Contract or (2) material Permit, (C) assuming (solely with respect to performance of the Transaction Documents and consummation of the Transactions and the transactions contemplated by the Transaction Documents) compliance with any Law to which any of the Group Companies is subject, or (ii) result in the creation of any Lien (other than Permitted Liens) on any of the assets or properties of any Group Company, except, in the case of clauses (i) through (ii) above, for any such breach, violation, termination, default, creation or acceleration that would not have a Group Material Adverse Effect.
4.6.Financial Statements.
(a)Section 4.6(a) of the VEON Disclosure Schedule attaches true and complete copies of (a) the audited combined statement of financial position of the Group Companies as of December 31, 2023, the unaudited combined statement of financial position of the Group Companies as of December 31, 2024, the audited combined statements of income, comprehensive income, changes in net investment, and cash flows for the year ended December 31, 2023, the unaudited combined statements of income, comprehensive income, changes in net investment, and cash flows for each of the two years in the period ended December 31, 2024, together with (with respect to such audited financial statements) the independent auditor’s report thereon (collectively, the “Signing Date Financial Statements”, and the Signing Date Financial Statements together with the PCAOB Audited Financials, the “Financial Statements”). The Signing Date Financial Statements present fairly, and when delivered the PCAOB Audited Financials will present fairly, in all material respects, the combined financial position, results of operations, and cash flows of the Group Companies as of the dates and for the periods indicated in such Financial Statements in conformity with IFRS and the Signing Date Financial Statements were derived from and when delivered the PCAOB Audited Financials will be derived from, and accurately reflect in all material respects, the books and records of the Group Companies.
(b)The Group Companies maintain, with respect to the Group Business, materially adequate and effective internal accounting controls which have been designed to provide reasonable assurance that (i) the control objectives have minimized the risk of material financial misstatement, (ii) all information concerning the Group Business is made known on a timely basis to the individuals responsible for the preparation of the Financial Statements, (iii) unauthorized acquisition, use or disposition of the properties or assets of the Group Business that could have a material effect on the Financial Statements is prevented or timely detected, and (iv) all transactions are accurately recorded in the correct period as necessary to permit the preparation of the Financial Statements and disclosures in conformity with the IFRS. Since the Reference Date, except as would not be material to the Group Business, taken as a whole, there has not been any significant deficiency or material weakness identified in the Seller’s internal accounting controls with respect to the Group Business.
(c)Except as would not reasonably be expected to be material to the Group Business, taken as a whole, since the Reference Date, (i) neither the Seller nor any of the Group Companies nor their external auditor has (A) identified any fraud that involves management or other employees who have a significant role in the Seller’s or any of the Group Company’s financial reporting in respect of the Group Companies or (B) has received any written, or to the Knowledge of VEON, oral, material complaint, allegation or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Group Business or their respective internal accounting controls and (ii) there have been no internal investigations by the Seller (solely with respect to its ownership of the Group Companies) or the Group Companies regarding financial reporting.
(d)Except (i) as adequately set forth in the Financial Statements, (ii) for Liabilities incurred in the ordinary course of business since the Reference Date (and not resulting from breach of contract or warranty, infringement, tort, claim, or Proceeding), (iii) for Liabilities incurred pursuant to the Transaction Documents and (iv) for Liabilities that would not reasonably be expected to be, individually or in the aggregate, adverse to the Group Business, taken as a whole, in any material respect, there are no Liabilities of the Group Business.
4.7.Absence of Certain Changes or Events. Except as contemplated by this Agreement, since December 31, 2024, through the date of this Agreement, (a) each of the Group Companies has conducted its business in the ordinary course of business in all material respects, having regard to the Ukraine Invasion and the relevant Ukraine Invasion Measures; (b) there has not been, individually or in the aggregate, any Group Material Adverse Effect; and (c) no Ukrainian Group Company has taken or agreed upon any action that would be prohibited by Section 6.1(g), (j), (l), (m), (n), (o) or (r) if such action were taken after the date hereof without the consent of the SPAC.
4.8.Data Privacy and Security. Except as would not, individually or in the aggregate, have a Group Material Adverse Effect:
(a)To the Knowledge of VEON, since the Reference Date, the Group Companies (i) are in compliance with applicable Data Protection Requirements in all material respects and (ii) have used commercially reasonable measures, consistent with accepted industry practices, designed to ensure the confidentiality, privacy and security of Personal Information within the possession or control of the Group Companies.
(b)The Group Companies have taken commercially reasonable steps and implemented commercially reasonable safeguards, consistent with industry practices, designed to protect the Group IT Assets from unauthorized access and from any disabling codes, spyware, Trojan horses, worms, viruses or other Software routines that permit or cause unauthorized access to, or unauthorized disruption, impairment, disablement or destruction of, Software or data.
(c)The Group Companies own or have valid rights, pursuant to the terms in written Contracts, to use and access all Group IT Assets.
(d)The Group IT Assets (i) are generally sufficient for the current needs of the Group Business and (ii) to the Knowledge of VEON, do not contain any material faults, disabling codes or other Malware.
(e)Since the Reference Date, the Company and its Subsidiaries have used commercially reasonable efforts to implement and maintain physical, technical, organizational and administrative security measures, procedures and policies in material compliance with applicable Privacy Laws, including security measures, to the extent required under applicable Privacy Laws, to protect the

Group IT Assets and Personal Information stored therein against loss and unauthorized access, use, modification, disclosure or other misuse by third parties, and protect the Group IT Assets from unauthorized use, access or interruption by third parties;
(f)Since the Reference Date (i) to the Knowledge of VEON, the conduct of the Group Business is and has been in compliance in all material respects with all Data Protection Requirements to which a Group Company is a party or is otherwise bound and (ii) no material litigation or other disputes alleging noncompliance with Data Protection Requirements in connection with the conduct of the business are pending or threatened in writing against any Group Company.
4.9.Real Property; Title to Property.
(a)Section 4.9(a) of the VEON Disclosure Schedule lists the top ten real estate complexes, each of which is comprised of several real properties combined for a common commercial purpose, owned by a Group Company as of the date hereof.
(b)Section 4.9(b) of the VEON Disclosure Schedule lists the top ten material real property leases, to which a Group Company is a party as a lessee as of the date hereof (the “Company Material Leased Properties”). As of the date hereof, the applicable Group Company has a valid, binding and enforceable leasehold interest under each of the leases in respect of the Company Material Leased Properties, free and clear of all Liens (other than Permitted Liens), and each of the leases and other material documents related to any Company Material Leased Properties to which it is a party as of the date hereof (collectively, the “Company Material Leases”) is in full force and effect as of the date hereof, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies or as would not, individually or in the aggregate, have a Group Material Adverse Effect. No Group Company is in breach of or default under any Company Material Lease, and, to the Knowledge of VEON, no event has occurred and no circumstance exists which, if not remedied, and whether with or without notice or the passage of time or both, would result in such a breach or default, except for such breaches or defaults as would not individually or in the aggregate reasonably be expected to be material to the Group Companies taken as a whole. To the Knowledge of VEON, (i) there are no pending condemnation proceedings with respect to any of the Company Material Leased Properties, and (ii) the current use of the Company Material Leased Properties does not violate any local planning, zoning or similar land use restrictions of any Governmental Entity in any material respect. No Group Company has received or given any written notice of any material default or event that with notice or lapse of time, or both, would constitute a breach or default by any Group Company under any of the Company Material Leases and, to the Knowledge of VEON, no other party is in breach or default thereof, except for such breaches or defaults as would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole. As of the date of this Agreement, to the Knowledge of VEON, no party to any Company Material Lease has exercised any termination rights with respect thereto. No Person other than the Group Companies has the right to use the Company Material Leased Properties, except as subleased by the respective Group Company to another Group Company.
(c)For purposes of this Section 4.9, in no event shall any telecommunications facilities and telecommunication equipment, including any towers, be deemed to be real property owned or leased by any Group Company.
(d)A Group Company has good and valid title to, a valid leasehold interest in, or other right to use, each material asset, property and right leased, used or owned (or purported to be owned) by the Group Business, free and clear of all Liens, except for Permitted Liens and except for dispositions of assets after the date of the Financial Statements in the ordinary course of business or not prohibited by this Agreement. The assets, properties and rights of the Group Business are in good general operating condition (ordinary wear and tear excepted) and are adequate for the uses to which they are currently being put, in each case, except as would not, individually or in the aggregate, have a Group Material Adverse Effect. The telecommunications facilities and telecommunications equipment operated by the Group Companies, taken as a whole, are, in all material respects, working, functional, fit for the purpose intended, have been maintained, subject to ordinary wear and tear, in good repair and working order condition and are without any material defects for purposes of operating the Group Business.

4.10.Assets. At the Closing, the properties, assets, rights and interests of the Group Companies, will constitute all of the properties, assets, rights and interests that are necessary and sufficient to operate the Group Business in all material respects following the Closing in the same manner as conducted as of the date hereof and as of the Closing by the Group Companies and have been maintained in accordance with generally applicable accepted industry practice, are in good operating condition and repair, ordinary wear and tear excepted, and are adequate and suitable for the uses to which they are being put, in each case, in all material respects. Nothing in this Section 4.10 constitutes a representation or warranty with respect to (a) the adequacy of the amounts of cash or working capital (or the availability of the same) or (b) the number of customers or subscribers of the Group Business as of the Closing. The Company has no assets or liabilities other than as described in schedule IV of the Demerger Proposal.
4.11.Employees.
(a)Except as set forth in Section 4.11(a) of the VEON Disclosure Schedules, no Group Company is: (i) a party to or otherwise bound by any collective bargaining or other type of union agreement; (ii) a party to, involved in, the subject of, or to the Knowledge of VEON, threatened by, any labor dispute, unfair labor practice charge or complaint, grievance or labor arbitration; or (iii) currently negotiating any collective bargaining agreement to which any Group Company is or would be a party. No Group Company has experienced any strike, lockout, slowdown or work stoppage at any time, nor, to the Knowledge of VEON, is any such action threatened. There is not pending, nor has there ever been, any union election petition, demand for recognition, or, to the Knowledge of VEON, union organizing activity by or for the benefit of the employees of any Group Company or otherwise affecting any Group Company.
(b)Each Group Company has been and is in compliance in all material respects with all applicable Laws respecting labor, employment and employment practices, including all applicable Laws respecting terms and conditions of employment, wages and hours, unemployment insurance, worker’s compensation, equal employment opportunity, discrimination and retaliation, immigration, and the payment and withholding of Taxes. No Group Company has been or is engaged in any unfair labor practice. Except as would not reasonably be expected, individually or in the aggregate, to have a Group Material Adverse Effect, there are no pending or to the Knowledge of VEON, threatened, claims against any Group Company (whether under regulation, contract, policy or otherwise) asserted by or on behalf of any present or former employee or job applicant of a Group Company (including by any Governmental Entity) on account of or for (i) overtime pay, other than overtime pay for work done in the current payroll period, (ii) wages or salary for a period other than the current payroll period, (iii) any amount of vacation pay or pay in lieu of vacation time off, other than vacation time off or pay in lieu thereof earned in or in respect of the current fiscal year, (iv) any amount of severance pay or similar benefits, (v) unemployment insurance benefits, (vi) workers’ compensation or disability benefits, (vii) any violation of any statute, ordinance, order, rule or regulation relating to employment terminations or layoffs, (viii) any violation of any statute, ordinance, order, rule or regulation relating to employee “whistleblower” or “right-to-know” rights and protections, (ix) any violation of any statute, ordinance, order, rule or regulation relating to the employment obligations of federal contractors or subcontractors, (x) any violation of any regulation relating to minimum wages or maximum hours of work, (xi) discrimination, retaliation or any other violation of any Law relating to fair employment practices or equal employment opportunities, or (xii) any violation of any other Law relating to labor, employment or employment practices, and no Group Company is aware of any such claims which have not been asserted.
(c)Each Group Company has properly classified for all purposes (including for all Tax purposes) all employees, leased employees, agents, consultants and independent contractors, and has withheld and paid all applicable Taxes and made all appropriate filings in connection with services provided by such persons to each Group Company. Except as set forth in Section 4.11(c) of the VEON Disclosure Schedules, the employment of each employee of a Group Company is terminable at will and no employee is entitled to severance pay or other benefits following termination or resignation, except as otherwise provided by applicable Law or under any Executive Employment Contract.
(d)With respect to each Group Employee Benefit Plan: (i) such Group Employee Benefit Plan is in material compliance with the provisions of the Laws of each jurisdiction in which such

Group Employee Benefit Plan is maintained, to the extent those Laws are applicable to such Group Employee Benefit Plan, (ii) each Group Company has complied with all applicable reporting and notice requirements, and such Group Employee Benefit Plan has obtained from the Governmental Entity having jurisdiction with respect to such Group Employee Benefit Plan any required determinations, if any, that such Group Employee Benefit Plan is in compliance with the Laws of the relevant jurisdiction if such determinations are required in order to give effect to such Group Employee Benefit Plan, (iii) such Group Employee Benefit Plan has been administered in accordance with its material terms, (iv) to the Knowledge of VEON, there are no pending investigations by any Governmental Entity involving such Group Employee Benefit Plan, and no pending claims (except for claims for benefits payable in the normal operation of such Group Employee Benefit Plan), suits or proceedings against such Group Employee Benefit Plan or asserting any rights or claims to benefits under such Group Employee Benefit Plan, and (v) the consummation of the Transactions will not by itself create or otherwise result in any Liability with respect to such Group Employee Benefit Plan.
4.12.Compliance and Governmental Authorizations.
(a) Since the Reference Date, (a) the Group Companies have complied in all material respects with, and has not been in violation of any applicable Laws with respect to the conduct of the Group Business, or the ownership or operation of the Group Business, including Communications Laws; (b) no investigation, audit, claim, proceeding or review by any Governmental Entity with respect to any Group Company has been pending or, to the Knowledge of VEON, threatened; and (c) no written or, to the Knowledge of VEON, oral notice of non-compliance with any applicable Laws has been received by any Group Company.
(b)The Group Companies hold all Governmental Authorizations necessary to enable them to own, lease or operate their properties, rights and assets and to carry on and conduct the Group Business in the manner in which such properties, rights and assets are currently owned, leased and operated and such Group Business are currently being conducted, except where failure to hold such Governmental Authorizations has not had and would not reasonably be expected to have, individually or in the aggregate, a Group Material Adverse Effect.
(c)The Governmental Authorizations held by the Group Companies are valid, binding and in full force and effect, except where the failure of such Governmental Authorizations to be valid and in full force and effect would not have or reasonably be expected to have, individually or in the aggregate, a Group Material Adverse Effect.
(d)The Group Companies are in material compliance with the terms and requirements of such Governmental Authorizations, and have fulfilled and performed all of its obligations with respect thereto, including all reports, notifications and applications required by the Communications Laws, and the payment of all regulatory assessments, fees and contributions, except where the failure of such Governmental Authorizations to be valid and in full force and effect would not, individually or in the aggregate, have a Group Material Adverse Effect.
(e)Since the Reference Date, and, except as would not, individually or in aggregate, have a Group Material Adverse Effect, no Group Company has received any written notice from any Governmental Entity or Telecommunications Regulatory Authority: (i) asserting any default or material violation of any term or requirement of any material Governmental Authorization held by such Group Company (and to the Knowledge of VEON no event has occurred that, with notice or the lapse of time or both, would constitute a default or violation); (ii) notifying such Group Company of the revocation or withdrawal of any material Governmental Authorization held by such Group Company; or (iii) imposing any condition, modification or amendment on any Governmental Authorization, other than such condition, modification or amendment that would also be imposed on similarly situated holders of such Governmental Authorization.
(f)As of the date of this Agreement, no action by or before any Governmental Entity, including Telecommunications Regulatory Authority is pending (or, to the Knowledge of VEON, is being threatened) in which the requested remedy is: (i) the revocation, suspension, cancellation, rescission or material modification of, or the refusal to renew, any of material Governmental

Authorizations; or (ii) the imposition on any of the Group Companies of material fines, penalties or forfeitures.
4.13.Sanctions; Anti-Corruption; Anti-Money Laundering Laws and Export Control Laws.
(a)None of the Group Companies or, to the Knowledge of VEON, any of the Group Companies’ respective directors, officers, agents, employees or, as of the date of this Agreement, Affiliates, is a Sanctioned Person.
(b)Since the Reference Date, the Group Companies and, to the Knowledge of VEON, the Group Companies’ respective directors, officers, agents, employees and, as of the date this Agreement, Affiliates have, in connection with the operation of the Group Business, been in material compliance with Sanctions Laws, Anti-Corruption Laws, Anti-Money Laundering Laws and Export Control Laws.
(c)Since the Reference Date, the Group Companies have not received from Government Entities any written notices of, nor, to the Knowledge of VEON, has any Governmental Entity initiated, any Proceedings or the imposition of any civil or criminal fine, penalty, seizure, forfeiture, revocation of an authorization, debarment or denial of future authorizations against any of the Group Companies or any of their respective directors, officers, agents or employees in their capacities as such or, as of the date of this Agreement and solely in respect of the Group Business, Affiliates related to any actual or alleged violation of Sanctions Laws, Anti-Corruption Laws, Anti-Money Laundering Laws or Export Control Laws.
(d)Since the Reference Date, the Group Companies have implemented and maintained adequate policies and procedures to reasonably assure compliance with Sanctions Laws, Anti-Corruption Laws, Anti-Money Laundering Laws and Export Control Laws, and these policies and procedures are applicable to the Group Companies and their respective directors, officers, agents, employees and Affiliates.
4.14.Environmental Matters. Except as would not reasonably be expected, individually or in the aggregate, to be material to the Group Companies:
(a)The Group Companies are and have been in compliance with all Environmental Laws, which compliance includes obtaining, maintaining and complying with all Governmental Entity action/filings required under applicable Environmental Laws.
(b)(i) The Group Companies possess all material Permits required by all applicable Environmental Laws (collectively, “Environmental Permits”); (ii) all such Environmental Permits are valid and in full force and effect; and (iii) no Group Company is in default, and, to the Knowledge of VEON, no condition exists that with notice or lapse of time or both would constitute a default, under such Environmental Permits.
(c)No Group Company is party to any unresolved, pending or, to the Knowledge of VEON, threatened complaints, claims, actions, suits, investigations, inquiries, notices, judgments, decrees, injunctions, orders, requests for information or proceedings arising under or related to Environmental Laws.
4.15.Litigation.
(a)As of the date of this Agreement, there are no, and since the Reference Date there have been no, civil, criminal or administrative Proceedings pending or, to the Knowledge of VEON, threatened in writing against any Group Company or any of its properties or assets, or any of the directors, managers or officers of any Group Company in their capacities as such, and to the Knowledge of VEON, no facts exist that would reasonably be expected to form the basis for any such Proceeding or investigation that would, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole, or prevent, materially delay or materially impair the ability of any Group Company to timely consummate the Transactions.

(b)As of the date of this Agreement, neither the Seller (solely with respect to its ownership of the Group Companies) nor any Group Company is a party to or subject to (i) the provisions of any investigation or inquiry (in each case, to the extent the Seller or a Group Company has received written notice thereof) or (ii) any Order of any Governmental Entity, in each case, that would be material to the Group Companies, taken as a whole, or prevent, materially delay or materially impair the ability of any Group Company to timely consummate the Transactions.
(c)As of the date of this Agreement, there are no, and since the Reference Date there have been no settlement or similar agreements that imposes any material ongoing obligation or restriction on any Group Company.
4.16.Taxes. Except as would not reasonably be expected, individually or in the aggregate, to be material to the Group Companies:
(a)Each Group Company has timely prepared and filed, or caused to be prepared and filed, with the appropriate Governmental Entity or Taxing Authority, all Tax Returns of such Person that were required to be filed by it, taking into account any extensions of time to file. All such Tax Returns are true, complete and accurate in all material respects. Each Group Company has timely paid, or caused to be paid, all material Taxes due and payable by such Person.
(b)No material deficiencies for any Taxes have been proposed, asserted or assessed in writing by any Governmental Entity or Taxing Authority against any Group Company that are still pending. No extensions of the period for assessment of any Taxes are in effect with respect to any material liability of any Group Company (other than extensions of time to file Tax Returns obtained in the ordinary course).
(c)There are no pending or threatened in writing audits, assessments or similar proceedings for any material liability in respect of Taxes of any Group Company.
(d)Except with respect to consolidated, combined or similar groups the common parent of which is VEON Ltd., an exempted company limited by shares incorporated in Bermuda (the “VEON Consolidated Group”), no Group Company has any material liability for the Taxes of any other Person under applicable Law as a result of being a member of a Tax group with such Person or as a transferee or successor.
(e)No Group Company is a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar agreement (other than, in each case, (i) agreements solely between the Company and its Subsidiaries, (ii) agreements solely among the members of the VEON Consolidated Group or (iii) commercial Contracts the primary purpose of which is not the indemnification or sharing of Taxes).
(f)There are no Liens for Taxes upon any of the assets or properties of any Group Company, except for Permitted Liens.
(g)No Group Company has taken any action (nor permitted any action to be taken), and is not aware of any fact or circumstance, that to the Knowledge of VEON would reasonably be expected to prevent, impair or impede the Intended Tax Treatment.
4.17.Unique Suppliers. Section 4.17 of the VEON Disclosure Schedules sets forth a true, correct and complete list of suppliers of products or services to the Group Companies that are material to the Group Business with respect to which practical alternative sources of supply are not generally available on comparable terms and conditions in the marketplace.
4.18.Material Suppliers. As of the date of this Agreement, and since the Reference Date, no Group Company has received any written or, to the Knowledge of VEON, oral notice that any Group Company is in breach of or default under any Group Company Material Contract with any Material Supplier in any material respect or that any such Material Supplier intends to cease doing business with any Group Company or materially decrease the volume of business that it is presently conducting with any Group Company.
4.19.Insurance. The Group Companies maintain insurance policies covering its material assets, business, equipment, properties, operations, officers and directors (collectively, the “Insurance Policies”), and the Insurance Policies are in full force and effect. To the Knowledge of VEON, the coverage provided by such Insurance Policies are usual and customary in amount and scope for businesses that are similarly situated in similar industries and geographical areas to the Group Business as conducted as of the date of this Agreement. No written notice of cancellation or termination has been received by any Group Company with respect to any of the effective Insurance Policies. There is no pending material claim by any Group Company against any insurance carrier under any of the existing Insurance Policies for which coverage has been denied or disputed by the applicable insurance carrier (other than a customary reservation of rights notice).
4.20.Group Company Material Contracts.
(a)Section 4.20(a) of the VEON Disclosure Schedules sets forth a true, correct and complete list of each Group Company Material Contract (as defined below) that is in effect as of the date of this Agreement. For purposes of this Agreement, “Group Company Material Contract” shall mean each of the following Contracts to which a Group Company is a party as of the date hereof:
(i)any Contract or purchase commitment reasonably expected to result in future payments to or by any Group Company in excess of $20,000,000 per annum;
(ii)Contracts with the top ten suppliers as determined by annual spend, as applicable (the “Material Suppliers”) (all, other than purchase or service orders accepted, confirmed or entered into in the ordinary course of business), in each case during the 12-month period ended on December 31, 2024;
(iii)any Contract that purports to limit in any material respect (A) the localities in which the Group Companies’ businesses may be conducted, (B) any Group Company from engaging in any line of business or (C) any Group Company from developing, marketing or selling products or services, including any non-compete agreements or agreements limiting the ability of any of the Group Companies from soliciting customers or employees;
(iv)any Contract that is related to the governance or operation of any joint venture, partnership or similar arrangement material to the Group Business, other than such contract solely between or among any of the Group Companies;
(v)any Contract for or relating to any Third Party Indebtedness in excess of $20,000,000;
(vi)any Executive Employment Contract;
(vii)any Contracts relating to the sale of any operating business of any Group Company or the acquisition by any Group Company of any operating business, whether by merger, purchase or sale of stock or assets or otherwise, in each case involving consideration therefor in an amount in excess of $200,000,000 and for which any Group Company has any material outstanding obligations (other than customary non-disclosure and similar obligations incidental thereto and other than Contracts for the purchase of inventory or supplies entered into in the ordinary course of business);
(viii)any labor agreement, collective bargaining agreement, or any other labor-related agreements or arrangements with any labor union, labor organization, or works council; and
(ix)any material Contract under which any of the Group Companies: (A) licenses Intellectual Property material to the Group Business from any third party (“Inbound License”), other than Incidental Inbound Licenses; (B) licenses Intellectual Property material to the Group

Business to any third party (other than (1) non-disclosure or confidentiality agreements or any other Contract that includes confidentiality provisions entered into in the ordinary course of business whereby any of the Group Companies provides another Person a limited, non-exclusive right to access or use Trade Secrets and (2) other non-exclusive licenses granted to suppliers, vendors, distributors or customers in the ordinary course of business); (C) non-disclosure, confidentiality and similar agreements entered in the ordinary course of business; and (D) Contracts with rightsholders or customers of the Group Business entered in the ordinary course of business that include licenses of Intellectual Property in association with the sale of goods and services of the Group Business.
(b)Each Group Company Material Contract is in full force and effect and represents a legal, valid and binding obligation of the applicable Group Company which is a party thereto and, to the Knowledge of VEON, represents a legal, valid and binding obligation of the counterparties thereto, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally or by principles governing the availability of equitable remedies. Neither the Company nor, to the Knowledge of VEON, any other party thereto, is in material breach of or in default under, and no event has occurred which with notice or lapse of time or both would become a material breach of or material default under, any Group Company Material Contract, and as of the date of this Agreement, no party to any Group Company Material Contract has given any written notice of any claim of any such material breach, material default or event.
4.21.Brokers and Finders
. None of the Seller nor any Group Company has employed any investment banker, broker or finder or incurred or shall incur any liability for any brokerage payments, investment banking fees, commissions, finders’ fees or other similar payments in connection with the Transactions, except that VEON Ltd. has engaged Rothschild as its financial advisor and capital markets advisor and the Seller has engaged BTIG, LLC as its placement agent in connection with the Transactions.
4.22.Affiliate Agreements. Except as set forth on Section 4.22 of the VEON Disclosure Schedules, there are no Contracts or Indebtedness between the Group Companies, on the one hand, and the Seller or Affiliate of the Seller (other than the Group Companies), on the other hand. (a) No officer or director of any Group Company or any of their respective immediate family members, or to the Knowledge of VEON, any Executive Employee, officer or director of the Group Companies or any of their respective immediate family members, is indebted to the Group Companies for borrowed money, nor are any of the Group Companies indebted for borrowed money (or committed to make loans or extend or guarantee credit) to any of such Persons, and (b) to the Knowledge of VEON, no officer, director or Executive Employee of the Group Companies (each, an “Insider”) or any member of an Insider’s immediate family is, directly or indirectly, a counterparty to (or controls a counterparty to) any Group Company Material Contract, in each case, other than: (i) for payment of salary, bonuses and other compensation for services rendered; (ii) reimbursement for reasonable expenses incurred in connection with any of the Group Companies; (iii) for other employee benefits made generally available to similarly situated Persons; or (iv) related to any such Person’s ownership of Company Shares or other securities of the Group Companies or such Person’s employment or consulting arrangements with the Group Companies.
4.23.DISCLAIMER OF WARRANTIES. THE SELLER, THE COMPANY, NEW PUBCO AND MERGER SUB HEREBY ACKNOWLEDGE THAT, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS, NONE OF THE SPAC OR ANY OF ITS AFFILIATES OR REPRESENTATIVES HAS MADE, IS MAKING, OR SHALL BE DEEMED TO MAKE ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, TO THE SELLER, THE COMPANY, NEW PUBCO AND MERGER SUB OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON, WITH RESPECT TO THE SPAC OR ANY OF THE BUSINESSES, ASSETS OR PROPERTIES OF THE FOREGOING, OR OTHERWISE, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, FUTURE RESULTS, PROPOSED BUSINESSES OR FUTURE PLANS. WITHOUT LIMITING THE

FOREGOING: (A) NONE OF THE SPAC OR ANY OF ITS AFFILIATES OR REPRESENTATIVES SHALL BE DEEMED TO MAKE ANY REPRESENTATION OR WARRANTY OTHER THAN AS EXPRESSLY MADE BY THE SPAC IN THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS; AND (B) NONE OF THE SPAC OR ANY OF ITS AFFILIATES OR REPRESENTATIVES HAS MADE, IS MAKING OR SHALL BE DEEMED TO MAKE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO: (I) THE INFORMATION DISTRIBUTED OR MADE AVAILABLE TO THE SELLER, THE COMPANY, NEW PUBCO OR MERGER SUB OR THEIR AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON, BY OR ON BEHALF OF THE SPAC IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS; (II) ANY MANAGEMENT PRESENTATION, CONFIDENTIAL INFORMATION MEMORANDUM OR SIMILAR DOCUMENT; OR (III) ANY FINANCIAL PROJECTION, FORECAST, ESTIMATE, BUDGET OR SIMILAR ITEM RELATING TO THE SPAC OR ANY OF ITS BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OTHER THAN IN THE TRANSACTION DOCUMENTS. EACH OF THE SELLER, THE COMPANY, NEW PUBCO AND MERGER SUB HEREBY ACKNOWLEDGES THAT IT HAS NOT RELIED ON ANY PROMISE, REPRESENTATION OR WARRANTY THAT IS NOT EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS. EACH OF THE SELLER, THE COMPANY, NEW PUBCO AND MERGER SUB ACKNOWLEDGES THAT IT HAS CONDUCTED, TO ITS SATISFACTION, AN INDEPENDENT INVESTIGATION AND VERIFICATION OF THE SPAC AND ITS BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS, AND IN MAKING ITS DETERMINATION HAS RELIED ON THE RESULTS OF ITS OWN INDEPENDENT INVESTIGATION AND VERIFICATION, IN ADDITION TO THE REPRESENTATIONS AND WARRANTIES OF THE SPAC EXPRESSLY AND SPECIFICALLY SET FORTH IN THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS SECTION 4.23, CLAIMS AGAINST THE SPAC OR ANY OTHER PERSON WILL NOT BE LIMITED IN ANY RESPECT IN THE EVENT OF INTENTIONAL FRAUD IN THE MAKING OF THE REPRESENTATIONS AND WARRANTIES IN THIS AGREEMENT BY SUCH PERSON.
Article V
REPRESENTATIONS AND WARRANTIES OF THE SPAC
Except: (i) as set forth in the disclosure schedule delivered by the SPAC to the Seller and the Company Parties concurrently with the execution and delivery of this Agreement (the “SPAC Disclosure Schedule”); and (ii) as disclosed in the SPAC SEC Reports filed or furnished with the SEC (and publicly available) prior to the date of this Agreement (to the extent the qualifying nature of such disclosure is readily apparent from the content of such SPAC SEC Reports), excluding disclosures referred to in “Forward-Looking Statements”, “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements, the SPAC represents and warrants to the Seller as of the date hereof and as of the Closing Date as follows:
5.1.Organization, Good Standing and Qualification. The SPAC is a legal entity duly incorporated and validly existing and in good standing under the Laws of the Cayman Islands. The SPAC (a) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business and (b) is qualified to do business and is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its properties or conduct of its business requires such qualification, except in the case of clauses (a) and (b) where the failure to be so qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to have a SPAC Material Adverse Effect. The SPAC is not, in any material respect, in default or in violation of any provisions of the SPAC Governing Documents. The SPAC Governing Documents have been made available and are true, correct and complete as amended through the date hereof and are in full force and effect.

5.2.Capitalization.
(a)As of the date of this Agreement, the authorized share capital of the SPAC consists of $55,500 divided into: (i) 5,000,000 SPAC Preference Shares, of which none are issued and outstanding; (ii) 500,000,000 SPAC Class A Ordinary Shares, of which 23,715,000 are issued and outstanding; and (iii) 50,000,000 SPAC Class B Ordinary Shares, of which 7,905,000 are issued and outstanding. As of the date of this Agreement there are also 7,666,666.67 SPAC Public Warrants and 238,333.33 SPAC Placement Warrants outstanding. All issued and outstanding shares of SPAC Ordinary Shares have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to, nor have been issued in violation of, any Law, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right. The SPAC Warrants have been validly issued, and constitute valid and binding obligations of the SPAC, enforceable against the SPAC in accordance with their terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally or by principles governing the availability of equitable remedies.
(b)Except for the SPAC Warrants, there are no outstanding options, warrants, rights, convertible or exchangeable securities, “phantom” stock or share rights, stock or share appreciation rights, stock-based performance units, commitments or Contracts of any kind to which the SPAC is a party or by which it is bound obligating the SPAC to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of SPAC Ordinary Shares or any other shares or other interest or participation in, or any security convertible or exercisable for or exchangeable into, shares of SPAC Ordinary Shares or any other shares or other interest or participation in the SPAC. The SPAC has no direct or indirect Subsidiaries or participations in joint ventures or other entities, and does not own, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated. Except for the SPAC Shareholder Redemption, there are no outstanding contractual obligations of the SPAC to repurchase, redeem or otherwise acquire any shares of SPAC Ordinary Shares. There are no outstanding contractual obligations of the SPAC to make any investment (in the form of a loan, capital contribution or otherwise) in, any Person.
(c)Except as set forth in the SPAC Governing Documents or the Current Registration Rights Agreement or in connection with the Transactions, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreements or understandings to which the SPAC is a party or by which the SPAC is bound with respect to any ownership interests of the SPAC.
(d)The SPAC has no Indebtedness other than as set forth in the SPAC SEC Reports. The SPAC has not availed itself of any loan, grant or other payment from any Governmental Entity.
5.3.Authority; Approval. The SPAC has all requisite corporate or other organizational power and authority to execute and deliver each of the Transaction Documents to which it is or shall be a party, to perform its obligations thereunder and to consummate the Transactions (including the Merger) and the transactions contemplated by the other Transaction Documents. The execution, delivery and performance of this Agreement by the SPAC have been duly and validly authorized by all necessary organizational action on the part of the SPAC. The execution, delivery and performance of each of the Transaction Documents to which the SPAC is or will be a party has been, or at the Closing will be, duly and validly authorized by all necessary corporate or other action on the part of such Person. This Agreement has been, and each of the other Transaction Documents will be at Closing, duly executed and delivered by the SPAC and, when executed and delivered by the Seller, New PubCo and the applicable other parties hereto and thereto, will constitute a valid and binding agreement of the SPAC, enforceable against such party pursuant to its terms, subject to the Bankruptcy and Equity Exception.
5.4.Governmental Filings; No Violations.
(a)No notices, reports or other filings are required to be made by the SPAC with, nor are any Permits required to be obtained by the SPAC from, any Governmental Entity, in connection with the execution, delivery and performance of the Transaction Documents by the SPAC or the consummation of the Transactions and the transactions contemplated by the Transaction Documents, except: (i) for the filing of the Plan of Merger; (ii) for applicable requirements, if any, of the Securities Act, the Exchange Act, blue sky laws, foreign securities laws and the rules and regulations thereunder, and appropriate documents with the relevant authorities of other jurisdictions in which the SPAC is qualified to do business and (iii) where the failure to obtain such Permits would not, individually or in the aggregate, reasonably be expected to have a SPAC Material Adverse Effect.
(b)The execution, delivery and performance by the SPAC of the Transaction Documents to which it is a party do not, and the consummation of the Transactions and the transactions contemplated by the Transaction Documents shall not, conflict with or result in any violation of or default (with or without notice, lapse of time, or both) under, or give rise to a right of termination, loss of rights, adverse modification of provisions, cancellation or acceleration of any obligation under, or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the SPAC, in each case, under any provision of (i) the SPAC Governing Documents, (ii) any material Contract binding upon the SPAC or (iii) assuming (solely with respect to performance of the Transaction Documents and consummation of the Transactions and the transactions contemplated by the Transaction Documents) compliance with the SPAC Shareholder Approvals, any Law to which the SPAC is subject except, in the case of clauses (ii) and (iii) above, for any such breach, violation, termination, default, creation or acceleration that would not, individually or in the aggregate, reasonably be expected to have a SPAC Material Adverse Effect.
5.5.Compliance; Approvals. Since its incorporation, the SPAC has complied in all material respects with and has not been in violation of any applicable Laws, including Sanctions Laws, Anti-Corruption Laws, Anti-Money Laundering Laws and Export Control Laws, with respect to the conduct of its business, or the ownership or operation of its business. Since the date of its incorporation, no investigation or review by any Governmental Entity with respect to the SPAC has been pending or, to the Knowledge of the SPAC, threatened. No written or, to the Knowledge of the SPAC, oral notice of non-compliance with any applicable Laws has been received by the SPAC, except for any potential non-compliance which, individually or in the aggregate, would not be reasonably likely to be material to the SPAC. The SPAC is in possession of all Permits necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Permits would not, individually or in the aggregate, reasonably likely to be material to the SPAC. Each Permit held by the SPAC is valid, binding and in full force and effect in all material respects. The SPAC: (a) is not in default or violation (and no event has occurred that, with notice or the lapse of time or both, would constitute a default or violation) of any material term, condition or provision of any such Permit; or (b) has not received any notice from a Governmental Entity that has issued any such Permit that it intends to cancel, terminate, modify or not renew any such Permit, except in the case of clauses (a) and (b) as would not individually or in the aggregate, reasonably be expected to have a SPAC Material Adverse Effect.
5.6.SPAC SEC Reports and Financial Statements.
(a)Except as set forth in Section 5.6(a) of the SPAC Disclosure Schedule, the SPAC has timely filed all forms, reports, schedules, statements and other documents required to be filed or furnished by the SPAC with the SEC under the Exchange Act or the Securities Act since the SPAC’s incorporation to the date of this Agreement, together with any amendments, restatements or supplements thereto (all of the foregoing filed prior to the date of this Agreement, the “SPAC SEC Reports”). All SPAC SEC Reports, any correspondence from or to the SEC (other than such correspondence in connection with the initial public offering of New PubCo) and all certifications and statements required by: (i) Rule 13a-14 or 15d-14 under the Exchange Act; or (ii) 18 U.S.C. § 1350 (Section 906) of the Sarbanes-Oxley Act with respect to any of the foregoing (collectively, the “Certifications”) are available on the SEC’s Electronic Data-Gathering, Analysis and Retrieval system (EDGAR) in full without redaction, except as permitted by the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. The SPAC SEC Reports, as of the respective date of its filing, and as of the date of any amendment or supplement, complied in all material respects with the requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. The SPAC SEC Reports did not, at the time they were filed with the SEC contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to any SPAC SEC Reports. To the Knowledge of the SPAC, none of the SPAC SEC Reports filed on or prior to the date of this Agreement is subject to ongoing SEC review or investigation as of the date of this Agreement. To the Knowledge of the SPAC, each director and executive officer of the SPAC has filed with the SEC on a timely basis all statements required with respect to the SPAC by Section 16(a) of the Exchange Act and the rules and regulations thereunder. As used in this Section 5.6, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC or Nasdaq, so long as copies thereof are publicly available.
(b)The financial statements and notes of the SPAC contained or incorporated by reference in the SPAC SEC Reports fairly present, in all material respects, the financial condition and the results of operations, changes in shareholders’ equity and cash flows of the SPAC as at the respective dates of, and for the periods referred to in, such financial statements, all prepared from the books and records of the SPAC and in accordance with: (i) U.S. GAAP; and (ii) all applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable) and, in the case of the audited SPAC financial statements, were audited in accordance with the standards of the PCAOB, in each case, applied on a consistent basis throughout the periods involved, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be material) and the omission of notes to the extent permitted by Regulation S-X or Regulation S-K, as applicable. The SPAC has no off-balance sheet arrangements that are not disclosed in the SPAC SEC Reports.
(c)Except as set forth in the SPAC SEC Reports, the SPAC does not have any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with U.S. GAAP, except for liabilities and obligations arising in the ordinary course of the SPAC’s business.
(d)Except as not required in reliance on exemptions from various reporting requirements by virtue of the SPAC’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, the SPAC has established and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) or 15d-15(e) under the Exchange Act). Such disclosure controls and procedures are reasonably designed to ensure that material information required to be disclosed by the SPAC in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the SPAC’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Such disclosure controls and procedures are effective in timely alerting the SPAC’s principal executive officer and principal financial officer to material information required to be included in the SPAC’s periodic reports required under the Exchange Act.
(e)Except as not required in reliance on exemptions from various reporting requirements by virtue of the SPAC’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, the SPAC has established and maintained a system of internal controls sufficient to provide reasonable assurance (i) that transactions, receipts and expenditures of the SPAC are being executed and made only in accordance with appropriate authorizations of management of the SPAC, (ii) that transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. GAAP and to maintain accountability for assets, (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of U.S. GAAP, and (iv) that accounts, notes and other receivables are recorded accurately. To the Knowledge of the SPAC, the SPAC has not identified, or received any written notice, alleging any fraud, whether or not material, that involves the management or other employees of the SPAC that have a significant role in the internal controls over financial reporting of the SPAC.
(f)Except as set forth in the SPAC SEC Reports, neither the SPAC (including any employee thereof) nor the SPAC’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the SPAC, (ii) any fraud, whether or not material, that involves the SPAC’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the SPAC or (iii) any claim or allegation regarding any of the foregoing.
(g)As of the date hereof, there are no outstanding SEC comments from the SEC with respect to the SPAC SEC Reports. To the Knowledge of the SPAC, none of the SPAC SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.
5.7.Absence of Certain Changes or Events. Except as set forth in SPAC SEC Reports filed prior to the date of this Agreement, and except as contemplated by this Agreement, since the incorporation of the SPAC, there has not been: (a) any SPAC Material Adverse Effect; or (b) any action taken or agreed upon by the SPAC that would be prohibited by Section 6.2 if such action were taken on or after the date hereof without the consent of the Seller.
5.8.Litigation.
(a)As of the date of this Agreement (and since its incorporation), (i) there are no civil, criminal or administrative actions, suits, demands, claims, hearings, arbitrations, investigations or other proceedings pending or, to the Knowledge of the SPAC, threatened in writing against the SPAC or any of the directors or officers of SPAC in their capacities as such, (ii) other than with respect to audits, examinations or investigations in the ordinary course of business conducted by a Governmental Entity, there are no pending or, to the Knowledge of the SPAC, threatened audit or examination by any Governmental Entity against the SPAC or any of its properties or assets, or any of the directors, managers or officers of the SPAC with regard to their actions as such, and, to the Knowledge of the SPAC, no facts exist that would reasonably be expected to form the basis for any such audit or examination and (iii) there are no pending or threatened Proceeding by the SPAC against any third party.
(b)As of the date of this Agreement, the SPAC is not a party to or subject to (i) the provisions of any investigation or inquiry (in each case, to the extent the SPAC has received written notice thereof) or (ii) any Order of any Governmental Entity.
5.9.Business Activities.
(a)Since its incorporation, the SPAC’s business activities have been solely: (i) in connection with its organization; (ii) in connection with its initial public offering; and (iii) directed toward the conduct of its business of effecting a merger, capital stock exchange, asset acquisition, stock purchase or similar business combination transaction. Except as set forth in the SPAC Governing Documents, there is no Contract or Order binding upon the SPAC or to which it is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of it, any acquisition of property by it or the conduct of business by it as currently conducted or as currently contemplated to be conducted (including, in each case, following the Closing).
(b)Except for the Transactions, the SPAC does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transaction Documents and the transactions contemplated hereby and thereby, the SPAC has no material interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or would reasonably be interpreted as constituting, a SPAC Business Combination.
5.10.SPAC Material Contracts.
(a)Section 5.10 of the SPAC Disclosure Schedule sets forth a true, correct and complete list of each “material contract” (as such term is defined in Regulation S-K) to which the SPAC is party (the “SPAC Material Contracts”), other than any such SPAC Material Contract that is listed as an exhibit to SPAC’s Registration Statement on Form S-l (File No. 333-282271).

(b)True, correct and complete copies of the SPAC Material Contracts have been delivered to or made available to the Seller or its Representatives, including via the SEC’s Electronic Data Gathering Analysis and Retrieval system database. Except for each SPAC Material Contract that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing Date and except as would not reasonably be expected to, individually or in the aggregate, have a material adverse effect on the ability of the SPAC to enter into this Agreement and the Transaction Documents to which it is or will be a party and to consummate the Transactions: (i) each SPAC Material Contract is in full force and effect and represents a legal, valid and binding obligation of the SPAC and, to the Knowledge of the SPAC, represents a legal, valid and binding obligation of the counterparties thereto, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally or by principles governing the availability of equitable remedies; and (ii) neither the SPAC nor, to the Knowledge of the SPAC, any other party thereto, is in material breach of or in material default under any SPAC Material Contract, and no party to any SPAC Material Contract has given any written notice of any claim of any such material breach, material default or event.
5.11.Title to Property. The SPAC does not own or lease any real property or personal property and there are no options or other contracts under which the SPAC has a right or obligation to acquire or lease any interest in real property or personal property.
5.12.SPAC Listing. The SPAC Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “CCIRU”. The SPAC Class A Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “CCIR”. The SPAC Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “CCIRW”. There is no action or proceeding pending or, to the Knowledge of the SPAC, threatened against the SPAC by Nasdaq or the SEC with respect to any intention by such entity to deregister the SPAC Units, the SPAC Class A Ordinary Shares or SPAC Warrants or to terminate the listing of the SPAC on Nasdaq. None of the SPAC or any of its Affiliates has taken any action in an attempt to terminate the registration of the SPAC Units, the SPAC Class A Ordinary Shares, the SPAC Class B Ordinary Shares or SPAC Warrants under the Exchange Act. Except as set forth in the SPAC SEC Reports, the SPAC is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq.
5.13.Trust Account.
(a)As of date hereof, the SPAC has at least $231,150,000 in a trust account (the “Trust Account”), maintained and invested pursuant to that certain Investment Management Trust Agreement (the “Trust Agreement”) effective as of October 10, 2024, by and between the SPAC and Continental Stock Transfer and Trust Company (“Continental Trust”), for the benefit of its public shareholders, with such funds invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act. Other than pursuant to the Trust Agreement and any PIPE Subscription Agreements, the obligations of the SPAC under this Agreement are not subject to any conditions regarding the SPAC’s, its Affiliates’ or any other Person’s ability to obtain financing for the consummation of the Transactions.
(b)The Trust Agreement has not been amended or modified and is valid and in full force and effect and is enforceable in accordance with its terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally or by principles governing the availability of equitable remedies. The SPAC has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder, and there does not exist under the Trust Agreement any event that, with the giving of notice or the lapse of time, would constitute such a breach or default by the SPAC or Continental Trust. There are no separate Contracts, side letters or other understandings (whether written or unwritten, express or implied): (i) between the SPAC and Continental Trust that would cause the description of the Trust Agreement in the SPAC SEC Reports to be inaccurate in any material respect; or (ii) that would entitle any Person (other than holders of SPAC Class A Ordinary Shares who shall have elected to redeem their shares of SPAC Class A Ordinary Shares pursuant to SPAC Governing Documents or the underwriters of the initial public offering with respect to any deferred underwriting compensation) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except: (A) to pay income and franchise taxes from any interest income earned in the Trust Account; and (B) to redeem shares of SPAC Ordinary Shares in accordance with the provisions of the SPAC Governing Documents. As of the date hereof, the SPAC has not released any money from the Trust Account (other than interest income earned on the funds held in the Trust Account as permitted by the Trust Agreement). There are no Proceedings pending or, to the Knowledge of the SPAC, threatened with respect to the Trust Account. As of the date of this Agreement, assuming the accuracy of the representations and warranties contained in Article IV and the compliance by the Company Parties with their respective obligations hereunder with its obligations hereunder, the SPAC has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to the SPAC on the Closing Date. Upon consummation of the transactions contemplated hereby, including the distribution of assets from the Trust Account (A) in respect of deferred underwriting commissions or Taxes or (B) to the pre-Closing SPAC equityholders who have elected to redeem their shares of SPAC Class A Ordinary Shares pursuant to the SPAC Governing Documents, each in accordance with the terms of and as set forth in the Trust Agreement, the SPAC shall have no further obligation under either the Trust Agreement or the SPAC Governing Documents to liquidate or distribute any assets held in the Trust Account, and the Trust Agreement shall terminate in accordance with its terms.
5.14.Taxes. Except as would not reasonably be expected, individually or in the aggregate, to have a SPAC Material Adverse Effect:
(a)The SPAC has timely prepared and filed, or caused to be prepared and filed, with the appropriate Governmental Entity or Taxing Authority, all Tax Returns of such Person that were required to be filed by it, taking into account any extensions of time to file. All such Tax Returns are true, complete and accurate in all material respects. The SPAC has timely paid, or caused to be paid, all material Taxes due and payable by such Person.
(b)No material deficiencies for any Taxes have been proposed, asserted or assessed in writing by any Governmental Entity or Taxing Authority against the SPAC that are still pending. No extensions of the period for assessment of any Taxes are in effect with respect to any material liability of the SPAC (other than extensions of time to file Tax Returns obtained in the ordinary course).
(c)There are no pending or threatened in writing audits, assessments or similar proceedings for any material liability in respect of Taxes of the SPAC.
(d)Except with respect to consolidated, combined or similar groups the common parent of which the SPAC (the “SPAC Consolidated Group”), the SPAC does not have any material liability for the Taxes of any other Person under applicable Law as a result of being a member of a Tax group with such Person or as a transferee or successor.
(e)The SPAC is not a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar agreement (other than, in each case, (i) agreements solely between the SPAC and its Subsidiaries, (ii) agreements solely among the members of the SPAC Consolidated Group or (iii) commercial Contracts the primary purpose of which is not the indemnification or sharing of Taxes).
(f)There are no Liens for Taxes upon any of the assets or properties of the SPAC, except for Permitted Liens.
(g)The SPAC has not taken any action (nor permitted any action to be taken), and is not aware of any fact or circumstance, that to the Knowledge of the SPAC would reasonably be expected to prevent, impair or impede the Intended Tax Treatment.
5.15.Employees; Benefit Plans. Other than any former officers or as described in the SPAC SEC Reports, the SPAC has never had any employees. Other than reimbursement of any out-of-pocket expenses incurred by SPAC’s officers and directors in connection with activities on the SPAC’s behalf in an aggregate amount not in excess of the amount of cash held by the SPAC outside of the Trust Account, the SPAC has no unsatisfied material liability with respect to any employee. The SPAC has never and does not currently maintain, sponsor, contribute to or have any direct or indirect liability under any SPAC Employee Benefit Plan, and neither the execution and delivery of this Agreement or the other Transaction Documents nor the consummation of the Transactions will: (a) result in or trigger any payment (including severance, unemployment compensation, bonus or otherwise) becoming due to any director, officer or employee of the SPAC; or (b) result in the acceleration of the time of payment or vesting of any such employee benefits. Neither the execution and delivery of this Agreement nor the consummation of the Transactions shall, either alone or in connection with any other event(s) give rise to any amount that would not be deductible by New PubCo or its Subsidiaries by reason of Section 280G of the Code with respect to any amount paid or payable under a SPAC Employee Benefit Plan or any other arrangement entered into by the SPAC or its Affiliates prior to the Closing Date.
5.16.Board Approval; Shareholder Vote. The board of directors of the SPAC (including any required committee or subgroup of the board of directors of the SPAC) has, as of the date of this Agreement, unanimously: (a) approved and declared the advisability of this Agreement, the other Transaction Documents to which it is a party, the consideration payable to SPAC Shareholders hereunder and the consummation of the Transactions; (b) determined that the consummation of the Transactions is in the best interest of the SPAC; (c) made the SPAC Recommendation; and (d) directed that this Agreement be submitted to the shareholders of the SPAC for their adoption. Other than the SPAC Shareholder Approval, no other corporate proceedings on the part of the SPAC are necessary to approve the consummation of the Transactions.
5.17.Affiliate Transactions. Except as described in the SPAC SEC Reports, no Contract between the SPAC, on the one hand, and any of the present or former directors, officers, employees, shareholders, stockholders or warrant holders or Affiliates of the SPAC (or an immediate family member of any of the foregoing), on the other hand, will continue in effect following the Closing.
5.18.Brokers. Except as set forth in Section 5.18 of the SPAC Disclosure Schedule, the SPAC has not employed any investment banker, broker or finder nor incurred or shall incur any liability for any brokerage payments, investment banking fees, commissions, finders’ fees or other similar payments in connection with the Transactions.
5.19.The SPAC’s Investigation and Reliance. The SPAC is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the Company Parties and the Group Companies and the Transactions, which investigation, review and analysis were conducted by the SPAC together with expert advisors, including legal counsel, that the SPAC has engaged for such purpose. The SPAC and its Representatives have been provided with adequate access to the Representatives, properties, offices, plants and other facilities, books and records of the Company Parties and the Group Companies and other information that they have requested in connection with their investigation of the Company Parties, the Group Companies and the Transactions. The SPAC has not relied on or is not relying on any statement, representation or warranty, oral or written, express or implied, made by any Company Party or any of their respective Representatives, except as expressly set forth in Article IV (as modified by the VEON Disclosure Schedule) or in any Transaction Documents. No Company Party nor any of their respective securityholders, Affiliates or Representatives shall have any liability to the SPAC or any of its securityholders, Affiliates or Representatives resulting from the use of any information, documents or materials made available to the SPAC or any of its Representatives, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of the Transactions. No Company Party nor any of their respective securityholders, Affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving any Company Party or Group Company.
5.20.Disclaimer of Other Warranties. THE SPAC HEREBY ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS, NONE OF THE COMPANY, ANY OF ITS SUBSIDIARIES, NEW PUBCO OR MERGER SUB OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES HAS MADE, IS MAKING OR SHALL BE DEEMED TO MAKE ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, TO THE SPAC

OR ANY OF ITS AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON, WITH RESPECT TO ANY OF THE GROUP COMPANIES, NEW PUBCO, MERGER SUB OR ANY OF THE RESPECTIVE BUSINESSES, ASSETS OR PROPERTIES OF THE FOREGOING, OR OTHERWISE, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, FUTURE RESULTS, PROPOSED BUSINESSES OR FUTURE PLANS. WITHOUT LIMITING THE FOREGOING: (A) NONE OF THE COMPANY, ANY OF ITS SUBSIDIARIES, NEW PUBCO OR MERGER SUB OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES SHALL BE DEEMED TO MAKE ANY REPRESENTATION OR WARRANTY OTHER THAN AS EXPRESSLY MADE BY THE COMPANY, NEW PUBCO OR MERGER SUB IN THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS; AND (B) NONE OF THE COMPANY NOR ANY OF ITS SUBSIDIARIES, NEW PUBCO, MERGER SUB, NOR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES, HAS MADE, IS MAKING OR SHALL BE DEEMED TO MAKE TO THE SPAC OR ITS AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO: (I) THE INFORMATION DISTRIBUTED OR MADE AVAILABLE TO THE SPAC OR ITS REPRESENTATIVES BY OR ON BEHALF OF THE COMPANY IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS; (II) ANY MANAGEMENT PRESENTATION, CONFIDENTIAL INFORMATION MEMORANDUM OR SIMILAR DOCUMENT; OR (III) ANY FINANCIAL PROJECTION, FORECAST, ESTIMATE, BUDGET OR SIMILAR ITEM RELATING TO THE COMPANY, ANY OF ITS SUBSIDIARIES, NEW PUBCO, MERGER SUB AND/OR THE BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE FOREGOING OTHER THAN IN THE TRANSACTION DOCUMENTS. THE SPAC HEREBY ACKNOWLEDGES THAT IT HAS NOT RELIED ON ANY PROMISE, REPRESENTATION OR WARRANTY THAT IS NOT EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS. THE SPAC ACKNOWLEDGES THAT IT HAS CONDUCTED, TO ITS SATISFACTION, AN INDEPENDENT INVESTIGATION AND VERIFICATION OF THE COMPANY, ITS SUBSIDIARIES, NEW PUBCO, MERGER SUB AND THE BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE FOREGOING, AND IN MAKING ITS DETERMINATION TO PROCEED WITH THE TRANSACTIONS, THE SPAC HAS RELIED ON THE RESULTS OF ITS OWN INDEPENDENT INVESTIGATION AND VERIFICATION, IN ADDITION TO THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY, NEW PUBCO AND MERGER SUB EXPRESSLY AND SPECIFICALLY SET FORTH IN THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS SECTION 5.20, CLAIMS AGAINST ANY GROUP COMPANY, NEW PUBCO, MERGER SUB OR ANY OTHER PERSON WILL NOT BE LIMITED IN ANY RESPECT IN THE EVENT OF INTENTIONAL FRAUD IN THE MAKING OF THE REPRESENTATIONS AND WARRANTIES IN THIS AGREEMENT BY SUCH PERSON.
Article VI
CONDUCT PRIOR TO THE CLOSING DATE
6.1.Conduct of Business by the Seller, the Group Companies, New PubCo, and Merger Sub. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Merger Effective Time (the “Interim Period”), the Seller (solely in respect of the Group Business), the Company, New PubCo, and Merger Sub shall, and the Company shall cause each of the other Group Companies to, carry on their respective businesses in the ordinary course, having regard to the Ukraine Invasion and the relevant Ukraine Invasion Measures, to use commercially reasonable efforts to preserve intact their respective business organizations, retain their respective managers, directors, and officers, and preserve their respective relationships with key customers and suppliers, in each case consistent with past practice, in accordance with applicable Laws, and within their respective powers, except any act, omission or other matter: (i) to the extent that the SPAC shall otherwise consent in advance and in writing (such consent not to be unreasonably withheld, conditioned or delayed); (ii) as expressly permitted by this Agreement or any of the other Transaction Documents; (iii) as is necessary or advisable in connection with implementation of the VEON Pre-Closing Steps; (iv) as is necessary or advisable in response to the Ukraine Invasion or any Ukraine

Invasion Measures; (v) as is reasonably required or undertaken in an emergency or disaster situation with the intent to minimize any adverse effect of such situation; (vi) to comply with Laws or Orders; or (vii) as expressly set forth in Section 6.1 of the VEON Disclosure Schedule. Without limiting the generality of the foregoing, except any act, omission or other matter: (A) as expressly permitted by this Agreement or any of the other Transaction Documents; (B) as is necessary or advisable in connection with implementation of the VEON Pre-Closing Steps; (C) as is necessary or advisable in response to the Ukraine Invasion or any Ukraine Invasion Measures; (D) as is reasonably required or undertaken in an emergency or disaster situation with the intent to minimize any adverse effect of such situation (E) to comply with Laws or Orders; or (F) as expressly set forth in Section 6.1 of the VEON Disclosure Schedule, and without the prior written consent of the SPAC (which consent, except with respect to clauses (c) and (j) below, shall not to be unreasonably withheld, conditioned or delayed), during the Interim Period, the Seller (solely in respect of the Group Business) and the Company Parties shall not, and the Company shall cause the other Group Companies, respectively, not to, do any of the following:
(a)except in the ordinary course of business or as otherwise pursuant to or permitted by any existing Group Employee Benefit Plan or applicable Laws: (i) increase or grant any increase in the compensation, bonus, fringe or other benefits of, or pay, grant or promise any bonus to, any current or former employee, director or independent contractor, except for (A) individual increases of not more than 5% in the base salary or wage rate of any current employee who is not an Executive Employee and (B) the payment of annual bonuses and other short-term incentive compensation in the ordinary course of business (including with respect to the determination of the achievement of any applicable performance objectives, whether qualitative or quantitative); (ii) grant or pay any severance or change in control pay or benefits to, or otherwise increase the severance or change in control pay of any Executive Employee, other than the payment of severance in the ordinary course of business; (iii) enter into, materially amend (other than immaterial amendments) or terminate any Group Employee Benefit Plan or any employee benefit plan, policy, program, agreement, trust or arrangement that would have constituted a Group Employee Benefit Plan if it had been in effect on the date of this Agreement; (iv) take any action to accelerate the vesting or payment of, or otherwise fund or secure the payment of, any compensation or benefits under any Group Employee Benefit Plan or otherwise; (v) grant any equity or equity-based compensation awards other than in the ordinary course of business; or (vi) hire or terminate any Executive Employee, other than terminations for cause;
(b)(i) transfer, sell, assign, exclusively license, encumber, impair, abandon or otherwise dispose of any Owned Intellectual Property, in each case, that is material to the Group Companies taken as a whole, except for any Owned Intellectual Property expiring at the end of its statutory term or no longer in use or commercially desirable to maintain;
(c)other than seeking and negotiating PIPE Subscription Agreements, grant, issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares or other equity securities or any securities convertible into or exchangeable for shares or other equity securities, or subscriptions, rights, warrants or options to acquire any shares or other equity securities or any securities convertible into or exchangeable for shares or other equity securities, or enter into other agreements or commitments of any character obligating it to issue any such shares or equity securities or convertible or exchangeable securities;
(d)make or declare any dividend or distribution to the equity holders of any Group Company, New PubCo, or Merger Sub or make any other distributions in respect of any of the Group Companies’ capital stock or equity interests, except (i) dividends and distributions by a wholly-owned Subsidiary of a Group Company to such Group Company or another wholly-owned Subsidiary of such Group Company or (ii) as would not reduce the Net Cash amount of the Ukrainian Group Companies below $560,000,000;
(e)split, subdivide, combine, consolidate, reclassify, recapitalize or otherwise amend any terms of any shares or series of the Group Companies’, New PubCo’s or Merger Sub’s capital stock, share capital or equity interests, except for any such transaction by a wholly-owned Subsidiary of a Group Company that remains a wholly-owned Subsidiary of such Group Company after consummation of such transaction;

(f)transfer, sell, assign, license, dispose, purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, membership interests or other equity interests of any Group Company, New PubCo or Merger Sub, except for transactions between a Group Company and any wholly-owned Subsidiary of such Group Company;
(g)delay payments of any material accounts payable or other material liability of a Group Company beyond its due date or the date when such liability would have been paid in the ordinary course; provided, that nothing in this clause (g) shall prohibit or otherwise restrict any of the Group Companies from delaying payments of accounts payable or other liabilities to the extent that any such Group Company is disputing in good faith such amounts owed in respect of such accounts payable or other liabilities;
(h)amend any of the Group Companies Governing Documents (other than minor or technical changes made to correct a manifest error);
(i)(i) merge, consolidate or combine with a third party, other than with the SPAC; or (ii) except for transactions involving consideration to be paid by a Group Company of up to $200,000,000 (or its equivalent in another currency), acquire or agree to acquire by merging or consolidating with, purchasing a majority of the equity interest in or all or substantially all of the assets of, or by any other manner, any third-party business or corporation, partnership, association or other business organization or division thereof;
(j)voluntarily dispose of or amend any Company Material Lease other than in the ordinary course of business or as would not reasonably be expected to be material to the Group Companies, individually or in the aggregate;
(k)other than with respect to Intellectual Property, voluntarily sell, assign, lease, license, sublicense, abandon, divest, transfer, convey, cancel, abandon or permit to lapse or expire, dedicate to the public, or otherwise dispose of, or agree to do any of the foregoing with respect to, material assets or properties of the Group Companies, other than in the ordinary course of business, pursuant to Contracts existing on the date hereof;
(l)(i) make advances or capital contributions to, or investments in, any Person other than any of the Group Companies, New PubCo or Merger Sub and other than advances for business expenses and advances to customers and suppliers in the ordinary course of business; (ii) create, incur, assume, guarantee or otherwise become liable for (A) any Third Party Indebtedness incurred after the date hereof in excess of $20,000,000 in the aggregate or (B) any other Indebtedness outside the ordinary course of business; (iii) except in the ordinary course of business, create any Liens on any material property or material assets of any of the Group Companies, New PubCo or Merger Sub in connection with any Indebtedness thereof (other than Permitted Liens); or (iv) cancel or forgive any Indebtedness owed to any of the Group Companies, New PubCo or Merger Sub other than ordinary course compromises of amounts owed to the Group Companies, New PubCo or Merger Sub by their respective customers;
(m)compromise, settle or agree to settle any Proceeding involving payments by any Group Company, New PubCo or Merger Sub of $20,000,000 or more, or that imposes any material non-monetary obligations on a Group Company, New PubCo or Merger Sub (excluding confidentiality, non-disparagement or other similar obligations incidental thereto);
(n)except in the ordinary course of business or as would not reasonably be expected to be material to the Group Companies, individually or in the aggregate: (A) modify or amend in a manner that is adverse to the applicable Group Company or terminate or cause to be terminated any Group Company Material Contract or material Permit; (B) enter into any Contract that would have been a Group Company Material Contract, had it been entered into prior to the date of this Agreement; or (C) waive, delay the exercise of, release or assign any material rights or claims under any Group Company Material Contract (other than assignments by the applicable Group Company to any other Group Company);

(o)except as required by IFRS (or any interpretation thereof) or applicable Laws (including to obtain compliance with PCAOB auditing standards), make any material change in accounting methods, principles or practices;
(p)(i) make, change or revoke any material Tax election; (ii) settle or compromise any material Tax liability, enter into any closing agreement in respect of material Taxes or enter into any Tax sharing or similar agreement; (iii) file any amended material Tax Return other than any such amendments that would be consistent with past practice; (iv) consent to any extension or waiver of the statute of limitations regarding any material amount of Taxes or in respect of any material Tax attribute that would give rise to any claim or assessment of Taxes; (v) settle or consent to any claim or assessment relating to any material amount of Taxes; or (vi) surrender or allow to expire any right to claim a refund of material taxes;
(q)authorize, propose or announce an intention to adopt a plan of complete or partial liquidation, restructuring, recapitalization, dissolution or winding-up of any Group Company, New PubCo or Merger Sub;
(r)enter into, renew or materially amend any (i) transaction or Contract with members of the VEON Group or any of their respective family members or other related Persons that would require disclosure in the Registration Statement / Proxy Statement pursuant to Item 7.B of Form 20-F; (ii) Contract between any Group Company and any broker, finder, investment banker or financial advisor with respect to any of the Transactions; or (iii) agreement with, or pay, distribute or advance any assets or property to, any of its officers, directors, shareholders, stockholders or other Affiliates (other than the Group Companies, New PubCo or Merger Sub), other than (A) payments or distributions relating to obligations in respect of arm’s-length commercial transactions in the ordinary course, (B) reimbursement for reasonable expenses incurred in connection with any of the Group Companies, New PubCo or Merger Sub, (C) Group Employee Benefit Plans, and (D) employment arrangements entered into in the ordinary course;
(s)engage in any material new line of business;
(t)take any action that is reasonably likely to prevent, materially delay or impede the consummation of the transactions contemplated by this Agreement; or
(u)agree in writing or otherwise agree, commit or resolve to take any of the actions described in Section 6.1(a) through Section 6.1(t).
6.2.Conduct of Business by the SPAC. During the Interim Period, the SPAC shall carry on its business in the ordinary course, except: (i) to the extent that the Company shall otherwise consent in advance and in writing (such consent not to be unreasonably withheld, conditioned or delayed); (ii) as expressly permitted by this Agreement (including as contemplated by the PIPE Investments) or any of the other Transaction Documents; or (iii) as expressly set forth in Section 6.2 of the SPAC Disclosure Schedule. Without limiting the generality of the foregoing, except as (A) expressly permitted by this Agreement (including as contemplated by the PIPE Investments) or any of the other Transaction Documents; (B) set forth in Section 6.2 of the SPAC Disclosure Schedule; or (C) required by applicable Laws, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, the SPAC shall not do any of the following:
(a)declare, set aside or pay dividends on or make any other distributions (whether in cash, shares, stock, equity securities or property) in respect of any share capital (or warrant) or split, combine or reclassify any share capital (or warrant), effect a recapitalization or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any share capital or warrant, or effect any like change in capitalization;
(b)reclassify, combine, split, subdivide, purchase, redeem or otherwise acquire, directly or indirectly, any equity securities of the SPAC;

(c)except as required by the PIPE Subscription Agreements, grant, issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares or other equity securities or any securities convertible into or exchangeable for shares or other equity securities, or subscriptions, rights, warrants or options to acquire any shares or other equity securities or any securities convertible into or exchangeable for shares or other equity securities, or enter into other agreements or commitments of any character obligating it to issue any such shares or equity securities or convertible or exchangeable securities;
(d)amend the SPAC Governing Documents or the terms of any of the SPAC Warrants;
(e)(i) merge, consolidate or combine with any Person; or (ii) acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets, or enter into any joint ventures, strategic partnerships or alliances;
(f)(i) incur any Indebtedness or guarantee any such Indebtedness of another Person or Persons; (ii) issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities, enter into any “keep well” or other agreement to maintain any financial statement condition; or (iii) enter into any arrangement having the economic effect of any of the foregoing; provided, however, that the SPAC shall be permitted to incur Indebtedness from its Affiliates and shareholders, including the Sponsors and the Sponsors’ Affiliates, in order to meet its reasonable working capital requirements with any such loans (A) to be made only as reasonably required by the operation of the SPAC in due course on a non-interest basis and otherwise on terms and conditions no less favorable than arm’s-length (B) repayable at Closing and (C) included as SPAC Transaction Expenses;
(g)except as required by U.S. GAAP (or any interpretation thereof) or applicable Laws, make any change in accounting methods, principles or practices;
(h)(i) make, change or revoke any material Tax election; (ii) settle or compromise any material Tax liability, enter into any closing agreement in respect of material Taxes or enter into any Tax sharing or similar agreement; (iii) file any amended material Tax Return other than any such amendments that would be consistent with past practice; (iv) consent to any extension or waiver of the statute of limitations regarding any material amount of Taxes or in respect of any material Tax attribute that would give rise to any claim or assessment of Taxes; (v) settle or consent to any claim or assessment relating to any material amount of Taxes; or (vi) surrender or allow to expire any right to claim a refund of material taxes;
(i)create any Liens on any material property or material assets of the SPAC;
(j)liquidate, dissolve, reorganize or otherwise wind up the business or operations of the SPAC;
(k)commence, settle or compromise any Proceeding material to the SPAC or its properties or assets;
(l)engage in any material new line of business or engage in any commercial activities (other than to consummate the Transactions);
(m)(i) modify, amend or terminate the Trust Agreement or any PIPE Subscription Agreement or enter into, amend or terminate any other agreement related to the Trust Account or PIPE Investments; or (ii) enter into, modify, amend or terminate any other agreement with any SPAC Shareholders;
(n)amend or enter into any SPAC Material Contract that is listed as an exhibit to SPAC’s Registration Statement on Form S-l (File No. 333-282271), any Contract set forth in Section 5.10 of the SPAC Disclosure Schedule (or that would have been required to be set forth therein if such Contract existed on the date hereof) or any Contract of a type described in Section 5.17;
(o)hire or retain any employee or adopt or enter into any SPAC Employee Benefit Plan;
(p)grant any bonus, change in control payment, severance, retention or similar payments or success fees payable to any current or former officer, employee, natural individual independent contractor or director of the SPAC as a result of the consummation of the Transactions; or
(q)agree in writing or otherwise agree, commit or resolve to take any of the actions described in Section 6.2(a) through Section 6.2(p).
6.3.Requests for Consent.
(a)Notwithstanding anything to the contrary herein, the Parties acknowledge and agree that (a) an e-mail from the Company to one or more of the individuals (or such other persons as the SPAC may specify by notice to the Company) set forth on Section 6.3 of the SPAC Disclosure Schedule specifically requesting consent under Section 6.1 shall constitute a valid request by the Company for all purposes under Section 6.1, and (b) an e-mail from the SPAC to one or more of the individuals (or such other persons as the Company may specify by notice to the SPAC) set forth on Section 6.3 of the VEON Disclosure Schedule specifically requesting consent under Section 6.2 shall constitute a valid request by the SPAC for all purposes under Section 6.2.
(b)With respect to any request for consent under Section 6.1, (i) the SPAC shall respond by e-mail to the Company (and, if different, cc’ing the person who sent the request to the SPAC) within eight (8) Business Days of receipt (or deemed receipt) of the Company’s request; (ii) the Company shall use reasonable efforts to provide any information reasonably requested by the SPAC in connection with its consideration of the proposed action or matter; and (iii) if the SPAC fails to respond by e-mail to the Company within the applicable time period, the consent of the SPAC shall be deemed to have been given in relation to the relevant action or matter.
Article VII
ADDITIONAL AGREEMENTS
7.1.Registration Statement / Proxy Statement; Special Meeting; SPAC Shareholder Approval.
(a)Registration Statement / Proxy Statement.
(i)As promptly as reasonably practicable following the execution and delivery of this Agreement, New PubCo shall and Seller shall cause New PubCo to, in accordance with this Section 7.1(a), prepare and file, and the Company and the SPAC shall reasonably assist and cooperate with the preparation and filing of, a registration statement on Form F-4 with the SEC (such registration statement (including the Proxy Statement) as amended or supplemented, the “Registration Statement / Proxy Statement”), which registration statement shall include a proxy statement to be sent to the SPAC Shareholders in advance of the Special Meeting (such proxy statement, as amended or supplemented, the “Proxy Statement”) for the purposes of (A) registering under the Securities Act, to the extent permitted by applicable rules and regulations of the SEC, the New PubCo Common Shares to be issued in connection with the Merger and the Sale (including any New PubCo Common Shares to be issued upon exercise of the SPAC Public Warrants assumed by New PubCo) (together, the “Registration Shares”), (B) providing SPAC Shareholders with notice of the opportunity to redeem their shares of SPAC Class A Ordinary Shares in accordance with Article 49.5 of the SPAC Governing Documents (the “SPAC Shareholder Redemption”), and (C) soliciting proxies from holders of shares of SPAC Class A Ordinary Shares to vote at the Special Meeting in favor of: (1) the adoption of this Agreement and approval of the Transactions, the authorization of the Plan of Merger and the approval of the Surviving Company Governing Documents; (2) the approval of the Merger; (3) the adoption and approval of each other proposal that either the SEC or Nasdaq (or the respective staff members thereof) indicates is necessary in its comments to the Registration Statement / Proxy Statement or in correspondence related thereto;

(4) other proposals the Parties deem necessary or appropriate to consummate the Transactions; and (5) the adoption and approval of a proposal for the postponement or adjournment of the Special Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (collectively, the items in this clause (C) being the “SPAC Shareholder Matters”), all in accordance with and as required by the SPAC Governing Documents, applicable Laws, and any applicable rules and regulations of the SEC and Nasdaq. Each of New PubCo, the Company and the SPAC shall use its reasonable best efforts to cause the Registration Statement / Proxy Statement to comply as to form and substance with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder and keep the Registration Statement / Proxy Statement effective as long as is necessary to consummate the Transactions.
(ii)The SPAC shall file (i) the Registration Statement / Proxy Statement, to the extent required under the rules and regulations of the SEC and (ii) file the definitive Proxy Statement with the SEC and cause such Proxy Statement to be mailed to its shareholders of record, as of the record date to be established by the board of directors of the SPAC in accordance with Section 7.1(b), as promptly as practicable following the effectiveness of the Registration Statement / Proxy Statement (such date, the “Proxy Clearance Date”).
(iii)Prior to each filing with the SEC of the Registration Statement / Proxy Statement and any other documents to be filed with the SEC that relate to the Transactions, both preliminary and final, and any amendment or supplement thereto, New PubCo will make available to the Company and the SPAC and their respective counsels a draft thereof and will provide the Company and New PubCo (including their respective counsel) with a reasonable opportunity to comment on such draft and shall consider such comments in good faith. New PubCo shall not file any such documents with the SEC without the prior written consent of the Company and the SPAC (such consent not to be unreasonably withheld, conditioned or delayed and such consent may be provided by email by each respective Party or an authorized representative of such Party, as applicable). New PubCo will advise the Company and the SPAC, promptly after it receives notice thereof, of: (A) the time when the Registration Statement / Proxy Statement has been filed; (B) the effectiveness of the Registration Statement / Proxy Statement; (C) the filing of any supplement or amendment to the Registration Statement / Proxy Statement; (D) the issuance of any stop order by the SEC or of the initiation or written threat of any proceeding for such purpose; (E) any request by the SEC for amendment of the Registration Statement / Proxy Statement; (F) any comments from the SEC relating to the Registration Statement / Proxy Statement and responses thereto; and (G) requests by the SEC for additional information relating to the Registration Statement / Proxy Statement. New PubCo shall respond to any SEC comments on the Registration Statement / Proxy Statement as promptly as practicable and shall use commercially reasonable efforts to have the Registration Statement / Proxy Statement cleared by the SEC under the Securities Act as promptly as practicable; provided that prior to responding to any requests or comments from the SEC, New PubCo will make available to the Company and the SPAC (including their respective counsels) drafts of any such response and provide the Company and the SPAC (including their respective counsels) with a reasonable opportunity to comment on such drafts and will consider any such comments in good faith and provided further, that each of the Company and the SPAC agree to cooperate fully with the preparation of responses to any comments from the SEC which relate to the Registration Statement / Proxy Statement. Without limiting the foregoing, ahead of any subsequent filing of the Registration Statement / Proxy Statement, each of the Company and the SPAC shall use its reasonable best efforts to provide any financial statements (including pro forma financial statements) and information required by Regulation S-X and the other rules and regulations of the SEC for inclusion in the Registration Statement / Proxy Statement to the extent that the Financial Statements are no longer current under the Regulation S-X.
(iv)If, at any time prior to the Special Meeting, there shall be discovered any information that should be set forth in an amendment or supplement to the Registration Statement / Proxy Statement so that the Registration Statement / Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein not misleading, New PubCo shall promptly file an amendment or supplement to the Registration Statement / Proxy Statement containing such information and, to the extent required, the SPAC shall promptly file such amendment or supplement to the Registration Statement / Proxy Statement containing the same information. At any time prior to the Closing, the Company shall promptly inform the SPAC and New

PubCo of any action taken or not taken by the Company or any of its Subsidiaries or of any development regarding the Company or any of its Subsidiaries, in any such case which is known by the Company, that would cause the Registration Statement / Proxy Statement to contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided that, if any such action shall be taken or fail to be taken or such development shall otherwise occur, the SPAC, New PubCo and the Company shall cooperate fully to cause an amendment or supplement to be made promptly to the Registration Statement / Proxy Statement, such that the Registration Statement / Proxy Statement no longer contains an untrue statement of a material fact or omits to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided, further, however, that no information received by the SPAC pursuant to this paragraph shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the party who disclosed such information. At any time prior to the Closing, the SPAC shall promptly inform the Company and New PubCo of any action taken or not taken by the SPAC or of any development regarding the SPAC, in any such case which is known by the SPAC, that would cause the Registration Statement / Proxy Statement to contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided that, if any such action shall be taken or fail to be taken or such development shall otherwise occur, the SPAC, New PubCo and the Company shall cooperate fully to cause an amendment or supplement to be made promptly to the Registration Statement / Proxy Statement, such that the Registration Statement / Proxy Statement no longer contains an untrue statement of a material fact or omits to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided, further, however, that no information received by the Company and New PubCo pursuant to this paragraph shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the party who disclosed such information.
(v)New PubCo or the SPAC, as applicable, shall make all necessary filings, as required for itself, with respect to the Transactions under the Securities Act, the Exchange Act and applicable “blue sky” laws and any rules and regulations thereunder.
(vi)Each of the Company, the SPAC and New PubCo agrees to use commercially reasonable efforts to promptly furnish to the other Parties and their respective Representatives all information within its possession concerning itself, its Subsidiaries, officers, directors, managers, shareholders and other equityholders, as well as information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Registration Statement / Proxy Statement, a Current Report on Form 8-K, Report of Foreign Private Issuer on Form 6-K pursuant to the Exchange Act in connection with the Transactions, or any other statement, filing, notice or application made by or on behalf of the SPAC, New PubCo, the Company or VEON Ltd. to any regulatory authority (including Nasdaq) in connection with the Transactions.
(b)The SPAC shall, as promptly as practicable following the Proxy Clearance Date, take, in accordance with applicable Laws, Nasdaq rules and the SPAC Governing Documents, and will cause its Affiliates and Representatives to take, all action necessary to establish a record date (which date shall be mutually agreed with the Company) for, duly call and give notice of, the Special Meeting and commence the mailing of the Proxy Statement to the SPAC Shareholders. The SPAC shall convene and hold a special meeting of the SPAC Shareholders (the “Special Meeting”), for the purpose of obtaining the SPAC Shareholder Approval, which meeting shall be held not more than 25 Business Days after the date on which the SPAC mails the Proxy Statement to its shareholders. The SPAC shall use reasonable best efforts to obtain the SPAC Shareholder Approval at the Special Meeting, including by soliciting proxies as promptly as practicable in accordance with applicable Laws for the purpose of seeking the SPAC Shareholder Approval. The SPAC shall include the SPAC Recommendation in the Proxy Statement. The SPAC shall keep the Company reasonably informed regarding all matters relating to the SPAC Shareholder Matters and the Special Meeting, including by promptly furnishing any voting or proxy solicitation reports received by the SPAC in respect of such matters and similar updates regarding any redemptions. The SPAC agrees that its obligation to establish a record date for, duly call, give notice of, convene and hold the Special Meeting for the purpose of seeking the SPAC Shareholder Approval shall not be affected by any intervening event or circumstance, and the SPAC agrees to establish a record date for, duly call, give notice of, convene and hold the Special Meeting and submit for the approval of the SPAC Shareholders the SPAC Shareholder Matters, in each case, in accordance with this Agreement, regardless of any intervening event or circumstance. The board of directors of the SPAC shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the SPAC Recommendation. Notwithstanding anything to the contrary contained in this Agreement, the SPAC shall be entitled to postpone or adjourn the Special Meeting on one or more occasions for up to 45 days in the aggregate to the extent that such postponement or adjournment is reasonably necessary (i) to ensure that any supplement or amendment to the Registration Statement / Proxy Statement that the board of directors of the SPAC has determined in good faith and on the advice of counsel is required by applicable Laws is disclosed to SPAC Shareholders and for such supplement or amendment to be promptly disseminated to SPAC Shareholders prior to the Special Meeting to the extent required by applicable Laws, (ii) to ensure that if, as of the time for which the Special Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient shares of SPAC Class A Ordinary Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Special Meeting; (iii) to seek withdrawals of redemption requests from SPAC Shareholders if the SPAC reasonably expects the SPAC Shareholder Redemption payments would cause the condition in Section 8.1(f) to not be satisfied at the Closing; or (iv) in order to solicit additional proxies from shareholders for purposes of obtaining approval of the SPAC Shareholder Matters; provided that in the event of a postponement or adjournment the Special Meeting shall be reconvened as promptly as practicable, following such time as the matters described in such clauses have been resolved; provided, further, that the SPAC shall not be entitled to postpone or adjourn the Special Meeting without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed). The SPAC shall, in accordance with Section 238(4) of the Cayman Act, give written notice of the authorization of the Merger to any SPAC Shareholder who made a written objection to the Merger in accordance with Section 238(2) of the Cayman Act.
7.2.Certain Regulatory Matters. Without prejudice to Section 7.5, each of the Parties:
(a)acting reasonably and in good faith shall determine and agree in writing whether any pre-Closing consents, approvals, clearances, confirmations, waivers, licenses, permits, orders, or any other authorizations from Governmental Entities are required to implement the Sale and/or the Merger (such agreed approvals being the “Agreed Regulatory Approvals”);
(b)in the event it is determined any Agreed Regulatory Approval is required, shall, and shall ensure that their respective Representatives shall, use their reasonable best efforts to take all actions necessary, proper or advisable, as determined by each of the Parties in their reasonable discretion, to obtain such Agreed Regulatory Approval as promptly as practicable, including: (i) preparing and making all filings, applications, notifications, or submissions (whether initial or supplementary) required under any applicable Laws in connection therewith as promptly as practicable (and in any event in accordance with any applicable time limits); (ii) promptly furnishing to the other Parties and the applicable Governmental Entities such documents, information, and assistance as they may reasonably request (and in any case in accordance with any applicable time limits); (iii) using reasonable best efforts to promptly and in good faith respond to any reasonable requests for information from the other Parties and the applicable Governmental Entities in connection therewith and taking all steps necessary, proper, or advisable to avoid any declaration of incompleteness, suspension or extension of the respective review period by the applicable Governmental Entity; (iv) obtaining duly issued consents, approvals, clearances, confirmations, waivers, licenses, permits, orders or any other authorizations from the applicable Governmental Entities required in connection therewith as soon as practicable (and in any event in accordance with any applicable time limits); (v) otherwise using reasonable best efforts to cooperate in good faith with the other Parties and the applicable Governmental Entities and taking actions necessary, proper, or advisable in connection therewith;
(c)shall, and shall ensure that their Representatives shall: (i) promptly provide the other Parties with copies of all material written communications (and memoranda setting forth the substance of all material oral communications) between each of them, any of their Affiliates, and their respective Representatives, on the one hand, and any Governmental Entity, on the other hand, in connection with the Transaction; (ii) promptly inform the other Parties of any material communications to or from Governmental Entities in connection with the Transactions; (iii) permit the other Parties to review reasonably in advance any filings, applications, notifications, or submissions (whether initial or supplementary) or material proposed written communication to any Governmental Entity in connection with the Transactions and incorporate reasonable comments thereto, provided that the respective Parties promptly provide their comments; (iv) give the other Parties prompt written notice of the commencement of any Proceeding in connection with the Transactions and keep the other Parties reasonably informed as to the status of such Proceeding; (v) not agree to participate in any substantive meeting or discussion with any such Governmental Entity in respect of any filing, investigation, or inquiry in connection with the Transactions unless, and to the extent reasonably practicable, they consult with the other Parties in advance and, to the extent permitted by such Governmental Entity, give the other Parties the opportunity to attend; and (vi) promptly furnish each other with copies of all material correspondence, filings, and material written communications between such Party, their Affiliates and their respective Representatives, on the one hand, and any such Governmental Entity in connection with the Transactions, provided, however, that, notwithstanding the foregoing, the Parties shall not be required to disclose confidential, commercially sensitive, or legally privileged information relating to themselves, their Affiliates or Representatives to the other Parties unless the provision of such documents or information is necessary under applicable Law, in which case the disclosure of such information shall be made only to the extent allowed under applicable Law, with appropriate redactions or on a confidential external counsel-to-counsel basis; and
(d)shall not, and shall ensure that their Representatives shall not, take any actions that could reasonably be expected to adversely affect the obtaining of the Agreed Regulatory Approvals (if any) or consummation of the Transactions.
7.3.Other Filings; Press Release.
(a)Within four business days after the execution of this Agreement and not later than as required by applicable Laws, (i) the SPAC will prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement and any other required matters to be reported in accordance with the rules under Form 8-K, the form and substance of which shall be approved (not to be unreasonably withheld, conditioned or delayed) in advance in writing by the Company; and (ii) VEON Ltd. will prepare and file a Report of Foreign Private Issuer on Form 6-K pursuant to the Exchange Act to report the execution of this Agreement. For purposes of this Section 7.3(a), a “business day” shall mean a business day as defined by the SEC.
(b)Promptly after the execution of this Agreement, the SPAC and the Company shall also issue a mutually agreeable joint press release announcing the execution of this Agreement.
(c)The SPAC shall prepare a draft Current Report on Form 8-K announcing the results of the Special Meeting and such other information that may be required to be disclosed with respect to the Transactions in any report or form to be filed with the SEC prior to the Closing (“Special Meeting Form 8-K”), the form and substance of which shall be approved (not to be unreasonably withheld, conditioned or delayed) in advance in writing by the Company. New PubCo shall prepare a draft Current Report on Form 6-K announcing the Closing and such other information that may be required to be disclosed with respect to the Transactions (the “Closing Form 6-K”), the form and substance of which shall be approved (not to be unreasonably withheld, conditioned or delayed) in advance in writing by the SPAC and the Seller. Within four business days of the date of the Special Meeting, the SPAC shall file the Special Meeting Form 8-K with the SEC. Concurrently with the Closing, or as soon as practicable thereafter, New PubCo shall file the Closing Form 6-K with the SEC. Prior to the Closing, the SPAC and the Company shall prepare a mutually agreeable joint press release announcing the consummation of the Transactions hereunder (“Closing Press Release”). Substantially concurrently with the Closing, the SPAC shall issue the Closing Press Release. For purposes of this Section 7.3(c), a “business day” shall mean a business day as defined by the SEC.
7.4.Confidentiality; Communications Plan; Access to Information.
(a)Following the date hereof, the Confidentiality Agreement shall be superseded in its entirety by the provisions of this Agreement. Beginning on the date hereof, and ending on the second anniversary of this Agreement, each Party agrees to maintain in confidence any non-public information received from the other Parties, and to use such non-public information only for purposes of consummating the Transactions. Such confidentiality obligations will not apply to: (i) information which was known to one Party or its agents or representatives prior to receipt from the Company, on the one hand, or the SPAC, on the other hand, as applicable; (ii) information which is or becomes generally known to the public without breach of this Agreement or an existing obligation of confidentiality (including the Confidentiality Agreement); (iii) information acquired by a Party or their respective agents from a third party who was not bound to an obligation of confidentiality to the disclosing Party or an Affiliate thereof; (iv) information developed by such Party independently without any reliance on the non-public information received from any other Party; (v) outside legal counsel determines disclosure is required by applicable Law or stock exchange rule; or (vi) prior to the Closing, disclosure consented to in writing by the SPAC (in the case of disclosure by the Company Parties) or the Company (in the case of disclosure by the SPAC).
(b)The SPAC, the Seller, and the Company shall reasonably cooperate to create and implement a communications plan regarding the Transactions promptly following the date hereof. Notwithstanding the foregoing, none of the Parties or any of their respective Affiliates will make any public announcement or issue any public communication regarding this Agreement, the other Transaction Documents or the Transactions or any matter related to the foregoing, without the prior written consent of the Company, in the case of a public announcement by the SPAC or its Affiliates, or the SPAC, in the case of a public announcement by any Company Party or their Affiliates (such consents, in either case, not to be unreasonably withheld, conditioned or delayed), provided that the disclosing Party first shall allow such other Parties to review, to the extent reasonably practicable and legally permissible, such announcement or communication and have the opportunity to comment thereon and the disclosing Party shall consider such comments in good faith, except: (i) if such announcement or other communication is required by applicable Laws, in which case, other than, in the case of the Company Parties, routine disclosures to Governmental Entities made by any Company Party or its Affiliates in the ordinary course of business or any other communication by any Company Party or its Affiliates that is not widely disseminated, the disclosing Party first shall allow such other Parties to review, to the extent reasonably practicable and legally permissible, such public announcement or public communication or dissemination and have the opportunity to comment thereon and the disclosing Party shall consider such comments in good faith; and (ii) in the case of the Company Parties internal announcements to employees or external communications to banks, customers or suppliers, in each case, as the Company determines to be reasonably appropriate (such determination to be made by the Company in good faith).
(c)Notwithstanding any other provisions of this Agreement, VEON Ltd. shall be permitted to make disclosures in accordance with the applicable securities Laws, Orders, listing agreements and rules of stock exchanges on which its securities are traded.
(d)The Company will afford the SPAC and its financial advisors, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of the Group Companies during the period prior to the Closing to obtain information concerning the business, including the status of business development efforts, properties, results of operations and personnel of the Group Companies, as the SPAC may reasonably request in connection with the consummation of the Transactions; provided, however, that any such access shall be conducted in a manner not to materially interfere with the businesses or operations of the Group Companies. The SPAC will afford the Company and its financial advisors, underwriters, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of the SPAC during the period prior to the Closing to obtain information concerning the business, including properties, results of operations and personnel of the SPAC, as the Company may reasonably request in connection with the consummation of the Transactions; provided, however, that any such access shall be conducted in a manner not to materially interfere with the businesses or operations of the SPAC. Notwithstanding anything to the contrary, the Parties shall not be required to take any action, provide any access or furnish any information that such Party in good faith reasonably believes would be reasonably likely to (i) cause or constitute a waiver of any attorney-client or other privilege or, (ii) violate any Contract to which such Party or any of its Affiliates is a party or bound; provided that the Parties agree to cooperate in good faith to make alternative arrangements to allow for such access or furnishings in a manner that does not result in the events set out in clauses (i) and (ii).

7.5.Commercially Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, and without limitation to any other covenant or agreement in this Agreement or any other Transaction Document, each of the Seller, the Company, New PubCo, Merger Sub and the SPAC agrees to use commercially reasonable efforts to take, or cause to be taken, actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, things necessary, proper or advisable to consummate and make effective, as promptly as practicable, the Merger and the other Transactions, including using commercially reasonable efforts to accomplish the following: (a) the taking of all commercially reasonable acts necessary to cause the conditions precedent set forth in Article VIII, to be satisfied; (b) the obtaining of all necessary actions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings, including registrations, declarations and filings with Governmental Entities, if any are agreed by the Parties to be required to consummate the Transactions; (c) the obtaining of all consents, approvals or waivers from third parties required as a result of the Transactions set forth on Section 7.5(c) of the VEON Disclosure Schedule; (d) the termination of each agreement set forth on Section 7.5(d) of the VEON Disclosure Schedule; (e) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed; and (f) the execution or delivery of any additional instruments reasonably necessary to consummate, and to fully carry out the purposes of, the Transactions. This obligation shall include, on the part of the SPAC, sending a termination letter to Continental Trust substantially in the applicable form attached to the Trust Agreement (the “Trust Termination Letter”). Notwithstanding anything contained in this Section 7.5 or otherwise in this Agreement to the contrary, nothing in this Agreement shall be deemed to require the SPAC or any Company Party to (and neither the SPAC nor any Company Party shall, without the other Party’s prior written consent) offer, negotiate, agree to, consent to, or effect any divestiture, transfer, license or other disposition by itself or any of its Affiliates of shares or shares of capital stock or of any business, assets or property, the imposition of any limitation on the ability of any of them to conduct their business or to own or exercise control of their respective assets, properties, shares and capital stock, the incurrence of any liability or expense, or any other remedy, commitment or condition of any kind.
7.6.Information Supplied.
(a)The information supplied or to be supplied by or on behalf of the SPAC for inclusion or incorporation by reference in the Registration Statement / Proxy Statement (or any amendment or supplement thereto) will not, on the date of filing thereof or when the Registration Statement / Proxy Statement is declared effective or the date the Proxy Statement is first mailed to SPAC Shareholders, as applicable, or at the time of the Special Meeting, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading at the time and in light of the circumstances under which such statement is made. The Registration Statement / Proxy Statement will comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder.
(b)The information relating to the Group Companies, New PubCo and Merger Sub to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Registration Statement / Proxy Statement (or any amendment or supplement thereto) will not, on the date of filing thereof or when the Registration Statement / Proxy Statement is declared effective or the date the Proxy Statement is first mailed to SPAC Shareholder, as applicable, or at the time of the Special Meeting, in the case of the Registration Statement / Proxy Statement, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, not misleading, and in the case of the Proxy Statement, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading at the time and in light of the circumstances under which such statement is made. The Registration Statement / Proxy Statement will comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder.

7.7.No Securities Transactions. No member of the VEON Group or any Group Company on the one hand, or the SPAC on the other hand, will, directly or indirectly, engage in any transactions involving the securities of the SPAC or VEON Ltd., respectively, take any other action with respect to the securities of the SPAC or VEON Ltd., respectively, in violation of the U.S. federal securities laws and the rules and regulations of the SEC and Nasdaq, or cause or encourage any third party to do any of the foregoing, prior to the time of the making of a public announcement regarding all of the material terms of the business and operations of the Company and the Transactions. The Seller, the Group Companies and the SPAC shall direct each of its officers and directors to comply with the foregoing requirement.
7.8.No Claim Against Trust Account. Each Company Party acknowledges and understands that the SPAC has established the Trust Account described therein for the benefit of the SPAC’s public shareholders and that disbursements from the Trust Account are available only in the limited circumstances set forth in the Trust Agreement. The Company further acknowledges that, if the Transactions are not, or, in the event of a termination of this Agreement, another business combination is not, consummated within 24 months from the closing of the SPAC’s initial public offering, the SPAC will be obligated to return to its shareholders the amounts being held in the Trust Account. Accordingly, each of the Company Parties hereby irrevocably waives any right, title, interest or claim (whether based on contract, tort, equity or any other theory of legal liability) of any kind it has or may have in the future in or to the Trust Account and agrees not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, this Agreement, the Transactions or any negotiations, contracts or agreements with the SPAC; provided that: (a) nothing herein shall serve to limit or prohibit any Company Party’s right to pursue a claim against the SPAC pursuant to this Agreement for legal relief against monies or other assets of the SPAC held outside the Trust Account or for specific performance or other equitable relief in connection with the Transactions (including a claim for the SPAC to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the SPAC Shareholder Redemptions) to the Company in accordance with the terms of this Agreement and the Trust Agreement) (so long as such claim would not affect the SPAC’s ability to fulfill its obligation to effectuate any SPAC Shareholder Redemption) or for Intentional Fraud; and (b) nothing herein shall serve to limit or prohibit any claims that any Company Party may have in the future pursuant to this Agreement against the SPAC’s assets or funds that are not held in the Trust Account (including any such assets or funds that have been released from the Trust Account). Notwithstanding anything herein to the contrary, this Section 7.8 shall survive the termination of this Agreement for any reason.
7.9.Disclosure of Certain Matters. Each of the SPAC, New PubCo, Merger Sub, the Seller, and the Company will promptly provide the other Parties with prompt written notice of: (a) any event, development or condition of which it obtains knowledge that: (i) is reasonably likely to cause any of the conditions set forth in Article VIII not to be satisfied; or (ii) would require any amendment or supplement to the Registration Statement / Proxy Statement; or (b) the receipt of notice from any Person alleging that the consent of such Person may be required in connection with the Transactions.
7.10.Securities Listings. From the date hereof through the Closing, the SPAC shall use reasonable best efforts to ensure the SPAC remains listed as a public company on, and for shares of SPAC Class A Ordinary Shares to be listed on, Nasdaq. Prior to the Closing Date, New PubCo shall apply for (and the Company and the SPAC shall reasonably cooperate with New PubCo with respect thereto), and each shall use reasonable best efforts to, cause the Registration Shares issued in connection with the Transactions to be approved for listing on Nasdaq (or other public stock market or exchange in the United States as may be agreed by the Company and the SPAC) and accepted for clearance by the Depository Trust Company, subject to official notice of issuance, at Closing.
7.11.No Solicitation.
(a)During the Interim Period, the Company shall not, and shall cause the Company’s Subsidiaries not to, and shall direct their respective Representatives not to, directly or indirectly, other than as contemplated by this Agreement: (i) solicit, initiate, enter into or continue discussions, negotiations or transactions with, or encourage or respond to any inquiries or proposals by, or provide any information to, any Person (other than the SPAC and its Representatives) concerning any merger, consolidation, sale of ownership interests and/or material assets, recapitalization or similar transaction of, by or involving any Group Company, New PubCo or Merger Sub (each, a “Company Business Combination”); (ii) enter into any agreement regarding, or cooperate in any way that would otherwise reasonably be expected to lead to a Company Business Combination; or (iii) commence, continue or renew any due diligence investigation regarding a Company Business Combination, in each case provided that the provisions of this Section 7.11(a) shall not in any way restrict (x) the implementation of the VEON Pre-Closing Steps; or (y) any actions expressly permitted to be taken by this Agreement or any of the other Transaction Documents. The Company shall, and shall cause the Company’s Subsidiaries to, and shall cause their respective Representatives to, immediately cease any and all existing discussions or negotiations with any Person (other than the SPAC and its Representatives) with respect to any Company Business Combination.
(b)During the Interim Period, the SPAC shall not, and shall cause the Sponsor not to, and shall direct its Representatives not to, directly or indirectly: (i) solicit, initiate, enter into or continue discussions or transactions with, or encourage or respond to any inquiries or proposals by, or provide any information to, any Person (other than the Company Parties and their respective Representatives) concerning any merger, consolidation, purchase of ownership interests or assets, recapitalization or similar business combination transaction of, by or involving the SPAC (each, a “SPAC Business Combination”); (ii) enter into any agreement regarding, continue or otherwise participate in any discussions or negotiations regarding, or cooperate in any way that would otherwise reasonably be expected to lead to a SPAC Business Combination; or (iii) commence, continue or renew any due diligence investigation regarding a SPAC Business Combination. The SPAC shall, and shall cause its Representatives to, immediately cease any and all existing discussions or negotiations with any Person with respect to any SPAC Business Combination.
(c)Each Party shall promptly (and in no event later than twenty-four (24) hours after becoming aware of such inquiry, proposal, offer or submission) notify the other Parties if it or, to its knowledge, any of its or its Representatives receives any inquiry, proposal, offer or submission with respect to a Company Business Combination or SPAC Business Combination, as applicable, after the execution and delivery of this Agreement. If either Party or its Representatives receives an inquiry, proposal, offer or submission with respect to a Company Business Combination or SPAC Business Combination, as applicable, such Party shall keep the other Parties reasonably informed of any material developments with respect to such inquiry, proposal, offer or submission. Notwithstanding anything to the contrary, any Party may respond to any unsolicited proposal regarding a Company Business Combination or SPAC Business Combination by stating only that such Party has entered into a binding definitive agreement with respect to a business combination and is unable to provide any information related to such Party or any of its Subsidiaries or entertain any proposals or offers or engage in any negotiations or discussions concerning a Company Business Combination or SPAC Business Combination, as applicable.
7.12.Trust Account. Upon satisfaction or waiver of the conditions set forth in Article VIII and provision of notice thereof to Continental Trust (which notice the SPAC shall provide to Continental Trust in accordance with the terms of the Trust Agreement): (a) in accordance with and pursuant to the Trust Agreement, at the Closing, the SPAC: (i) shall cause the documents, opinions and notices required to be delivered to Continental Trust pursuant to the Trust Agreement to be so delivered, including providing Continental Trust with the Trust Termination Letter; and (ii) shall use commercially reasonable efforts to cause Continental Trust to, and Continental Trust shall thereupon be obligated to, distribute the Trust Account as directed in the Trust Termination Letter, including all amounts payable: (A) to SPAC Shareholders who properly elect to have their shares of SPAC Class A Ordinary Shares redeemed for cash in accordance with the provisions of SPAC Governing Documents; (B) for income tax or other tax obligations of the SPAC prior to the Closing; (C) for all Seller Transaction Expenses and Outstanding SPAC Transaction Expenses to be paid or reimbursed pursuant to the terms of this Agreement; and (D) as reimbursement of expenses to directors, officers and shareholders of the SPAC and any other Indebtedness of the SPAC, if any (which shall be deemed to be Outstanding SPAC Transaction Expenses); and (b) thereafter, the remaining proceeds delivered to the Surviving Company and the Trust Account shall terminate, except as otherwise provided therein.

7.13.Director and Officer Matters.
(a)New PubCo, Merger Sub and the Company.
(i)New PubCo agrees that all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors or officers, as the case may be, of any New PubCo, Merger Sub or the Company (each, together with such person’s heirs, executors or administrators (a “VEON D&O Indemnified Party”)), as provided in the New PubCo Governing Documents, Merger Sub Governing Documents or Company Governing Documents shall survive the Closing and shall continue in full force and effect. For a period of six years following the Closing Date, New PubCo shall, and shall cause the Company to, maintain in effect exculpation, indemnification and advancement of expenses provisions that are no less favorable than those of the New PubCo Governing Documents and Company Governing Documents, respectively, as in effect immediately prior to the Closing Date, and New PubCo shall, and shall cause the Company to, not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any VEON D&O Indemnified Party unless required by applicable Law; provided, however, that all rights to indemnification or advancement of expenses in respect of any Proceedings pending or asserted or any claim made within such period shall continue until the disposition of such Proceeding or resolution of such claim.
(ii)The rights of each VEON D&O Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such person may have under the New PubCo Governing Documents or Merger Sub Governing Documents, any other indemnification arrangement, any Law or otherwise. The obligations of New PubCo and the Company under this Section 7.13(a) shall not be terminated or modified in such a manner as to adversely affect any VEON D&O Indemnified Party without the consent of such VEON D&O Indemnified Party. The provisions of this Section 7.13(a) shall survive the Closing and expressly are intended to benefit, and are enforceable by, each of the VEON D&O Indemnified Parties, each of whom is an intended third-party beneficiary of this Section 7.13(a).
(iii)If New PubCo or, after the Closing, the Surviving Company or any of their respective successors or assigns: (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger; or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, proper provision shall be made so that the successors and assigns of New PubCo or Merger Sub, as applicable, assume the obligations set forth in this Section 7.13(a).
(b)The SPAC.
(i)New PubCo agrees that all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors or officers, as the case may be, of the SPAC (each, together with such person’s heirs, executors or administrators, a “SPAC D&O Indemnified Party”), as provided in the SPAC Governing Documents, shall survive the Closing and shall continue in full force and effect. For a period of six years from the Closing Date, New PubCo shall maintain in effect exculpation, indemnification and advancement of expenses provisions no less favorable than those of SPAC Governing Documents as in effect immediately prior to the Closing Date, and New PubCo shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any SPAC D&O Indemnified Party unless required by applicable Law; provided, however, that all rights to indemnification or advancement of expenses in respect of any Proceedings pending or asserted or any claim made within such period shall continue until the disposition of such Proceeding or resolution of such claim.
(ii)Prior to the Closing, the SPAC shall obtain a “tail” or “runoff” directors’ and officers’ liability insurance policy (the “SPAC D&O Tail”) in respect of acts or omissions occurring prior to the Closing covering each such Person prior to the Closing that is or was a director or officer of the SPAC on terms with respect to coverage, deductibles and amounts as is reasonably appropriate for companies of similar circumstances or as commercially practicable under market conditions at such time. The SPAC D&O Tail shall be maintained for the six-year period following the Closing. New PubCo shall maintain the SPAC D&O Tail in full force and effect for its full term and shall honor all obligations thereunder, and no other party shall have any further obligation to purchase or pay for such insurance pursuant to this Section 7.13(b)(ii).
(iii)The rights of each SPAC D&O Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such person may have under the SPAC Governing Documents, any other indemnification arrangement, any Law or otherwise. The obligations of New PubCo and the SPAC under this Section 7.13(b) shall not be terminated or modified in such a manner as to adversely affect any SPAC D&O Indemnified Party without the consent of such SPAC D&O Indemnified Party. The provisions of this Section 7.13(b) shall survive the Closing and expressly are intended to benefit, and are enforceable by, each of the SPAC D&O Indemnified Parties, each of whom is an intended third-party beneficiary of this Section 7.13(b).
(iv)If New PubCo or any of its successors or assigns: (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger; or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, proper provision shall be made so that the successors and assigns of New PubCo assume the obligations set forth in this Section 7.13(b).
7.14.Tax Matters
(a)New PubCo, the SPAC, the Seller and the Company shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with matters relating to the Intended Tax Treatment or the filing or amendment of Tax Returns and any audit or other proceeding with respect to Taxes or Tax Returns of New PubCo, the SPAC, the Seller (solely to the extent related to its ownership of the Group Companies) or any Group Company. Such cooperation shall include the retention and (upon another party’s request) the provision of records and information which are reasonably relevant to any such Tax Return, audit or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.
(b)All transfer, documentary, sales, use, stamp, registration, excise, recording, registration value added and other such similar Taxes and fees (including any penalties and interest) that become payable in connection with or by reason of the execution of this Agreement and the Transactions, but in each case excluding any Taxes required to be paid by the SPAC in respect of any redemptions, including the SPAC Shareholder Redemptions, pursuant to the Inflation Reduction Act of 2022 (collectively, “Transfer Taxes”) shall be borne and paid by New PubCo. Unless otherwise required by applicable Law, New PubCo shall timely file any Tax Return or other document with respect to such Taxes or fees (and the Company and Merger Sub and the SPAC and New PubCo shall reasonably cooperate with respect thereto as necessary). The Company and the SPAC shall reasonably cooperate to reduce or eliminate the amount of any such Transfer Taxes.
(c)Each of the Company Parties and the SPAC shall (i) use its respective commercially reasonable efforts to cause the Sale, the Merger and, to the extent applicable, the PIPE Investments to qualify, and agree not to, and not to permit or cause any of their Affiliates or Subsidiaries to, take any action which to its knowledge could reasonably be expected to prevent or impede such Transactions from qualifying, for the Intended Tax Treatment. The SPAC and each of the Company Parties shall report the Sale, the Merger and, to the extent applicable, the PIPE Investments, consistently with the Intended Tax Treatment unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.
(d)In the event that the SEC requests any tax opinion/disclosure with respect to the Merger and/or the tax consequences to the SPAC Shareholders of the Merger in connection with the Registration Statement/Proxy Statement, (i) each of the Company Parties and the SPAC shall reasonably cooperate to execute and deliver to SPAC Counsel such customary tax representation letters as SPAC Counsel may reasonably request in form and substance reasonably satisfactory to SPAC Counsel and (ii) the SPAC shall use commercially reasonable efforts to cause SPAC Counsel to draft such disclosure and/or deliver any such opinion (or, if applicable, to explain why it is not able to provide such opinion). Any such opinions shall be based on the facts, representations, assumptions and exclusions set forth in such opinion, and in rendering such opinions, SPAC Counsel shall be entitled to rely upon customary assumptions and the tax representation letters referred to in this Section 7.14(d) and any other representations as may be reasonably requested by SPAC Counsel.
(e)The Seller shall cause a request to be timely filed with the Dutch Tax Authorities by the parent of the fiscal unity for Dutch corporate income tax purposes (“DCIT Fiscal Unity”) and by the Company on the basis of section 3.3 of the Decree of 14 December 2010, no. DGB2010/4620M, most recently amended by the Decree of 2 April 2024, no. 2024-186206, to confirm that the CIT Fiscal Unity between the Seller and the Company will not terminate on the date of this Agreement.
7.15.New PubCo Board.
(a)The SPAC and New PubCo shall take all necessary action to cause the New PubCo Board as of immediately following the Closing to consist of up to seven directors, with one director designated by the SPAC and up to six directors designated by the Seller. The SPAC and the Seller shall expend commercially reasonable efforts to make such designations prior to the Proxy Clearance Date, and in any event prior to the Merger Effective Time. The Parties shall take all necessary actions consistent with applicable Laws to cause the New PubCo Board to be comprised of such designees. Any subsequent New PubCo Board shall be composed in accordance with and subject to the terms and conditions of the Amended and Restated New PubCo Governing Documents.
(b)The New PubCo Board will, on the Closing Date, adopt resolutions (by vote or written consent) appointing officers of New PubCo.
(c)The New PubCo Board will approve New PubCo’s entry into indemnification agreements with each director and officer of New PubCo, in form and substance that is reasonably acceptable to New PubCo, within fifteen (15) days of such director’s or officer’s appointment.
7.16.New PubCo Equity Plan.
(a)The SPAC, New PubCo and the Company shall cooperate to establish an equity incentive plan (the “New PubCo Equity Plan”) for directors, officers, employees and independent contractors of New PubCo and the Group Companies, to be approved by New PubCo and the Company and effective as of (and contingent on) the Closing. The proposed form of the New PubCo Equity Plan shall be approved by the SPAC prior to the Closing Date. New PubCo shall obtain the approval of the New PubCo Equity Plan from the New PubCo Board and the shareholder of New PubCo prior to the Closing, reserving the number of New PubCo Common Shares for grant thereunder equal to the New PubCo Equity Plan Amount (or such higher number as may be mutually agreed by the SPAC and the Company prior to the Closing Date).
(b)Notwithstanding anything herein to the contrary, each Party acknowledges and agrees that all provisions contained in this Section 7.16 are included for the sole benefit of the SPAC, New PubCo and the Company, and that nothing in this Agreement, whether express or implied, (i) shall be construed to establish, amend or modify any employee benefit plan, program, agreement or arrangement, (ii) shall limit the right of the SPAC, New PubCo, the Company or any of their respective Affiliates to amend, terminate or otherwise modify any SPAC Employee Benefit Plan or Group Employee Benefit Plan (as applicable) or other employee benefit plan, agreement or other arrangement before, on or following the Closing, or (iii) shall confer upon any Person who is not a Party (including any equityholder, any current or former director, manager, officer, employee or independent contractor of the Company, or any participant in any SPAC Employee Benefit Plan or Group Employee Benefit Plan (as applicable) or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)), any right to continued or resumed employment or recall, any right to compensation or benefits, or any third-party beneficiary or other right of any kind or nature whatsoever.
7.17.Financial Statements; Other Financial Information.
(a)As promptly as practicable after the date of this Agreement, the Company shall deliver to the SPAC, for inclusion in the Registration Statement / Proxy Statement, the PCAOB Audited Financials and shall use commercially reasonable efforts to obtain the consent of the independent auditors to use such PCAOB Audited Financials in the Proxy Statement and the Registration Statement / Proxy Statement.
(b)The Company, the SPAC, New PubCo and Merger Sub shall each use their respective commercially reasonable efforts to assist the other in preparing in a timely manner any other financial information or statements (including customary pro forma financial statements and/or such financial statements for other periods as contemplated by the rules of the SEC) that are required to be included in the Registration Statement / Proxy Statement and any other filings to be made by the SPAC or New PubCo with the SEC in connection with the Transactions.
7.18.Transaction Litigation. From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the SPAC, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any shareholder or stockholder demands or other shareholder or stockholder Proceedings (including derivative claims) relating to this Agreement, any other Transaction Document or any other matters relating thereto (collectively, “Transaction Litigation”) commenced against, in the case of the SPAC, it, its Affiliates or their respective Representatives (in their capacity as Representatives) or, in the case of the Company, any Company Parties, their Affiliates or any of their respective Representatives (in their capacity as Representatives). The SPAC and the Company shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, and (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation. Notwithstanding the foregoing, subject to and without limiting the covenants and agreements, and the rights of the other Party set forth in the immediately preceding sentence, the SPAC or its Affiliates shall control the negotiation, defense and settlement of any Transaction Litigation brought against the SPAC or its Affiliates or any of their respective Representatives, and the Company or its Affiliates shall control the negotiation, defense and settlement of any Transaction Litigation brought against the Company or its Affiliates or any of their respective Representatives; provided, however, that prior to the Closing in no event shall either Party, its Affiliates, or any of their respective Representatives settle or compromise any Transaction Litigation without the prior written consent of the other Party (not to be unreasonably withheld, conditioned or delayed).
7.19.PIPE Investment. Following the date hereof, the Parties shall use their commercially reasonable efforts to obtain commitments from one or more investors (collectively, the “PIPE Investors”) for a private financing (collectively, the “PIPE Investments”) pursuant to the terms of one or more subscription agreements (collectively, the “PIPE Subscription Agreements”), the terms of which will be mutually agreed by the Seller and the SPAC, with such private placement to be consummated prior to or substantially concurrently with the consummation of the Transactions; provided that, the Cash Investment Amount shall not exceed the Maximum Cash Investment Amount.
7.20.Old Bonds Repayment.
(a)The SPAC, the Seller and the Company acknowledge that, pursuant to the terms and conditions of the relevant series of Old Bonds, holders of the respective Old Bonds have certain claims for principal and interest on redemption of the Old Bonds. Pursuant to the consent solicitations launched in respect of the Old Bonds as set out in the Consent Solicitation Memorandum dated 18 April 2024 (the “Old Bonds Consent Solicitations”), the Company is obligated (i) to pay certain amounts of the principal and/or interest (the “Repayment Amounts”) to the respective holders of the Old Bonds (the “Old Bond Holders”) in accordance with the terms and conditions of the respective Old Bonds (the “Repayment Events”) and the terms and conditions of the Old Bonds Consent Solicitations; and (ii) to the extent the corresponding series of New Bonds remains outstanding, exchange the relevant series of Old Bonds for the corresponding series of New Bonds in accordance with the terms and conditions of the Old Bonds Consent Solicitations (the “Exchange New Bonds”).
(b)Subject to the Closing having occurred, the Seller agrees to pay or procure payment of the respective Repayment Amounts to the Company as follows: (i) the Company shall promptly provide the Seller with a written request for the Repayment Amount (the “Request for Funds”), specifying: (A) the applicable Repayment Amount; (B) the Old Bonds under which such Repayment Amount has become due and payable; (C) the grounds for the applicable Repayment Event; (D) the applicable Repayment Date; (E) the bank account of the Company to which the payment shall be made (the “Company Bank Account”); and (F) the supporting documents including, without limitation, any documentation provided in satisfaction of the terms and conditions of the Old Bonds Consent Solicitations, provided that a Request for Funds may be submitted more than once; (ii) upon receipt of the Request for Funds, the Seller shall, or shall procure that its Affiliates, promptly transfer the Repayment Amount in immediately available funds to the Company Bank Account by way of a cash contribution for no shares or such other method as shall be financially and tax neutral for the Company.
(c)Upon receipt of the Repayment Amount from the Seller or its Affiliates to the Company Bank Account pursuant to a Request for Funds, the Company covenants to use the respective funds to pay the Repayment Amount to the respective Old Bond Holders in accordance with the terms and conditions of the respective Old Bonds and the terms and conditions of the Old Bonds Consent Solicitations.
(d)The obligations of the Seller set forth in this Section 7.20 shall remain in full force and effect until the satisfaction of all obligations under the Old Bonds in full in accordance with the terms and conditions of the Old Bonds and the terms and conditions of the Old Bonds Consent Solicitations. It is acknowledged and agreed that the provisions of this Section 7.20 shall not apply to any amounts due and payable by the Company to the Old Bond Holders in connection with any breach, violation, or default by the Company under the terms and conditions of the respective Old Bonds and the Old Bonds Consent Solicitations occurring after the Closing, and such amounts shall not be included in the Repayment Amount.
7.21.New Bonds.
(a)In the period between the date hereof and the Closing, to the extent permitted by applicable Laws and Orders, the Company shall repay in full the April 2025 Bonds and the June 2025 Bonds in accordance with their respective terms and conditions including, without limitation, any Exchange New Bonds (the “New Bonds Repayment”). The Company shall promptly provide the SPAC with material updates on the implementation of the New Bonds Repayment, including evidence of repayment of the April 2025 Bonds and the June 2025 Bonds.
(b)In the period between the date hereof and the Closing, the Company shall transfer the 2027 Bonds to VEON MidCo as part of the Demerger and pursuant to the 2027 Bonds Consent Solicitation (the “2027 Bonds Transfer”), which shall be implemented upon the execution of a supplemental trust and agency deed relating to the 2027 Bonds pursuant to which VEON MidCo shall be substituted in place of the Company as issuer and principal debtor in respect of the 2027 Bonds.
7.22.Closing Documents. As soon as reasonably practicable following the date of this Agreement and, in any event, prior to Closing, each Party agrees to negotiate in good faith and to use its reasonable best efforts to agree on a form of (a) the Transfer Deed, (b) the Registration Rights Agreement, (c) the Plan of Merger and (d) the Amended and Restated New PubCo Governing Documents, in each case on terms reasonably satisfactory to the Parties.
7.23.Sanctions Event. If, at any time between the date of this Agreement and the Closing Date, any of the Seller, a Group Company, the SPAC or any of their respective directors, officers or, to the Knowledge of VEON or the Knowledge of the SPAC, as applicable, Affiliates, becomes a Sanctioned Person (a “Sanctions Event”), the Seller (on behalf of itself or such Group Company) or the SPAC, as applicable, shall promptly (but in any event within ten (10) Business Days of such Person becoming a Sanctioned Person) notify the SPAC (in the case of the Seller or a Group Company) or the Seller (in the case of the SPAC) of such Sanctions Event in writing and if as a result of a Sanctions Event, it would be unlawful for the other Parties to consummate the Transactions, the Party that has become a Sanctioned Person (the “Targeted Party”) shall (or shall cause its directors, officers or Affiliates to) use its best efforts to obtain the relevant consent, permit, license, and/or other formal or informal authorization or guidance from the relevant Sanctions Authority (a “Sanctions License”) as required to allow Closing to take place notwithstanding a Sanctions Event.

7.24.Financial Advisors. Each of New PubCo, the Company and the SPAC shall use its reasonable best efforts to deliver or, cause its representatives to deliver, all documents that may be reasonably required by any financial advisor to the Seller, the Company or the SPAC (the “Financial Advisors”), in form and substance reasonably satisfactory to the Financial Advisors to facilitate the PIPE Investment or the Closing. Such documents may include customary comfort letters from each of New PubCo’s, the Company’s and the SPAC’s respective independent auditors and legal opinions and negative assurance letters from counsel to each of New PubCo, the Company and the SPAC.
7.25.Demerger.
(a)In the period between the date hereof and the Closing, (i) to the extent permitted by applicable Laws and Orders and (ii) in accordance with the Demerger Proposal, the Company shall consummate the Demerger in conjunction with VEON Intermediate Holdings and VEON MidCo.
(b)Following the Demerger, the Company will hold only the Retained Assets and Liabilities.
Article VIII
CONDITIONS TO THE TRANSACTION
8.1.Conditions to Each Party’s Obligations. The respective obligations of each Party to this Agreement to effect the Merger and the other Transactions shall be subject to the satisfaction at or prior to the Closing of the following conditions, any of which may be waived, in writing, exclusively by both the SPAC and the Company:
(a)SPAC Shareholder Approval. At the Special Meeting (including any postponement or adjournment thereof), the SPAC Shareholder Approval shall have been duly obtained.
(b)Agreed Regulatory Approvals. The Parties shall have received all the Agreed Regulatory Approvals (if any), in each case, on terms and conditions reasonably satisfactory to the Parties.
(c)Registration Statement / Proxy Statement. The Registration Statement / Proxy Statement shall have become effective in accordance with the provisions of the Securities Act and shall not be subject to any stop order or proceeding (or threatened proceeding) by the SEC seeking a stop order with respect to the Registration Statement / Proxy Statement.
(d)No Injunctions or Restraints. (i) No Laws applicable to any Party or the Group Companies (whether temporary, preliminary or permanent) shall have been adopted, enacted, issued, promulgated, enforced or entered into force, (ii) no Orders in relation to any Party or the Group Companies (whether temporary, preliminary or permanent) shall have been entered, issued, made, or rendered, including, any Sanctions with respect to any of the Seller, a Group Company, the SPAC or any of their directors, officers or Affiliates, in each case causing a Sanctions Event such that it would be unlawful under applicable Sanctions for the Parties to proceed with activities necessary for Closing without receipt of a Sanctions License, and (iii) no Proceedings relating to any Party or the Group Companies shall have been initiated by any Governmental Entity, in the case of each of clauses (i), (ii) and (iii), that seeks to wholly or partially, directly or indirectly, prohibit, enjoin, restrict, invalidate, or make illegal consummation or performance of the Transactions in accordance with the terms of the Transaction Documents, or otherwise interfere with the ability of a Party to perform their respective obligations under the Transaction Documents in accordance with their respective terms, provided, however, that any aforementioned Laws, Orders, and Proceedings shall not include those known to the Parties or in effect prior to the date hereof.
(e)Other Agreements. All Transaction Documents shall be in full force and effect and shall have not been rescinded by any of the parties thereto.
(f)Minimum Cash. (i) The SPAC Cash shall equal or exceed the Minimum Cash Amount; (ii) the SPAC shall have made appropriate arrangements for giving effect to the receipt by New

PubCo of the net amount of proceeds actually contributed by investors in accordance with the terms and conditions of the PIPE Subscription Agreements upon consummation of the PIPE Investments; and (iii) the SPAC shall have made appropriate arrangements for the funds in its Trust Account to be released upon the Closing in accordance with Section 7.12.
(g)Stock Exchange Approval. The New PubCo Common Shares to be issued pursuant to this Agreement shall be approved for listing upon the Closing on Nasdaq (or any other public stock market or exchange in the United States as may be agreed by the Company and the SPAC) subject to official notice of issuance thereof.
(h)Demerger. The Seller and the Company shall have completed the Demerger.
(i)VEON Bonds. The Company shall have completed the New Bonds Repayment and the 2027 Bonds Transfer.
8.2.Additional Conditions to the Obligations of the Seller and the Company Parties. The obligations of the Seller, the Company, New PubCo and Merger Sub to consummate and effect the Merger and the other Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:
(a)Representations and Warranties. (i) The SPAC Fundamental Representations shall be true and correct on and as of the Closing as though made on and as of the Closing (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date); (ii) the representations and warranties set forth in Section 5.2 shall be true and correct other than de minimis inaccuracies on and as of the Closing as though made on and as of the Closing (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date); (iii) the representations and warranties set forth in Section 5.7 shall be true and correct in all material respects on and as of the Closing as though made on and as of the Closing (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date); and (iv) all other representations and warranties set forth in Article V hereof shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” or “SPAC Material Adverse Effect” or any similar limitations contained herein) on and as of the Closing as though made on and as of the Closing (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date).
(b)Performance of Obligations. The SPAC shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing in all material respects pursuant to the terms hereof.
(c)No SPAC Material Adverse Effect. No SPAC Material Adverse Effect shall have occurred and be continuing since the date of this Agreement.
(d)Certificate. The SPAC shall have delivered to the Seller a certificate, signed by an authorized representative of the SPAC and dated as of the Closing, certifying as to the matters set forth in Section 8.2(a), Section 8.2(b) and Section 8.2(c).
(e)Other Agreements. The SPAC shall have delivered to the Seller (i) a copy of the Registration Rights Agreement duly executed by the Sponsor and (ii) counterparts of each other Transaction Document contemplated to be executed at the Closing duly executed by the SPAC.
(f)Shareholdings. The number of New PubCo Shares to be issued to the Seller in consideration for the Sale is not less than 80% of the Fully Diluted Share Count.
8.3.Additional Conditions to the Obligations of the SPAC. The obligations of the SPAC to consummate and effect the Merger and the other Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the SPAC:
(a)Representations and Warranties. (i) The VEON Fundamental Representations shall be true and correct in all but de minimis respects on and as of the Closing as though made on and as of the Closing (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date); (ii) representations and warranties set forth in Section 4.3 shall be true and correct in all but de minimis respects on and as of the Closing as though made on and as of the Closing (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date); and (iii) all other representations and warranties of the Seller, the Company, New PubCo and Merger Sub set forth in Article IV hereof shall be true and correct (without giving effect to any limitation as to “materiality” or “Group Material Adverse Effect” or any similar limitation contained herein) on and as of the Closing as though made on and as of the Closing (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date), except, in the case of this clause (iii), where any failures of such representations and warranties of the Seller, the Company, New PubCo and Merger Sub to be so true and correct, individually and in the aggregate, has not had a Group Material Adverse Effect.
(b)Performance of Obligations. The Seller, the Company, New PubCo and Merger Sub shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing in all material respects pursuant to the terms hereof.
(c)No Group Material Adverse Effect. No Group Material Adverse Effect shall have occurred and be continuing since the date of this Agreement.
(d)Certificate. The Company shall have delivered to the SPAC a certificate, signed by an authorized representative of the Company and dated as of the Closing, certifying as to the matters set forth in Section 8.3(a), Section 8.3(b) and Section 8.3(c).
(e)Other Agreements. (i) All parties to the Registration Rights Agreement (other than the Sponsor) shall have delivered, or caused to be delivered, to the SPAC copies of the Registration Rights Agreement duly executed by all such parties and (ii) each of the Seller and the Company, New PubCo and/or Merger Sub shall have delivered to the SPAC each other Transaction Document contemplated to be executed at the Closing duly executed by the Seller, the Company, New PubCo and/or Merger Sub, as applicable.
8.4.Frustration of Conditions. Neither the SPAC nor the Company may rely on the failure of any condition set forth in this Article VIII to be satisfied if such failure was caused by such Party’s failure to act in good faith or to take such actions as may be necessary to cause the conditions of the other Party hereto to be satisfied.
Article IX
TERMINATION
9.1.Termination. This Agreement may be terminated at any time prior to the Closing:
(a)by mutual written agreement of the SPAC and the Company at any time;
(b)by either the Seller or the SPAC if the Closing shall not have occurred by September 30, 2025 (or such later date as determined in accordance with Section 9.2, the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any Party whose action or failure to act has been a principal cause of or resulted in the failure of the Closing to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c)by either the Seller or the SPAC if a Governmental Entity shall have issued an Order, enacted, promulgated or enforced a Law or taken any other action, other than imposing any Sanctions, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Transactions, which Order, Law or other action is final and nonappealable; provided that neither party may terminate this Agreement under this Section 9.1(c) until the earlier of: (i) sixty (60) days after such Order, Law or other action is in effect; and (ii) the Outside Date;
(d)by either the Seller or the SPAC, if, at the Special Meeting (including any postponement or adjournment thereof), the SPAC Shareholder Approval is not obtained;
(e)by the Seller, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement on the part of the SPAC, or if any representation or warranty of the SPAC shall have become untrue, in either case, such that the conditions set forth in Article VIII would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided that if such breach by the SPAC is curable by the SPAC prior to the Closing, then the Seller must first provide written notice of such breach to the SPAC and may not terminate this Agreement under this Section 9.1(e) until the earlier of: (i) thirty (30) days after delivery of written notice from the Company to the SPAC of such breach; and (ii) the Outside Date; provided, further, that the SPAC continues to exercise commercially reasonable efforts to cure such breach (it being understood that the Company may not terminate this Agreement pursuant to this Section 9.1(e) if (A) the Company or the Seller shall have materially breached this Agreement and such breach has not been cured; or (B) such breach by the SPAC is cured within such 30-day period);
(f)by the SPAC, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement on the part of the Seller, the Company, New PubCo or Merger Sub or if any representation or warranty of the Seller, the Company, New PubCo or Merger Sub shall have become untrue, in either case such that the conditions set forth in Article VIII, would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided that if such breach is curable by the Seller, the Company, New PubCo or Merger Sub, as applicable, prior to the Closing, then the SPAC must first provide written notice of such breach to the Seller and may not terminate this Agreement under this Section 9.1(f) until the earlier of: (i) thirty (30) days after delivery of written notice from the SPAC to the Seller of such breach; and (ii) the Outside Date; provided, further, that the Seller, the Company, New PubCo or Merger Sub, as applicable, continues to exercise commercially reasonable efforts to cure such breach (it being understood that the SPAC may not terminate this Agreement pursuant to this Section 9.1(f) if (A) it shall have materially breached this Agreement and such breach has not been cured; or (B) such breach by the Company, New PubCo or Merger Sub is cured within such 30-day period);
(g)by the Seller, if the SPAC board of directors shall have publicly withdrawn, modified or changed, in any manner that is adverse to the other Parties, its approval or SPAC Recommendation;
(h)by the SPAC, if a Sanctions Event occurs in respect of the Seller or a Group Company and either (i) such Sanctions Event is not resolved in accordance with Section 7.23 by the Outside Date or (ii) the SPAC determines in good faith on the advice of outside legal counsel that the failure to terminate this Agreement prior to the Outside Date would or would reasonably be expected to result in any of the SPAC, the Sponsor or their respective directors or officers being subject to any monetary or criminal liability under applicable Law in connection with such Sanctions Event;
(i)by the Seller, if a Sanctions Event occurs in respect of the SPAC and either (i) such Sanctions Event is not resolved in accordance with Section 7.23 by the Outside Date or (ii) the Seller determines in good faith on the advice of outside legal counsel that the failure to terminate this Agreement prior to the Outside Date would or would reasonably be expected to result in any of the Seller or a Group Company or their respective directors or officers being subject to any monetary or criminal liability under applicable Law in connection with such Sanctions Event; and
(j)by the SPAC if the Company Parties fail to deliver the PCAOB Audited Financials for the year ended December 31, 2024, on or before June 30, 2025.

9.2.Outside Date. The Outside Date may be extended:
(a)by mutual written agreement signed by both the Seller and the SPAC;
(b)if a Sanctions License is required and all other conditions set forth in Article VIII have been satisfied or waived (other than those that by their nature are to be satisfied as of immediately prior to Closing, but such conditions being capable of being satisfied), by the SPAC (if the Sanctions Event relates to the Seller or a Group Company) or the Seller (if the Sanctions Event relates to the SPAC), at such Party’s sole discretion, by providing written notice to the Seller or the SPAC (as applicable), specifying the new Outside Date; or
(c)if (1) the condition set forth in Section 8.1(b) has not been satisfied (provided that for purposes of Section 9.2(c)(1), “Agreed Regulatory Approvals” set forth in Section 8.1(b) shall exclude any (A) Laws, Orders or Proceedings (other than Sanctions Events) that are subject to Section 8.1(d), for which there shall be no extension right under this Section 9.2(c)(1), and (B) Sanctions Events, for which the Outside Date may only be extended in accordance with Section 9.2(b)), or (2) the Registration Statement / Proxy Statement has not yet been declared effective by the SEC and in the case of each of (1) or (2), all other conditions set forth in Article VIII have been satisfied or waived (other than those that by their nature are to be satisfied as of immediately prior to Closing, but such conditions being capable of being satisfied), by either the Seller or the SPAC, at their sole discretion, by providing written notice to the SPAC or the Seller, as applicable, specifying the new Outside Date;
(d)provided that the Outside Date may be extended under clauses (b) and (c) one or several times but in no case to a date that is later than 90 days from September 30, 2025.
9.3.Notice of Termination; Effect of Termination.
(a)Any termination of this Agreement under Section 9.1 above will be effective immediately upon the delivery of written notice of the terminating Party to the other Parties.
(b)In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect and the Transactions shall be abandoned, except for and subject to the following: (i) Section 7.4, Section 7.8, this Section 9.3, Article XI (General Provisions) and the Confidentiality Agreement shall survive the termination of this Agreement; and (ii) nothing herein shall relieve any Party from liability for its own Willful Breach of this Agreement or its own Intentional Fraud.
Article X
NO SURVIVAL
10.1.No Survival. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing and all rights, claims and causes of action (whether in contract or in tort or otherwise, or whether at law or in equity) with respect thereto shall terminate at the Closing. Notwithstanding the foregoing, neither this Section 10.1 nor anything else in this Agreement to the contrary shall limit: (a) the survival of (i) any covenant or agreement of the Parties (including the agreements set forth in Section 7.4, Section 7.12, Section 7.13, Section 7.14 and Section 7.20) which by its terms is required to be performed or complied with in whole or in part after the Closing, which covenants and agreements shall survive the Closing in accordance with their respective terms, and (ii) the provisions of Article XI; or (b) the liability of any Person with respect to its own Intentional Fraud.
Article XI
GENERAL PROVISIONS
11.1.Notices. Any notice or other communication to be given by a Party to another Party in connection with this Agreement shall, except where otherwise specifically provided: (a) be in writing in the English language; (b) given by pre-paid registered post, by an internationally recognized courier company or by email to the relevant address or email address set forth for such Party on Schedule III attached hereto, or (c) by any other method approved in writing by the receiving Party. The relevant addresses and email addresses for each Party are set forth on Schedule III attached hereto. Any notice or other communication sent in accordance with this Section 11.1 shall be deemed to have been given and received: (a) if sent by pre-paid courier, on the earlier of the time of delivery and three Business Days after being sent to a representative of the courier service; (b) if sent by email, upon being sent, subject to no automated notification of delivery failure being received by the sender for all the recipient email addresses, except that if such time is outside of Working Hours, such notice or other communication shall instead be deemed given and received at the start of the next period of Working Hours; or (c) if sent by any other method approved by the recipient, upon the recipient giving written confirmation of receipt. Any Party may change any of its notice details by giving written notice of such to each other Party. Such notice shall take effect two Business Days after it is given (or on any later date specified in such notice). This Section 11.1 does not apply to the formal service of any court proceedings.
11.2.Interpretation. The words “hereof,” “herein,” “hereinafter,” “hereunder” and “hereto” and words of similar import refer to this Agreement as a whole and not to any particular section or subsection of this Agreement and reference to a particular section of this Agreement will include all subsections thereof, unless, in each case, the context otherwise requires. The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context shall require, any pronoun shall include all genders. When a reference is made in this Agreement to a Schedule or an Exhibit, such reference shall be to a Schedule or an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections or subsections, such reference shall be to a Section or subsection of this Agreement. Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The words “made available” mean that the subject documents or other materials were included in and available in the “Project Varna” online virtual data room hosted by Datasite at least three Business Days prior to the date of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity. The word “or” shall be disjunctive but not exclusive. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. References to any United States legal term for any action, remedy, method of financial proceedings, legal document, legal status, court, official or any legal concept or thing shall in respect of any jurisdiction other than the United States, be deemed to include what most nearly approximates in that jurisdiction to the United States legal term. References to Laws or Orders shall be construed also as references to all other Laws or Orders made under, or referred to in, such Laws or Orders, to such Laws or Orders as amended, re-enacted, consolidated or replaced, and to the application or interpretation of such Laws or Orders as affected by other Laws or Orders, from time to time. References to Governmental Entities shall include any entities which are successors to such entities, from time to time. References to documents (including this Agreement) include such documents as amended or varied in accordance with their terms, from time to time. References to a “Party” includes its successors in title, personal representatives and permitted assigns. All references to currency amounts in this Agreement shall mean United States dollars (unless otherwise expressly stated). For the purposes of applying a reference to a monetary sum not expressed in United States dollars, an amount in a different currency shall be deemed to be an amount in United States dollars translated at the Applicable Exchange Rate at the relevant date. References to writing shall include any modes of reproducing words in a legible and non-transitory form, including emails.
11.3.Counterparts; Electronic Delivery. This Agreement, the Transaction Documents and each other document executed in connection with the Transactions, and the consummation thereof, may be executed in counterparts, all of which shall be considered one and the same document and shall become effective when such counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Delivery by electronic transmission to counsel for the other Parties of a counterpart executed by a Party shall be deemed to meet the requirements of the previous sentence. The exchange of a fully executed Agreement (in counterparts or otherwise) in pdf, DocuSign or similar format and transmitted by facsimile or email shall be sufficient to bind the Parties to the terms and conditions of this Agreement.
11.4.Entire Agreement; Third-Party Beneficiaries. This Agreement, including the Schedules, Exhibits and Annexes hereto, the other Transaction Documents and any other documents and instruments and agreements among the Parties or their respective Affiliates as contemplated by or referred to herein: (a) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior and current agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof; and (b) are not intended to confer upon any other Person other than the Parties any rights or remedies; provided, however, that (i) each VEON D&O Indemnified Party and each SPAC D&O Indemnified Party (and their respective successors, heirs and representatives) are intended third-party beneficiaries of, and may enforce, the provisions of Section 7.13 and this Section 11.4, (ii) each Sponsor is an intended third-party beneficiary of, and may enforce, Section 7.14(a), Section 7.14(d) and Section 11.4, (iii) the Company non-recourse parties and the SPAC non-recourse parties (and their respective successors, heirs and representatives) are intended third-party beneficiaries of, and may enforce, the provisions of this Section 11.4 and (iv) Latham & Watkins (London) LLP is intended third-party beneficiaries of, and may enforce, the provisions of Section 11.15 that confer any right or privilege to such party.
11.5.Severability. In the event that any term, provision, covenant or restriction of this Agreement, or the application thereof, is held to be illegal, invalid or unenforceable under any present or future Law: (a) such provision will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom; and (d) to the extent necessary, the Parties shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.
11.6.Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that the rights of each Party to consummate the Transactions are special, unique and of extraordinary character and immediate and irreparable harm or damage would occur for which money damages would not be an adequate remedy in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to any other remedy to which either party is entitled at law or in equity, each Party shall be entitled to equitable remedies against another Party for its breach or threatened breach of this Agreement, including an injunction or injunctions to prevent breaches of this Agreement and specific enforcement of the terms and provisions of this Agreement, in each case, without the necessity of proving the inadequacy of money damages as a remedy and without bond or other security being required; provided that the Parties acknowledge that the enforcement of such remedies may not be possible in connection with the Ukraine Invasion and the Ukraine Invasion Measures. Each of the Parties hereby acknowledges and agrees that it may be difficult to prove damages with reasonable certainty, that it may be difficult to procure suitable substitute performance, and that injunctive relief and/or specific performance will not cause an undue hardship to the Parties. Each of the Parties hereby further acknowledges that the existence of any other remedy contemplated by this Agreement does not diminish the availability of specific performance of the obligations hereunder or any other injunctive relief. Each Party hereby further agrees that in the event of any action by any other party for specific performance or injunctive relief, it will not assert that a remedy at law or other remedy would be adequate or that specific performance or injunctive relief in respect of such breach or violation should not be available on the grounds that money damages are adequate or any other grounds.
11.7.Governing Law. This Agreement and the consummation of the Transactions, and any action, suit, dispute, controversy or claim arising out of this Agreement and the consummation of the Transactions, or the validity, interpretation, breach or termination of this Agreement and the consummation of the Transactions, shall be governed by and construed in accordance with the internal law of the State of Delaware regardless of the law that might otherwise govern under applicable principles of conflicts of law thereof; with the exception, that (a) the Transfer Deed and the matters involving the internal corporate affairs of the Company and the Sale shall be governed by and construed in accordance with the laws of the Netherlands and (b) the statutory and fiduciary and other duties of the directors of the SPAC and the directors of Merger Sub, the Merger, the vesting of the rights, property, choses in action, business, undertaking, goodwill, benefits, immunities and privileges, contracts, obligations, claims, debts and liabilities of pursuant to the Merger, the cancellation and conversion of the SPAC Ordinary Shares as the case may be, the rights set forth in Section 238 of the Companies Act, the internal corporate affairs of New PubCo shall be governed by and determined in accordance with the laws of Bermuda, and the internal corporate affairs of the Company and Merger Sub shall in each case be governed by the laws of the Cayman Islands.
11.8.Consent to Jurisdiction; Waiver of Jury Trial.
(a)Each of the Parties irrevocably consents to the exclusive jurisdiction and venue of any Delaware Chancery Court or Federal court of the United States of America sitting in Delaware, in each case in connection with any matter based upon or arising out of this Agreement, the other Transaction Documents and the consummation of the Transactions. Each Party and any Person asserting rights as a third-party beneficiary may do so only if he, she or it hereby waives, and shall not assert as a defense in any legal dispute, that: (a) such Person is not personally subject to the jurisdiction of the above named courts for any reason; (b) such Proceeding may not be brought or is not maintainable in such court; (c) such Person’s property is exempt or immune from execution; (d) such Proceeding is brought in an inconvenient forum; or (e) the venue of such Proceeding is improper. Each Party and any Person asserting rights as a third-party beneficiary hereby agrees not to commence or prosecute any such action, claim, cause of action or suit other than before one of the above-named courts, nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action, claim, cause of action or suit to any court other than one of the above-named courts, whether on the grounds of inconvenient forum or otherwise. Each Party hereby consents to service of process in any such proceeding in any manner permitted by the laws of the State of Delaware, and further consents to service of process by nationally recognized overnight courier service guaranteeing overnight delivery, or by registered or certified mail, return receipt requested, at its address specified pursuant to Section 11.1 and waives and covenants not to assert or plead any objection which they might otherwise have to such manner of service of process. Notwithstanding the foregoing in this Section 11.8, any Party may commence any action, claim, cause of action or suit in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.
(b)TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES AND ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY MAY DO SO ONLY IF HE, SHE OR IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS AGREEMENT, EACH OTHER TRANSACTION DOCUMENT AND THE CONSUMMATION OF THE TRANSACTIONS, AND FOR ANY COUNTERCLAIM RELATING THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL ASSERT IN SUCH LEGAL DISPUTE A NON-COMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS AND THE CONSUMMATION OF THE TRANSACTIONS. FURTHERMORE, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.
11.9.Rules of Construction. Each of the Parties agrees that it has been represented by independent counsel of its choice during the negotiation and execution of this Agreement and each Party hereto and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein and, therefore, waive the application of any Law or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.
11.10.Expenses. All expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such expenses, whether or not the Merger or any other Transaction is consummated; provided that if this Agreement is terminated in accordance with its terms, the Seller shall pay, or cause to be paid, all Seller Transaction Expenses and the SPAC shall pay, or cause to be paid, all SPAC Transaction Expenses. Notwithstanding anything to the contrary herein, if the Sale, the Merger and the other Transactions shall be consummated, New PubCo shall, on the Closing Date following the Closing, (a) pay or cause to be paid by wire transfer of immediately available funds, all Outstanding Seller Transaction Expenses and Outstanding SPAC Transaction Expenses and (b) reimburse or cause to be reimbursed to the applicable member of the VEON Group or Company Party all Seller Transaction Expenses other than Outstanding Seller Transaction Expenses, in each case, from the combined cash accounts of the SPAC and the Company Parties after the release of funds from the Trust Account and the PIPE Investments, if any.
11.11.Assignment. No Party may assign, directly or indirectly, including by operation of law, either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Parties. Subject to the first sentence of this Section 11.11, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.
11.12.Amendment. This Agreement may be amended by the Parties at any time by execution of an instrument in writing signed on behalf of each of the Parties.
11.13.Extension; Waiver. At any time prior to the Closing, the SPAC (on behalf of itself) and the Seller (on behalf of itself and the other Company Parties) may, to the extent not prohibited by applicable Laws: (a) extend the time for the performance of any of the obligations or other acts of the other Party; (b) waive any inaccuracies in the representations and warranties made to the other Party contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions for the benefit of such Party contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right. In the event any provision of any of the other Transaction Document in any way conflicts with the provisions of this Agreement (except where a provision therein expressly provides that it is intended to take precedence over this Agreement), this Agreement shall control.
11.14.Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, the Seller, the Company, New PubCo, Merger Sub or the SPAC as named parties hereto. (a) No past, present or future director, officer, employee, incorporator, member, partner, shareholder, Affiliate, agent, attorney, advisor or other representative of the Seller, any Company Party or of the SPAC and (b) no past, present or future director, officer, employee, incorporator, member, partner, shareholder, Affiliate (including the Sponsor), agent, attorney, advisor or other Representative of any of the foregoing shall have any liability (whether in Contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of any Company Party or the SPAC under this Agreement for any claim based on, arising out of, or related to this Agreement or the Transactions.
11.15.Company Legal Representation. Each Party hereby agrees for itself and on behalf of its shareholders, stockholders, members, owners, partners, Representatives and Affiliates, and each of their respective successors and assigns (all such parties, the “Waiving Parties”), that Latham & Watkins (London) LLP (or any of its successors) may represent any Company Party or any of its respective shareholders, stockholders, members, owners, partners, Representatives and Affiliates, in each case, in connection with any Proceeding or obligation arising out of or relating to this Agreement, any Transaction Document or the Transactions, and each Party, on behalf of itself and the other Waiving Parties, hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising therefrom or relating thereto. Each Party, for itself and the other Waiving Parties, acknowledges that the foregoing provision applies whether or not Latham & Watkins (London) LLP provides legal services to Company or its Affiliates after the Closing Date. Each of Party, for itself and the other Waiving Parties, hereby further irrevocably acknowledges and agrees that all privileged communications, written or oral, between a Company Party or any of its respective Affiliates and respective counsel, including Latham & Watkins (London) LLP, made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Proceeding arising out of or relating to, this Agreement, any Transaction Documents or the Transactions, or any matter relating to any of the foregoing, do not pass to the SPAC or the Sponsor notwithstanding the Merger, and instead survive, remain with and are controlled by the Company Parties (the “Company Party Privileged Communications”), without any waiver thereof. Each Party, on behalf of itself and the other Waiving Parties, agrees that none of them may use or rely on any of the Company Party Privileged Communications, whether located in the records or email server of a Group Company or otherwise (including in the knowledge or the officers and employees of a Group Company), in any Proceeding against or involving any Company Party after the Closing, and each of them agrees not to assert that any privilege has been waived as to the Company Party Privileged Communications.
11.16.Disclosure Schedules. The VEON Disclosure Schedule and the SPAC Disclosure Schedule shall each be arranged in separate parts corresponding to the numbered and lettered sections and subsections contained in this Agreement, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify only the particular representation or warranty set forth in the corresponding numbered or lettered Section or subsection of this Agreement, except to the extent that: (a) such information is cross-referenced in another part of the VEON Disclosure Schedule or the SPAC Disclosure Schedule, as applicable; or (b) it is reasonably apparent on the face of the disclosure (without reference to any document referred to therein or any independent knowledge on the part of the reader regarding the matter disclosed) that such information qualifies another representation and warranty of the Seller the Company, New PubCo or Merger Sub, on the one hand, or the SPAC, on the other hand, as applicable, in this Agreement. Certain information set forth in the VEON Disclosure Schedule and the SPAC Disclosure Schedule is or may be included solely for informational purposes, is not an admission of liability with respect to the matters covered by the information, and may not be required to be disclosed pursuant to this Agreement. The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the VEON Disclosure Schedule or the SPAC Disclosure Schedule is not intended to imply that such amounts (or higher or lower amounts) are or are not material, and no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the VEON Disclosure Schedule or the SPAC Disclosure Schedule in any dispute or controversy between the Parties as to whether any obligation, item or matter not described herein or included in the VEON Disclosure Schedule or the SPAC Disclosure Schedule is or is not material for purposes of this Agreement.
[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

VEON AMSTERDAM B.V.
By: /s/ Kaan Terzioglu
Name: Kaan Terzioglu
Title: Director
By: /s/ Maciej Wojtaszek
Name: Maciej Wojtaszek
Title: Director

VEON HOLDINGS B.V.
By: /s/ Kaan Terzioglu
Name: Kaan Terzioglu
Title: Director
By: /s/ Maciej Wojtaszek
Name: Maciej Wojtaszek
Title: Director

[Signature Page to Business Combination Agreement]

KYIVSTAR GROUP LTD.
By: /s/ Kaan Terzioglu
Name: Kaan Terzioglu
Title: Director

VARNA MERGER SUB CORP.
By: /s/ Kaan Terzioglu
Name: Kaan Terzioglu
Title: Director

[Signature Page to Business Combination Agreement]

COHEN CIRCLE ACQUISITION CORP. I
By: /s/ Betsy Z. Cohen
Name:    Betsy Z. Cohen
Title:    President and Chief Executive Officer
[Signature Page to Business Combination Agreement]

Schedule I
Adjusted Cash

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Schedule II
Seller Share Consideration Number Actions

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Schedule III
Notices
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Exhibit A
Form of Seller Loan Note

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Exhibit B
Pro Forma Capitalization Table

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